Exhibit 99.2


                                APPRAISAL REPORT

                                  Prepared For


                 BOARD OF DIRECTORS OF FSP ADDISON CIRCLE CORP.
                       & FRANKLIN STREET PROPERTIES CORP.
                         401 EDGEWATER PLACE, SUITE 200
                       WAKEFIELD, MASSACHUSETTS 01880-6210


                           COMPLETE SUMMARY APPRAISAL

                            COLLINS CROSSING BUILDING

                          1500 & 1600 GREENVILLE AVENUE

                             RICHARDSON, TEXAS 75080


                                   Prepared By

                         Bryan E. Humphries & Associates
                              4054 McKinney Avenue
                                    Suite 210
                               Dallas, Texas 75204


Humphries & Associates                                              D-7U/04-1991

July 23, 2004


Board of Directors of FSP Collins Crossing Circle Corporation and
Franklin Street Properties Corporation
401 Edgewater Place, Suite 200
Wakefield, Massachusetts 01880-6210

Attention:  Ms. Janet Notopoulos
            President

Reference:  COMPLETE SUMMARY APPRAISAL
            Multi-Tenant Office Building & Excess Land
            Collins Crossing Building
            1500 & 1600 Greenville Avenue
            Richardson, Texas 75080

Dear Ms. Notopoulos:

We have inspected and appraised the property as described herein. Conditions pertinent to or indicative of the value of the property were investigated.

This report sets forth our findings and conclusions derived therefrom, together with various exhibits that are considered necessary to explain the processes followed in this appraisal. To the best of my knowledge, this appraisal is in conformance with the current appraisal requirements of the Appraisal Institute, the Appraisal Foundation's Uniform Standards of Professional Appraisal Practice and the client's appraisal instructions.

The Appraisal Institute conducts a voluntary program of continuing education for its designated members. MAIs and SRAs who meet the minimum standards of this program are awarded periodic educational certification. I am currently certified under this program.


Humphries & Associates                                              D-7U/04-1991

FSP Investments, LLC.
Re: Collins Crossing Office Bldg. & Excess Land
July 23, 2004


The employment of the appraiser was not conditioned upon the appraisal producing a specific value or a value within the given range.

An exposure period of twelve months is considered appropriate for the Subject Property.

Moreover, we hereby consent to a description and inclusion of the appraisal report in any document required to be filed with the Securities and Exchange Commission and distributed to the stockholders of companies, which the client is considering acquiring.

The estimated "As Is" Leased Fee Market Value of the Subject improvements, and "As Is" Fee Simple Market Value of the Excess Land, as of July 8, 2004, subject to the Assumptions and Limiting Conditions stated herein, is:

      Leased Fee Market Value "As Is" of Improvements*           $47,100,000**

      Fee Simple Market Value "As Is" of Excess Land*            $ 1,400,000

*See Summary of Facts page for value definition **Not including excess land.


Respectfully submitted,

BRYAN E. HUMPHRIES & ASSOCIATES


Bryan E. Humphries, MAI                               Greg Connelly
President                                             Appraiser
TX-1320676-G                                          TX-1324452-G

GC/D-7U/04-1991


Humphries & Associates                                              D-7U/04-1991

                                TABLE OF CONTENTS

SUMMARY OF FACTS...........................................................I-1

MARKETING PERIOD...........................................................I-2

SUBJECT PROPERTY OWNERSHIP HISTORY.........................................I-3

ASSUMPTIONS AND LIMITING CONDITIONS........................................I-4

PURPOSE, SCOPE AND FUNCTION OF APPRAISAL...................................I-7

APPRAISAL PROCEDURE.......................................................I-10

GENERAL INFORMATION

REGIONAL AREA ANALYSIS....................................................II-1

NEIGHBORHOOD TRENDS......................................................III-1
   Neighborhood Map

SUBJECT PROPERTY..........................................................IV-1
    Survey/Site Plan           Flood Plain Map         Floor Plans
    Legal Description          Zoning Map              Building Elevation

APPRAISAL

HIGHEST AND BEST USE.......................................................V-1

LAND VALUATION............................................................VI-1
   Comparable Sales and Map

VALUE INDICATED BY COST APPROACH.........................................VII-1

MARKET ANALYSIS  .......................................................VIII-1
    Rent Comparables & Map

VALUE INDICATED BY INCOME APPROACH........................................IX-1

VALUE INDICATED BY MARKET DATA APPROACH....................................X-1
    Improved Sales & Map

CORRELATIONS AND CONCLUSIONS..............................................XI-1

CERTIFICATE...............................................................XI-3
QUALIFICATIONS


Humphries & Associates                                              D-7U/04-1991

                                SUMMARY OF FACTS


Date of Appraisal and Inspection:      July 8, 2004

Dates of Preparation:                  July 8, 2004 - July 23, 2004

Purpose of Appraisal:                  To estimate the Leased Fee and Fee
                                       Simple Market Value "As Is" of the
                                       Subject Property.

Physical Description

Type Property:                         Multi-Tenant, 11-Story Office Building
                                       Collins Crossing Office Building
                                       1500 and 1600 Greenville Avenue
                                       Richardson, Texas 75080

Land Area:                             6.509 Acres or 283,550 SF (Building Site)
                                       3.552 Acres or 154,717 SF (Excess Land)

Building Area:                         322,264 SF - Gross Building Area
                                       298,766 SF - Net Rentable Area

Year Built:                            1999

Zoning:                                "PD" Ordinance 3123-A & 3277-A

Valuation

Highest and Best Use "As Vacant"       Office Development
Highest and Best Use "As Improved"     Office Development

Rights Being Appraised:                Leased Fee and Fee Simple Interest

Estimated Improved Land Value:         $2,600,000

Estimated Excess Land Value:           $1,400,000

Estimated Value by Cost Approach
   "As Is"                             $46,000,000*

Estimated Value by Income Approach:
   "As Is"                             $47,100,000*

*Not including Excess Land


Humphries & Associates                I - 1                         D-7U/04-1991

Estimated Value Range by Market Approach:
   "As Is"                                $46,300,000 to  $47,800,000*

*Not including Excess Land


Final Value Estimate

"As Is" Market Value - Leased Fee         $47,100,000

"As Is" Market Value - Fee Simple         $ 1,400,000

An estimate of the Leased Fee and Fee Simple "As Is" Market Value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date the Subject was inspected (7/8/04), other than those described in the cover letter and Assumptions and Limiting Conditions of this report


Humphries & Associates                I - 2                         D-7U/04-1991

                          EXPOSURE PERIOD/MARKEING TIME


A reasonable exposure period is the amount of time in the past necessary to expose a property to the open market in order to achieve a sale. The estimated marketing time is the length of time it would probably take to sell the property if it were placed on the market on the date of the "As Is" value. Exposure period and marketing time are two distinct time periods.

Miller Commercial has conducted a market survey of reasonable marketing periods for all property types. Their year-end 2003 survey indicates that Class A suburban office buildings needed an average of 9.8 months to sell and Class B space needed an average of 11.7 months to sell. The survey respondents indicated that a property's location is the most important factor in determining a marketing time. Based on the year-end 2003 Miller Commercial Survey and conversations with local real estate brokers and owners. The area has had strong demand for properties and the typical exposure time for reasonably priced properties in the area has been 6-7 months. They also indicated that the strong demand should continue over the next year.

Considering the estimated value arrived at and the Subject Property's location, an estimated exposure period of 12 months is considered appropriate for the Subject. Based upon conversations with local brokers, for well-leased properties such as the Subject, marketing times in the future are considered to remain at 12 months.


Humphries & Associates                I - 3                         D-7U/04-1991

                      SUBJECT PROPERTY OWNERSHIP HISTORY


The Appraisal Institute requires appraisals to consider, analyze, and disclose in reasonable detail any prior sales of the property being appraised that occurred within the three year time period preceding the date of appraisal and to consider, analyze, and disclose in reasonable detail any current agreement of sale, option, or listing of the property being appraised.

The Subject Property was purchased by TR Commercial Realty, Ltd. as a 10.061-acre vacant tract of land on October 23, 1997. The buyer subsequently constructed an 11-story, 298,766 NRSF office building and a six-level parking garage on 6.509 acres. The remaining 3.552-acre tract is considered excess land. The property (improved and vacant tract) was purchased by FSP Collins Crossing, LP for $45,175,000 on March 3, 2003. The sale was an arm's length transaction on an all cash basis. No other sales transactions have occurred during the past three years.

The Subject Property is not currently listed for sale and there are no known sales contracts.


Humphries & Associates                I - 4                         D-7U/04-1991

                      ASSUMPTIONS AND LIMITING CONDITIONS


1. It is assumed that title to the property herein appraised is good and merchantable, and in fee simple. The value is reported without regard to questions of title, boundaries, encroachments, environmental regulations, licenses, or other matters of a legal nature unless noncompliance has been stated, defined, and considered in the appraisal report.

2. The value is estimated under the assumption that there will be no international or domestic political, economic, or military actions that will seriously affect real estate values throughout the country.

3. Certain information concerning market and operating data was obtained from others. This information is verified and checked, where possible, and is used in this appraisal only if it is believed to be accurate and correct. However, such information is not guaranteed. Dimensions and areas of the Subject Property and of the comparables were obtained by various means and are not guaranteed to be exact.

4. Real estate values are influenced by a number of external factors. The information contained herein is all of the data we consider necessary to support the value estimate. We have not knowingly withheld any pertinent facts, but we do not guarantee that we have knowledge of all factors which might influence the value of the Subject Property. Due to rapid changes in external factors, the value estimate is considered to be reliable only as of the date of the appraisal.

5. Opinions of value contained herein are estimates. This is the definition of an appraisal. There is no guarantee, written or implied, that the Subject Property will sell for the estimated value. The estimated value assumes that the property is under responsible ownership and has competent and prudent management.

6. The appraiser will not be required to provide testimony or attendance in court or before other legal authority by reason of this appraisal without prior agreement and arrangement between the employer and the appraiser.

7. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute. Neither all nor any part of the contents of this report (especially any opinions, analyses, or conclusions concerning value, the identity of the appraiser or the firm with which he is connected, or any reference to the Appraisal Institute or the M.A.I. or SRA Designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, prospectus for securities, or any other public means of communication without prior written consent and approval of the undersigned.


Humphries & Associates                I - 5                         D-7U/04-1991

8. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures which would render it more or less valuable, except as stated in this report. No responsibility is assumed for such conditions or for engineering which may be required to discover them. It is assumed that a prudent owner/buyer would allow inspection of the property by a qualified soils or structure engineer if conditions so required.

9. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the land. The allocation of value for land and improvements, if presented, must not be used in conjunction with any other appraisal and are invalid if so used.

10. Estimates of costs to cure deferred maintenance are difficult at best. Contractors approach such problems in various ways. The estimates, if any, provided within this report are probable costs given current market conditions, available information, and the appraiser's expertise.

11. No environmental impact studies were requested or made in conjunction with this appraisal, and the appraiser hereby reserves the right to alter, amend, revise, and/or rescind the value opinions based upon any subsequent environmental impact studies, research, or investigation.

12. This appraisal was prepared by Bryan E. Humphries & Associates and consists of trade secrets and commercial or financial information which is privileged and confidential and is exempted from disclosure under 5 U.S.C. 552 (b) (4). Please notify Bryan E. Humphries & Associates of any request of reproduction of this appraisal.

13. Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyl, petroleum leakage, or agricultural chemicals, which may or may not be present on the property or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser's inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value estimated is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, nor for any expertise or engineering knowledge required to discover them.

14. Anyone acting in reliance upon the opinions, judgments, conclusions, or data contained herein, who has the potential for monetary loss due to the reliance thereon, is advised to secure an independent review and verification of all such conclusions and/or facts. The user agrees to


Humphries & Associates                I - 6                         D-7U/04-1991
      notify the appraiser prior to any irrevocable loan or investment decision of any error which would reasonably be determined from a thorough and knowledgeable review.

15. By acceptance and use of this report, the user agrees that any liability for errors, omissions or judgment of the appraiser is limited to the amount of the fee charged.

16.   The limiting condition relating to the ADA is as follows:

      This appraisal has not considered the effects of the enactment of the Americans with Disabilities Act of 1990 (ADA), which initially became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. Standards of this act are designed to provide access to all public facilities to all persons, regardless of mobility limitations. The act provides forceful encouragement for commercial establishments to enhance their accessibility and requires that renovations after this date fully comply with the access standards established by the Architectural and Transportation Barriers Compliance Board. Enhancements to buildings must be readily achievable and able to be carried out without much difficulty or expense. The act recognizes that "readily achievable" is different for companies depending on their resources. The first priority is to provide access from sidewalks, parking and transportation areas, with the second priority being to provide access to areas where goods and services are available to the public. Finally, access to restroom facilities must accommodate all persons. The modifications and costs that may be necessary for the property to conform to ADA can be ascertained only by a qualified architect. Should such a study be undertaken, and should the retrofit costs, if any, become known, then the appraisers reserve the right to re-evaluate the Subject Property.

17.   This appraisal specifically assumes the following:

      - The legal description and survey provided by the client indicates a land area of 283,550 SF or 6.509 acres for the building site and
            3.552 acres or 154,717 SF for the excess land tract.

      - According to the construction plans and rent roll, the gross building area is 322,264 SF with a net rentable area of 298,766 SF. The parking garage has a gross building area of 288,300 SF as indicated by the Dallas County Appraisal District. According to the rent roll provided by the seller, the net rentable area is 300,846 SF with 2,080 SF of vacant space. Jeff Carter with Trammel Crow (seller) stated that the 2,080 SF is unaccountable space and that the Subject is 100% leased. For our analysis, the NRA of 298,766 SF is assumed correct.


Humphries & Associates                I - 7                         D-7U/04-1991

                           PURPOSE OF THE APPRAISAL


The purpose of this appraisal is to estimate the "As Is" Market Value of the Subject Property. The rights being appraised are the Leased Fee and Fee Simple Interest in the property. These are defined as of July 8, 2004 as follows.

                                   Definitions

Market Value Definitions

Market Value, for the purpose of this appraisal, is defined by the Office of the Comptroller of the Currency under 12 CFR, Part 34, Subpart C-Appraisals, 34.42 Definitions.

The most probable price which a property should bring in a competitive and open market under all conditions requisite to fair sale, the buyer and seller, each acting prudently, knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.    Buyer and seller are typically motivated;

2. Both parties are well informed or well advised, and each acting in what they consider their own best interests;.

3.    A reasonable time is allowed for exposure in the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

Market Value "As Is" is defined by the Appraisal Institute's The Appraisal of Real Estate book, 12th edition, 2001, as:

"An estimate of the Market Value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications of the Subject Property as of the date of appraisal".


Humphries & Associates                I - 8                         D-7U/04-1991

Leased Fee

Leased Fee, according to the Appraisal Institute's The Appraisal of Real Estate book, 12th Edition, 2001, is defined as:

      "A Leased Fee Estate is an ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased Fee are specified by contract terms contained within the lease."

Fee Simple

According to the Appraisal Institute's The Appraisal of Real Estate book, 12th Edition, 2001, Fee Simple is defined as follows:

      "A Fee Simple Estate implies absolute ownership unencumbered by any other interest of estate."

                               Scope of Appraisal

The scope of the appraisal assignment is to estimate the Leased Fee and Fee Simple Market Value of the Subject Property via a narrative appraisal format in conformance with the Appraisal Foundation's Uniform Standards of Professional Appraisal Practice (USPAP) and the Appraisal Institute Standards.

The scope of this appraisal assignment included the following:

-     A summary of regional area and neighborhood characteristics.

- A physical inspection of the Subject Property as to its condition and characteristics.

- A search of public records pertaining to the Subject - i.e., zoning regulations, real estate tax and assessment information, sales history, easements, public and/or private deed restrictions, etc.

- Analysis of physically possible uses, legally permissible uses, financially practical uses and maximally productive uses of the Subject Property to estimate the Highest and Best Use.

- An estimation of the Subject Property's reproduction cost new less depreciation using Marshal and Swift's Commercial Cost estimator 7.0.


Humphries & Associates                I - 9                         D-7U/04-1771

- An estimation of the market rent, vacancy and expenses based upon market surveyed data, capitalizing the estimated NOI into a value at a market determined rate.

- Research of land and improved sales through sources such as county deed records, conversations with local real estate brokers and appraisers in addition to the buyers and sellers of real property.

- Analysis of the Subject Property's market segment with the underlying supply and demand factors for comparable properties.

- An inspection of all rent and sale comparables including the neighborhood by the appraisers.

-     Produce a narrative appraisal report as discussed in the Appraisal
      Procedure.

                              Function/Intended Use

This appraisal is for use by the client (Franklin Street Properties Corp. and FSP Collins Crossing Corp. Board of Directors) for asset valuation purposes. It may be used in connection with the acquisition, disposition and financing of the sale of the property. This is a complete, summary appraisal that is intended for asset valuation.

                              Competency Statement

The appraiser has valued over fifty office properties in various markets throughout the Dallas/Fort Worth area over the past five years. For the Subject Neighborhood, several improved and vacant office properties have been appraised in the past two years. For these reasons, the appraiser has the professional competency required to appraise the Subject Property.

Mr. Humphries was designated a Member of The Appraisal Institute (MAI) in 1982. Mr. Humphries is a State Certified Appraiser in the State of Texas. The certificate number is as follows:

Bryan E. Humphries                        TX-1320676-G
Greg Connelly                             TX-1324452-G

As a result of the experience and expertise, Mr. Humphries and Mr. Connelly possess the professional competency required to conclude a reliable opinion of value.


Humphries & Associates                I - 10                        D-7U/04-1771

                               APPRAISAL PROCEDURE

The procedures followed in this appraisal revolve around an analysis of various factors that affect the value of the Subject Property. Included in this analysis was an investigation into such matters as the physical attributes of the Subject Property, area and neighborhood market trends, and general social, economic, political, and environmental considerations. The valuation process that serves as a basis for estimating the value of the Subject Property employs as many separate appraisal techniques as are appropriate. The value of the Subject Property is estimated by applying specific appraisal procedures that reflect the following methods for mathematically analyzing data:

      COST APPROACH - An estimate of the present reproduction cost of the improvements, less accrued depreciation, plus the land value. Depreciation includes a deduction from reproduction cost of the improvements due to physical, functional, and economic causes.

      INCOME APPROACH - Capitalization of the net income that the property is capable of producing. This approach, of course, is applicable only in income-producing properties.

      MARKET APPROACH - Comparison with similar properties that have sold in the market. This approach can be applied to land alone or to improved properties.

All three approaches are applicable in the valuation of the Subject Property. As addressed in the Correlations and Conclusions section of this report, the Income Approach is felt to best reflect the Market Value of the Subject Improvements. Only the Market Data Approach will be utilized to value the excess land.


Humphries & Associates                I - 11                        D-7U/04-1771

                                  Regional Map


                          [MAP OF DALLAS REGIONAL AREA]



Humphries & Associates                I - 12                        D-7U/04-1771

                             REGIONAL AREA ANALYSIS


The distinguishing economic influence on the value of real estate is location. Because of the immobility of real estate, it is dependent upon the external environment for support to make it economically viable. This economic environment is both general (the city, region, or area in which the property is located) and specific (the neighborhood).

Within an environment, four forces continually exert influence on real estate values. These forces are location, physical, social, and political/governmental forces. The purpose of the following Area Analysis is to define the area within which the actions of these four forces affect values of real estate similar to the Subject.

The Subject Property is located within the growth oriented Dallas/Fort Worth Consolidated Metropolitan Statistical Area, (CMSA) or as it is called locally, "The Metroplex."

This 16-county area surrounding the Cities of Dallas and Fort Worth, Texas has become one large economic area. The future external influences within this economic area will have a profound effect upon the Subject.

The following data is the most recent available data or year-end data for comparative purposes. Data is updated periodically as publications become available.

POPULATION - CONTINUES TO INCREASE

The following chart is a summary of population trends (as of January 1, 2003). The chart shows historical population trends and projected population trends for the CMSA, the Dallas Primary Metropolitan Statistical Area (PMSA)(1), the Fort Worth-Arlington PMSA(2), counties in each PMSA and major cities within the counties.

(1) Dallas PMSA - Includes Collin, Dallas, Denton, Ellis, Kaufman and Rockwall Counties.
(2) Fort Worth/Arlington PMSA - Includes Johnson, Parker and Tarrant Counties.
(3) CMSA - All counties in both PMSA's plus the counties of Palo Pinto, Navarro, Hunt, Hood, Erath, Somervell and Wise.


Humphries & Associates               II - 1

The CMSA(3), as a whole, has grown very rapidly since 1970. From 1970 to 2003, the population in the Metroplex increased by an estimated 3,206,832, or about 97,177 people per year. This is a compounded annual average growth rate of 2.56% per year. The 1990 population for the CMSA was 4,111,750. The estimated 2003 population of 5,713,450 is an increase of 1,601,700 (2.59% growth per year compounded) people per year from 1990-2003. The rate of increase is projected to remain constant at +/-50,000 - 75,000 people during the next few years.

Dallas County accounted for approximately 31% of the CMSA's growth from 1970 to 2003. The 2003 estimated population of Dallas County is 2,285,600. Tarrant County accounted for approximately 26% of the growth of the CMSA from 1970 to 2003. The 2003 estimated Tarrant County population is 1,553,850.

The greatest percentage growth has occurred in Collin and Denton Counties. The 2003 population in Collin County of 576,350 is a 6.52% compounded annual increase over the 1990 population of 264,036. Since 2000, the annual compounded population growth rate has eased slightly to 5.68%.

The 2003 population in Denton County of 504,750 is a 5.17% annual compounded increase over the 1990 population of 273,525. Since 2000, the annual compounded population growth rate has slightly increased to 5.52%.

The following is a summary of Metroplex population trends for the CMSA, the PMSA's, counties and major cities.


Humphries & Associates               II - 2

                                                                                    Revised
                                      Final       Final       Final       Final    Estimated    Estimated    Growth
                                     Census      Census     Census      Census     Population  Population     Rate
                                     4/1/70      4/1/80     4/1/90      4/1/00       1/1/02      1/1/03    2002-2003

Collin County                        66,920     144,576     264,036     491,675      549,350     576,350      4.91%

    Allen*                            1,940       8,314      19,315      43,554       52,400      56,750      8.30%
    Anna                                736         855         904       1,225        1,200       1,200      0.00%
    Celina                            1,272       1,520       1,737       1,861        2,300       2,850     23.91%
    Fairview                            463         893       1,554       2,644        3,350       3,550      5.97%
    Farmersville                      2,311       2,360       2,640       3,118        3,200       3,200      0.00%
    Frisco                            1,845       3,499       6,138      33,714       50,100      55,400     10.58%
    Lowry Crossing                       NI         443         865       1,229        1,300       1,300      0.00%
    Lucas                               540       1,370       2,205       2,890        3,100       3,300      6.45%
    McKinney                         15,193      16,256      21,283      54,369       64,900      73,550     13.33%
    Melissa                              NI         604         557       1,350        1,450       1,700     17.24%
    Murphy                              261       1,150       1,547       3,099        5,350       6,450     20.56%
    Parker                              367       1,098       1,213       1,379        1,500       1,500      0.00%
    Plano                            17,872      72,331     127,885     222,030      234,100     237,950      1.64%
    Princeton                         1,105       3,408       2,448       3,477        3,500       3,500      0.00%
    Prosper                             501         675       1,018       2,097        2,400       2,700     12.50%
    Wylie                             2,675       3,152       8,716      15,132       18,350      21,350     16.35%
    Remainder of Collin County       17,049      18,207      27,693      36,769       41,400      43,600      5.31%
    Split Cities**                    2,790       8,441      36,318      61,738       59,450      56,500     -4.96%

Dallas County                     1,327,696   1,556,419   1,852,810   2,218,899    2,264,500   2,285,600      0.93%

    Addison                             593       5,553       8,783      14,166       14,700      14,750      0.34%
    Balch Springs                    10,464      13,746      17,406      19,375       19,400      19,400      0.00%
    Cedar Hill                        2,610       6,849      19,988      32,093       36,150      38,000      5.12%
    Cockrell Hill                     3,515       3,262       3,746       4,443        4,450       4,450      0.00%
    Coppell                           1,728       3,826      16,881      35,958       38,000      38,700      1.84%
    Dallas                          844,401     904,078   1,007,618   1,188,580    1,203,050   1,211,000      0.66%
    DeSoto                            6,617      15,538      30,544      37,646       39,550      41,100      3.92%
    Duncanville                      14,105      27,781      35,008      36,081       36,200      36,300      0.28%
    Farmers Branch                   27,492      24,863      24,250      27,508       27,800      28,000      0.72%
    Garland                          81,437     138,857     180,635     215,768      220,700     222,350      0.75%
    Glenn Heights                       257       1,033       4,564       7,224        7,800       8,050      3.21%
    Grand Prairie                    50,904      71,462      99,606     127,427      134,600     137,850      2.41%
    Highland Park                    10,133       8,909       8,739       8,842        8,900       8,900      0.00%
    Hutchins                          1,715       2,837       2,719       2,805        2,700       2,700      0.00%
    Irving                           97,260     109,943     155,037     191,615      195,800     197,850      1.05%
    Lancaster                        10,522      14,807      22,117      25,894       27,550      28,700      4.17%
    Mesquite                         55,131      67,053     101,484     124,523      128,050     129,650      1.25%
    Richardson                       48,405      72,496      74,840      91,802       94,150      95,650      1.59%
    Rowlett                           2,243       7,522      23,260      44,503       47,950      49,500      3.23%
    Sachse                              777       1,640       5,346       9,751       12,200      13,050      6.97%
    Seagoville                        4,390       7,304       8,969      10,823       11,100      11,450      3.15%
    Sunnyvale                           995       1,404       2,228       2,693        3,200       3,450      7.81%
    University Park                  23,498      22,254      22,259      23,324       23,300      23,300      0.00%
    Wilmer                            1,922       2,367       2,479       3,393        3,100       3,100      0.00%
    Remainder of Dallas County       18,941       9,181       6,197       8,259        8,550       8,800      2.92%
    Split Cities**                    7,641      11,854     -31,893     -75,597      -84,450     -90,450      7.10%

Denton County                        75,633     143,126     273,525     432,976      474,850     504,750      6.30%

    Argyle                              443       1,111       1,575       2,365        2,550       2,650      3.92%
    Aubrey                              731         948       1,138       1,500        1,650       1,750      6.06%
    Bartonville                          NI         441         849       1,093        1,200       1,200      0.00%


Humphries & Associates               II - 3

                                        Final       Final      Final       Final     Estimated   Estimated    Growth
                                       Census      Census     Census      Census     Population  Population    Rate
                                       4/1/70      4/1/80     4/1/90      4/1/00       1/1/02      1/1/03    2002-2003

    Carrollton                         13,855      40,595      82,169     109,576      112,250     113,750      1.34%
    Corinth                               461       1,264       3,944      11,325       14,950      15,800      5.69%
    Denton                             39,874      48,063      66,270      80,537       85,800      90,200      5.13%
    Double Oak                             NI         836       1,664       2,179        2,250       2,300      2.22%
    Flower Mound                        1,685       4,402      15,527      50,702       55,450      57,700      4.06%
    Hickory Creek                         218       1,422       1,893       2,078        2,250       2,250      0.00%
    Highland Village                      516       3,246       7,027      12,173       12,750      13,150      3.14%
    Justin                                741         920       1,234       1,891        1,950       2,150     10.26%
    Krum                                  454         917       1,542       1,979        2,050       2,050      0.00%
    Lake Dallas                         1,431       3,177       3,656       6,166        6,400       6,500      1.56%
    Lewisville                          9,264      24,273      46,521      77,737       80,900      83,850      3.65%
    Little Elm                            363         926       1,255       3,646        7,450      11,200     50.34%
    Oak Point                              NI         387         645       1,747        1,950       1,950      0.00%
    Pilot Point                         1,663       2,211       2,538       3,538        3,700       3,750      1.35%
    Roanoke                               817         910       1,616       2,810        3,850       4,650     20.78%
    Sanger                              1,603       2,754       3,514       4,534        4,700       4,800      2.13%
    Shady Shores                          543         813       1,045       1,461        1,600       1,700      6.25%
    The Colony                             NI      11,586      22,113      26,531       31,000      34,250     10.48%
    Trophy Club                            NI          NI       3,922       6,350        6,900       7,000      1.45%
    Remainder of Denton County         12,826      19,042      26,578      41,147       43,650      44,950      2.98%
    Split Cities**                    -11,855     -27,583     -25,688     -21,305      -13,600      -6,100    -55.15%

Ellis County                           46,638      59,743      85,167     111,360      119,000     124,950      5.00%

    Ennis                              11,046      12,110      13,869      16,045       16,650      17,450      4.80%
    Ferris                              2,180       2,228       2,212       2,175        2,200       2,250      2.27%
    Italy                               1,309       1,306       1,699       1,993        2,050       2,050      0.00%
    Midlothian                          2,322       3,219       5,040       7,480        9,400      10,400     10.64%
    Oak Leaf                               NI          NI         984       1,209        1,250       1,250      0.00%
    Ovilla                                339       1,067       2,027       3,405        3,600       3,600      0.00%
    Palmer                                601       1,187       1,659       1,774        1,750       1,750      0.00%
    Red Oak                               767       1,882       3,124       4,301        5,250       5,700      8.57%
    Waxahachie                         13,452      14,624      17,984      21,426       21,250      22,450      5.65%
    Remainder of Ellis County          14,431      21,926      35,857      49,973       54,000      56,450      4.54%
    Split Cities**                        191         194         712       1,579        1,600       1,600      0.00%

Erath County                           18,141      22,560      27,991      33,001       34,000      35,000      2.94%

    Dublin                              2,810       2,723       3,190       3,754        3,900       3,950      1.28%
    Stephenville                        9,277      11,881      13,502      14,921       15,100      15,650      3.64%
    Remainder of Erath County           6,054       7,956      11,299      14,326       15,000      15,400      2.67%

Hood County                             6,368      17,714      28,981      41,100       43,650      44,950      2.98%

    Granbury                            2,473       3,332       4,045       5,718        6,000       6,150      2.50%
    Remainder of Hood County            3,895      14,382      24,936      35,382       37,650      38,800      3.05%

Hunt County                            47,948      55,248      64,343      76,596       80,050      81,950      2.37%

    Caddo Mills                           935       1,060       1,068       1,149        1,150       1,150      0.00%
    Commerce                            9,534       8,136       6,825       7,742        8,100       8,400      3.70%
    Greenville                         22,043      22,161      23,071      24,117       24,250      24,400      0.62%
    Quinlan                               844       1,002       1,360       1,370        1,350       1,350      0.00%
    West Tawakoni                         465         840         932       1,462        1,500       1,550      3.33%
    Wolfe City                          1,433       1,594       1,505       1,581        1,600       1,600      0.00%
    Remainder of Hunt County           12,694      20,455      29,582      39,420       42,100      43,500      3.33%


Humphries & Associates               II - 4

                                        Final       Final      Final       Final      Estimated    Estimated   Growth
                                       Census      Census     Census      Census     Population   Population    Rate
                                       4/1/70      4/1/80     4/1/90      4/1/00       1/1/02       1/1/03    2002-2003

    Alvarado                            2,129       2,701       2,918       3,288        3,450       3,550      2.90%
    Burleson                            7,713      11,734      16,113      20,976       22,850      24,050      5.25%
    Cleburne                           16,015      19,218      22,205      26,005       26,950      27,450      1.86%
    Grandview                             935       1,205       1,245       1,358        1,400       1,450      3.57%
    Joshua                                924       1,470       3,821       4,528        4,600       4,600      0.00%
    Keene                               2,440       3,013       3,944       5,003        5,500       5,650      2.73%
    Venus*                                414         518         977       1,892        2,000       2,000      0.00%
    Remainder of Johnson County        16,133      28,891      47,285      67,583       72,250      74,350      2.91%
    Split Cities**                       -934      -1,101      -1,343      -2,840       -3,100      -3,100      0.00%

Kaufman County                         32,392      39,015      52,220      71,313       76,950      80,700      4.87%

    Combine                               249         698       1,329       1,788        1,800       1,800      0.00%
    Crandall                              774         831       1,652       2,774        2,850       3,000      5.26%
    Forney                              1,745       2,483       4,070       5,588        5,750       6,400     11.30%
    Kaufman                             4,012       4,658       5,251       6,490        6,550       6,650      1.53%
    Kemp                                  999       1,035       1,184       1,133        1,150       1,150      0.00%
    Mabank                              1,239       1,443       1,458       2,151        2,400       2,450      2.08%
    Terrell                            14,182      13,225      12,490      13,606       13,950      14,350      2.87%
    Remainder of Kaufman County         9,320      14,779      25,494      38,717       43,450      45,850      5.52%
    Split Cities**                       -128        -137        -708        -934         -950        -950      0.00%

Navarro County                         31,150      35,323      39,926      45,124       45,800      46,450      1.42%

    Corsicana                          19,972      21,712      22,911      24,485       24,300      24,400      0.41%
    Kerens                              1,446       1,582       1,702       1,681        1,750       1,750      0.00%
    Remainder of Navarro County         9,732      12,029      15,313      18,958       19,750      20,300      2.78%

Palo Pinto County                      28,962      24,062      25,055      27,026       26,600      26,900      1.13%

    Mineral Wells                      18,411      14,468      14,935      16,946       16,100      16,100      0.00%
    Remainder of Palo Pinto            10,586       9,631      10,602      12,256       12,700      13,000      2.36%
County
    Split Cities**                        -35         -37        -482      -2,176       -2,200      -2,200      0.00%

Parker County                          33,888      44,609      64,785      88,495       94,800      98,450      3.85%

    Aledo                                 620       1,027       1,169       1,726        1,950       2,100      7.69%
    Annetta                                NI         454         672       1,108        1,150       1,150      0.00%
    Hudson Oaks                            NI         309         711       1,637        1,650       1,650      0.00%
    Reno                                  688       1,174       2,322       2,441        2,500       2,550      2.00%
    Springtown                          1,194       1,658       1,740       2,062        2,150       2,300      6.98%
    Weatherford                        11,750      12,049      14,804      19,000       19,900      20,550      3.27%
    Willow Park                           230       1,113       2,328       2,849        2,900       3,000      3.45%
    Remainder of Parker County         18,617      25,895      39,354      53,933       58,850      61,400      4.33%
    Split Cities**                        789         930       1,685       3,739        3,750       3,750      0.00%

Rockwall County                         7,046      14,528      25,604      43,080       48,550      51,800      6.69%

    Heath                                 520       1,459       2,108       4,149        4,900       5,300      8.16%
    Rockwall                            3,121       5,939      10,486      17,976       21,050      22,850      8.55%
    Royse City                          1,535       1,566       2,206       2,957        3,550       4,100     15.49%
    Remainder of Rockwall County        1,605       4,567       7,525      10,809       11,800      12,350      4.66%
    Split Cities**                        265         997       3,279       7,189        7,250       7,200     -0.69%
    Glen Rose                           1,554       2,075       1,949       2,122        2,300       2,300      0.00%
    Remainder of Somervell County       1,239       2,079       3,411       4,687        5,100       5,250      2.94%


Humphries & Associates               II - 5

                                       Final       Final      Final       Final     Estimated    Estimated    Growth
                                      Census      Census     Census      Census     Population  Population     Rate
                                      4/1/70      4/1/80     4/1/90      4/1/00       1/1/02      1/1/03    2002-2003

Tarrant County                        715,587     860,880   1,170,103   1,446,219    1,507,500   1,553,850      3.07%

    Arlington                          90,229     160,113     261,717     332,969      344,050     352,450      2.44%
    Azle                                4,493       5,822       8,868       9,600        9,750       9,850      1.03%
    Bedford                            10,049      20,821      43,762      47,152       47,500      48,300      1.68%
    Benbrook                            8,169      13,579      19,564      20,208       20,600      20,700      0.49%
    Blue Mound                          1,283       2,169       2,133       2,388        2,400       2,400      0.00%
    Colleyville                         3,342       6,700      12,724      19,636       19,950      20,150      1.00%
    Crowley                             2,662       5,852       6,974       7,467        7,850       8,350      6.37%
    Dalworthington Grdns                  757       1,100       1,758       2,186        2,250       2,250      0.00%
    Edgecliff Village                   1,143       2,695       2,715       2,550        2,550       2,550      0.00%
    Euless                             19,316      24,002      38,149      46,005       47,750      49,750      4.19%
    Everman                             4,570       5,387       5,672       5,836        5,800       5,800      0.00%
    Forest Hill                         8,236      11,684      11,482      12,949       11,550      11,650      0.87%
    Fort Worth                        393,455     385,164     447,619     534,694      557,750     577,500      3.54%
    Grapevine                           7,049      11,801      29,198      42,059       42,750      43,600      1.99%
    Haltom City                        28,127      29,014      32,856      39,018       39,450      39,500      0.13%
    Haslet                                276         262         795       1,134        1,150       1,200      4.35%
    Hurst                              27,215      31,420      33,574      36,273       36,550      36,750      0.55%
    Keller                              1,474       4,156      13,683      27,345       30,000      31,800      6.00%
    Kennedale                           3,076       2,594       4,096       5,850        6,050       6,150      1.65%
    Lake Worth                          4,958       4,394       4,591       4,618        4,650       4,650      0.00%
    Lakeside                              988         957         816       1,040        1,050       1,100      4.76%
    Mansfield                           3,658       8,102      15,615      28,031       32,200      35,950     11.65%
    N. Richland Hills                  16,514      30,592      45,895      55,635       58,550      59,800      2.13%
    Pantego                             1,779       2,431       2,371       2,318        2,700       2,650     -1.85%
    Pelican Bay                            NI          NI       1,271       1,505        1,550       1,550      0.00%
    Richland Hills                      8,865       7,977       7,978       8,132        8,250       8,250      0.00%
    River Oaks                          8,193       6,890       6,580       6,985        7,000       7,000      0.00%
    Saginaw                             2,382       5,736       8,551      12,374       14,750      15,850      7.46%
    Sansom Park                         4,771       3,921       3,928       4,181        4,150       4,150      0.00%
    Southlake                           2,031       2,808       7,082      21,519       23,600      24,150      2.33%
    Watauga                             3,778      10,284      20,009      21,908       23,000      23,750      3.26%
    Westworth Village                   4,578       3,651       2,350       2,124        1,700       1,700      0.00%
    White Settlement                   13,449      13,508      15,472      14,831       15,050      15,250      1.33%
    Remainder of Tarrant County        23,122     288,897      32,416      37,410       41,850      43,800      4.66%
    Split Cities**                      1,600       6,397      17,839      28,289       31,750      33,550      5.67%

Wise County                            19,687      26,575      34,679      48,793       52,550      54,200      3.14%

    Alvord                                791         874         865       1,007        1,050       1,100      4.76%
    Boyd                                  695         889       1,041       1,099        1,100       1,100      0.00%
    Bridgeport                          3,614       3,737       3,581       4,309        5,000       5,100      2.00%
    Decatur                             3,240       4,104       4,245       5,201        5,200       5,250      0.96%
    Runaway Bay                            NI          29         700       1,104        1,100       1,150      4.55%
    Remainder of Wise County           11,347      16,942      24,247      36,073       39,100      40,500      3.58%

Nine County Urban Area              2,351,569   2,930,545   3,885,415   5,030,828    5,271,400   5,416,450      2.75%
(Collin, Dallas, Denton, Ellis
Johnson, Kaufman, Parker,
Rockwall, Tarrant)
NCTCOG Region (16 counties)         2,506,618   3,116,181   4,111,750   5,309,277    5,561,450   5,713,450      2.73%

*2000 population totals have been officially changed by the Census Bureau
** Split Cities - Represent corporate boundaries that extend into another county


Humphries & Associates               II - 6

==================================================================================================================
                                                 SPLIT CITY TOTALS
------------------------------------------------------------------------------------------------------------------
        Added to             Split Cities       Population         Added to           Split Cities     Population
------------------------------------------------------------------------------------------------------------------
Collin County             Dallas                  46,886        Ellis County           Cedar Hills            55
                          Garland                     97                               Glenn Heights       1,669
                          Richardson              24,101                               Grand Prairie          52
                          Royse City                 222                               Mansfield             129
                          Sachse                   2,580
Dallas County                                                   Johnson County         Mansfield             622
                          Carrollton              49,821
                          Combine                    624        Kaufman County         Dallas                  0
                          Grapevine                    0                               Seagoville              7
                          Lewisville                 267
                          Ovilla                     298        Parker County          Azle                1,581
                          Wylie                      315                               Mineral Wells       2,176

Denton County             Coppell                    592        Rockwall County        Dallas                 21
                          Dallas                  26,055                               Garland                 0
                          Fort Worth                  44                               Rowlett             7,125
                          Frisco                  13,218                               Wylie                 281
                          Plano                    3,588
                          Southlake                  480        Tarrant County         Burleson            3,728
                                                                                       Grand Prairie      32,653
==================================================================================================================

The following chart indicates population growth since 1987 of the total PMSA, Dallas PMSA and Fort Worth PMSA.

                     TOTAL
                      PMSA             DALLAS PMSA                 FW/ARL PMSA
                      ----             -----------                 -----------

1/1/89            3,824,650             2,513,250                   1,311,400
1/1/90            3,889,800             2,556,150                   1,333,650
1/1/91            3,935,200             2,587,100                   1,348,100
1/1/92            3,987,800             2,622,800                   1,365,000
1/1/93            4,034,050             2,656,450                   1,377,600
1/1/94            4,108,150             2,708,900                   1,399,250
1/1/95            4,371,500             2,902,100                   1,469,400
1/1/96            4,453,600             2,964,000                   1,489,400
1/1/97            4,521,300             3,016,000                   1,503,700
1/1/98            4,736,000             3,161,800                   1,574,200
1/1/99            4,857,200             3,242,600                   1,614,500
1/1/00            5,030,828             3,369,303                   1,661,525
1/1/01            5,131,250             3,439,950                   1,691,300
1/1/02            5,277,750             3,538,400                   1,739,350
1/1/03            5,416,450             3,624,150                   1,792,300


Humphries & Associates               II - 7

For the past 15 years, the compound annual growth rates have been - Total PMSA (2.37%), Dallas total PMSA (2.51%), and Ft. Worth PMSA (2.19%).

The following chart represents the fastest growing cities within the area from 2002-2003. All of these cities are located within the northern portion of the metroplex and a majority is located near D/FW Airport.

================================================================================
           Dallas/Ft. Worth Area Cities With Fastest Percentage Growth
                                   2002 - 2003
--------------------------------------------------------------------------------
              City*              Population Gain                    Percent
--------------------------------------------------------------------------------
Denton                                5,500                          5.13%
--------------------------------------------------------------------------------
Flower Mound                          2,240                          4.06%
--------------------------------------------------------------------------------
Keller                                1,800                          6.00%
--------------------------------------------------------------------------------
Euless                                2,000                          4.19%
--------------------------------------------------------------------------------
The Colony                            3,420                         10.48%
--------------------------------------------------------------------------------
Little Elm                            3,750                         50.34%
--------------------------------------------------------------------------------
Wylie                                 2,200                          5.31%
--------------------------------------------------------------------------------
Allen                                 4,350                          8.30%
--------------------------------------------------------------------------------
Frisco                                5,300                         10.58%
--------------------------------------------------------------------------------
McKinney                              8,650                         13.33%
--------------------------------------------------------------------------------
Mansfield                             3,950                         11.65%
--------------------------------------------------------------------------------
*Cities with population greater than 5,000
Source: North Central Texas Council of Governments 2003 Population Estimates
================================================================================

EMPLOYMENT

The Dallas/Ft. Worth economy created more jobs from 1990 to 2000 than any other metropolitan area in the United States. Job creation peaked in 1997 at 130,000 jobs. The D/FW area created an additional 103,000 jobs in 1998, 88,300 in 1999 and 102,700 new jobs in 2000.


Humphries & Associates               II - 8

Following strong economic growth in 2000, the Dallas/Ft. Worth's economy began to decline in late 2001. During 2001 and 2002, D/FW had job losses of 77,500 and 29,900. The job loss was primarily due to layoffs in high-tech, telecommunication and travel sectors as a result of the events of 9/11 and the national economic slowdown.

One of the driving forces for demand of real property, both vacant land and improved property, is job growth. The chart below illustrates the number of jobs added in recent years in the DFW CMSA.

         Year       Total Non-Ag., Job Growth
         ----       -------------------------
         1980                67,900
         1981                61,900
         1982                22,400
         1983                52,300
         1984               141,000
         1985               103,800
         1986                24,200
         1987                -7,100
         1988                34,500
         1989                38,500
         1990                60,300
         1991                   200
         1992                21,000
         1993                55,800
         1994                75,000
         1995                75,000
         1996                80,000
         1997               130,000
         1998               103,000
         1999                88,300
         2000               102,700
         2001               -29,900
         2002               -77,500

Source: M/PF Research, Inc. and Texas Labor Market Review.


Humphries & Associates               II - 9

Metro Overview

Although the pace of annual employment loss appears to be slowing in Dallas/Ft. Worth, the area's May job count was still significantly down from the year-earlier level. May 2003's employment base of 2.710 million jobs was off 25,700 positions, or a 0.9% contraction from the 2nd quarter 2002 figure, according to the Bureau of Labor Statistics.

Continuing to hurt the local economy's overall performance, the region's high-tech and telecommunications firms have yet to find a firm footing. Troubled by over-investment and too-little demand, both industries continue to slash payrolls. Some of the most recent announcements came from large corporations that have continued their downsizing efforts from 2001 and 2002. Worldcom, which shed 20,700 positions in 2002, announced in February 2003 it will slash up to 5,000 jobs nationwide, part of a plan to emerge from bankruptcy in April. The company did not disclose how its Richardson office would be impacted. Swedish telecommunications equipment maker Ericsson, which employs roughly 1,600 people at its U.S. headquarters in Plano, stated in February that it would further downsize its employee count. The company, which eliminated 20,600 positions in 2002, has laid out a roadmap back to profitability that will include the shedding of another 5,000 or so jobs. Present restructuring will cost 44 jobs in Richardson and Plano, reflecting the transfer of some functions to Canada. Other companies making notable job cuts include FSI International. In March, the Minnesota-based company announced the closing of its microlithography unit in Allen and the cutting of 199 jobs. Although the exact number of jobs involved is not yet known, 800 Microsoft employees in Las Colinas face layoffs. The Redmond, WA Company is in the process of transferring its customer call center jobs to Canada and India. Call centers in North Carolina and Washington will also be impacted. A local telecom equipment maker, Xtera Communications, released 50 employees in February. Cyneta Networks, maker of switching technology for wireless networks, lost 20 positions and its CEO in March.


Humphries & Associates               II - 10

Other high-tech and telecom D/FW companies that have made significant cuts during the last year run the gamut from industry giants to recent start-ups, including Electronic Data Systems Corp., Texas Instruments, i2 Technologies, Inc., Southwestern Broadband, SBC Communications, Nortel Networks, Alcatel USA, Nokia, Fujitsu, Motorola, Verizon Communications, Jabil Circuits, and Marconi Communications to name a few.

The employment outlook survey released in February 2003 by Manpower, Inc. indicates that 8% of Dallas area employers said they would add staff and 4% said they would cut staff in April-June. The picture was brighter just three months previously, when the survey reported that 20% of area employers said they would hire and 4% said they would cut back. Uncertainty in the marketplace and a higher level of caution, have been suggested as causes for the dip. Stronger hiring activity is anticipated in Tarrant County, where 20% of employers expect to hire versus 12% predicting cuts in 2nd quarter.

Transportation and tourism, another economic sector usually considered a stronghold of the Dallas/Ft. Worth economy, is still depressed. The transportation sector in Dallas on net lost more than 6,000 jobs during the past year. American Airlines, the area's biggest private sector employer, after slashing thousands of jobs in 2001 and 2002, announced in June that it would begin laying off 3,100 flight attendants. The airline is also considering cutting routes to reduce costs. The company has already shed 57 planes over the past year and expects to divest itself of 57 further aircraft by next summer. Furthermore, continued slowdown in the travel industry has forced other travel-related companies to reduce their workforces. Sabre Holdings Corp, for example, announced layoffs totaling nearly 500 employees by 2002's end in an effort to reduce costs at the Internet-based travel company. This is the second round of layoffs at Southlake-based Sabre in the last year. Cedant, corporate parent of Avis Rent A Car, in incorporating the administrative functions of the recently acquired Budget Rent A Car, is closing a Budget call center in Carrollton. All 293 of the shop's employees will be let go between March 14 and June 27, when the location


Humphries & Associates               II - 11
will be closed permanently. The logistics and transportation division of Miami-based Ryder Systems, Inc. let go all 100 workers at its auto-parts logistics operation in Roanoke in December Regional Area Analysis, continued

2002. A south Dallas steel container manufacturing plant owned by Ohio-based BWAY Corp. will begin closing in early August. When the shutdown is complete at the end of August 52 employees will have been laid off. A similar number of employees are being transferred to the firm's Garland facility.

While D/FW layoffs continue in some economic sectors, significant growth is underway in others. AAA Automobile Club of Southern California, the largest US chapter of the AAA, is transferring its Texas hub from Houston to the D/FW area. The company plans to hire 400 employees initially, with a further 400 following shortly. Chicago-based Bank One is constructing a new operations and call center on 22 acres of land just south of Dallas/Ft. Worth International Airport. Once completed, staffing of the facility will add up to 1,000 people to the company's regional employment roster. New Breed Logistics, a North Carolina company, has leased space for a new distribution center in Ft. Worth. The facility will employ 500 to 900 workers once fully established. A new wholesale mortgage origination company, AmPro Mortgage Corp., relocated its corporate headquarters from Phoenix to Dallas during 1st quarter 2003. The move added about 100 new hires to the company's employment rolls. Increased defense spending in particular is also proving a benefit for the Dallas/Ft. Worth area, since the region is one of the nation's key providers of defense and security equipment and components. In fact, in the fall of 2001, Lockheed Martin Corp. was awarded a $200 billion defense contract. Since the defense manufacturer was awarded the F-35 Joint Strike Fighter, employment at Ft. Worth-based Lockheed Martin has climbed dramatically. The company has added about 2,000 new employees, and the company anticipates hiring more. Raytheon Co. has also been boosting staff, focusing on those with information technology and engineering expertise. The company expects to hire 150 to 200 people in the North Texas area some time in the next year. Additionally encouraging news comes from Parsons Corp., one of the nation's largest engineering and construction firms. The firm plans to expand into Ft.


Humphries & Associates               II - 12

Worth, thanks to a large contract with the Federal Aviation Administration. The Dallas Business Journal reports that Parsons will open 10 regional offices nationwide and employ between 900 and 1,500 engineers, technicians and support staff as a result of a four-year, $481 million contract with the FAA. The new Ft. Worth office will employ 50 people as well as another 100 field staff working from the FAA's Ft. Worth-based southwest regional headquarters.

On the retail front, The Container Store is expanding its headquarters near D/FW International Airport. The company plans to move from its Farmers Branch location after building a 1.1 million SF headquarters building and warehouse complex north of the airport and will expand its workforce by about 400 employees. Also, furniture retailer Rooms to Go plans to build one of the largest retail distribution and office complexes in the region. The new Grand Prairie facility will be home to 250 current employees, with plans calling for the addition of another 400 employees in the future.

Growth by Industry
The Government sector has historically proven to be the D/FW employment sector immune from job losses. This stability pushes the Government sector ahead of the other job categories in year-ending May 2003 employment growth. Annual job gains of 12,400 positions over the past year, primarily in the local government subsector, equates to a 3.7% rise. The Dallas metro accounted for 8,000 of these new jobs.

After dipping into negative employment change in year-ending 1st quarter 2003, D/FW's Financial Activities sector has returned to positive job gain. The sector added 200 positions to its labor pool during year-ending May 2003, a 0.1% increase. While the Dallas metro's Financial Activities category actually shed jobs over the past year, the addition of 700 positions in Ft. Worth counteracted this decline.

The relatively small Natural Resources and Mining sector reported modest cutbacks during the past year, shedding 1,000 jobs, a 7.4% reduction. The large Services sector also reported job


Humphries & Associates               II - 13
losses, contracting by 1,700 jobs, or 0.2%, during year-ending May. Deeper cuts of 4,600 positions, or 3.1% from May 2002 to May 2003 were noted in the Construction sector. Transportation and Utilities positions were also hard hit, with 6,500 fewer workers employed by the close of year-ending 2nd quarter 2003, equating to a 4.8% loss. The Trade category eliminated 6,600 jobs, translating to a 1.4% job base reduction.

The deepest cuts occurred in the Information and Manufacturing sectors. Information employers lost 8,600 jobs, a 7.9% decline, during the past year. Most Information jobs lost during the past year were seen in the Dallas area (7,800 jobs), reflecting the concentration of struggling producers of telecommunications equipment in the area. Difficulties continue for the region's manufacturers. The Manufacturing sector's job pool proved the hardest hit over the past year, with 9,300 positions cut, a 3% contraction.

The following charts detail the employment statistics:

1.     History of wage and salary employment trends -
       December 1980 to December 2002
       Source: Texas Employment Commission

2.     Wage and salary trends compared to total employment.
       Source: Texas Employment Commission


Humphries & Associates               II - 14

===============================================================================================================================
                                                    Employment Statistics
-------------------------------------------------------------------------------------------------------------------------------
         Area                Base Year         Est.           Est.           Est.            Est.           Est.         Est.
                               1986         Employment      Increase/     Employment      Increase/      Employment   Increase/
                                               1990           Year           2000            Year           2010         Year
-------------------------------------------------------------------------------------------------------------------------------
CMSA                        2,180,872       2,377,753         49,220      2,872,869          49,512      3,325,633      45,276
-------------------------------------------------------------------------------------------------------------------------------
PMSA-DALLAS                 1,575,011       1,717,700         35,672      2,049,018          33,132      2,320,767      27,175
-------------------------------------------------------------------------------------------------------------------------------
PMSA-FW/A                     605,861         660,053         13,548        823,851          16,380      1,004,866      18,102
-------------------------------------------------------------------------------------------------------------------------------
COUNTIES* - PMSA-DALLAS*
-------------------------------------------------------------------------------------------------------------------------------
COLLIN                         88,454          99,727          2,818        146,292           4,657        189,781       4,349
-------------------------------------------------------------------------------------------------------------------------------
DALLAS                      1,358,015       1,474,567         29,138      1,723,440          24,887      1,919,961      19,652
-------------------------------------------------------------------------------------------------------------------------------
DENTON                         67,953          77,754          2,450        101,166           2,341        122,830       2,166
-------------------------------------------------------------------------------------------------------------------------------
ELLIS                          29,604          31,871            567         37,564             569         41,444         388
-------------------------------------------------------------------------------------------------------------------------------
KAUFMAN                        21,188          22,320            283         26,376             406         28,829         245
-------------------------------------------------------------------------------------------------------------------------------
ROCKWALL                        9,797          11,461            416         14,180             272         17,922         374
-------------------------------------------------------------------------------------------------------------------------------
PMSA-FW/A*
-------------------------------------------------------------------------------------------------------------------------------
JOHNSON                        34,266          36,698            608         42,267             557         49,149         688
-------------------------------------------------------------------------------------------------------------------------------
PARKER                         20,014          21,979            491         24,714             274         28,881         417
-------------------------------------------------------------------------------------------------------------------------------
TARRANT                       551,581         601,376         12,449        756,870          15,549        926,836      16,997
-------------------------------------------------------------------------------------------------------------------------------
MAJOR CITIES* - COLLIN COUNTY*
-------------------------------------------------------------------------------------------------------------------------------
ALLEN                           3,180           3,602            106          5,025             142          6,564         154
-------------------------------------------------------------------------------------------------------------------------------
FRISCO                          2,380           2,786            102          5,179             239          8,749         357
-------------------------------------------------------------------------------------------------------------------------------
MCKINNEY                       13,123          14,816            423         19,200             438         24,977         578
-------------------------------------------------------------------------------------------------------------------------------
PLANO                          52,124          59,143          1,755         80,030           2,089         96,500       1,647
-------------------------------------------------------------------------------------------------------------------------------
DALLAS COUNTY*
-------------------------------------------------------------------------------------------------------------------------------
ADDISON                        37,534          44,680          1,787         69,006           2,433         74,540         553
-------------------------------------------------------------------------------------------------------------------------------
CARROLLTON                     54,196          63,335          2,285         81,625           1,829         92,998       1,137
-------------------------------------------------------------------------------------------------------------------------------
CEDAR HILL                      2,391           2,828            109          3,638              81          4,673         104
-------------------------------------------------------------------------------------------------------------------------------
DALLAS                        892,516         947,467         13,738      1,058,647          11,118      1,158,328       9,968
-------------------------------------------------------------------------------------------------------------------------------
DESOTO                          9,568          10,046            120         11,825             178         12,244          42
-------------------------------------------------------------------------------------------------------------------------------
DUNCANVILLE                     9,881          11,433            388         12,700             127         12,813          11
-------------------------------------------------------------------------------------------------------------------------------
FARMERS BRANCH                 58,807          65,723          1,729         77,348           1,163         85,408         806
-------------------------------------------------------------------------------------------------------------------------------
GARLAND                        62,376          68,209          1,458         80,531           1,232         89,518         899
-------------------------------------------------------------------------------------------------------------------------------
GRAND PRAIRIE                  57,518          61,564          1,012         76,188           1,462         93,369       1,718
-------------------------------------------------------------------------------------------------------------------------------
IRVING                         95,623         109,989          3,592        142,377           3,239        172,297       3,002
-------------------------------------------------------------------------------------------------------------------------------
MESQUITE                       30,153          32,928            694         39,463             654         45,184         572
-------------------------------------------------------------------------------------------------------------------------------
RICHARDSON                     60,813          67,991          1,795         93,628           2,564        112,334       1,871
-------------------------------------------------------------------------------------------------------------------------------
ROWLETT                         3,339           4,215            219          3,830             162          7,765         194
-------------------------------------------------------------------------------------------------------------------------------
DENTON COUNTY*
-------------------------------------------------------------------------------------------------------------------------------
DENTON                         32,001          34,339            585         37,973             363         42,095         412
-------------------------------------------------------------------------------------------------------------------------------
FLOWER MOUND                    1,518           2,983            366          6,287             330          8,006         172
-------------------------------------------------------------------------------------------------------------------------------
LEWISVILLE                     15,890          18,250            590         23,514             526         27,580         407
-------------------------------------------------------------------------------------------------------------------------------
THE COLONY                      1,592           1,777             46          2,880             110          3,491          61
------------------------------------------------------------------------------------------------------------------------------
ROCKWALL COUNTY*
-------------------------------------------------------------------------------------------------------------------------------
ROCKWALL                        5,389           6,076            172          8,194             212         10,777         258
-------------------------------------------------------------------------------------------------------------------------------
TARRANT COUNTY*
-------------------------------------------------------------------------------------------------------------------------------
ARLINGTON                      86,270          96,878          2,652        125,250           2,837        156,530       3,128
-------------------------------------------------------------------------------------------------------------------------------
BEDFORD                        13,404          14,520            279         17,208             269         17,798          59
-------------------------------------------------------------------------------------------------------------------------------
BENBROOK                        2,841           3,324            121          5,535             221          7,767         223
-------------------------------------------------------------------------------------------------------------------------------
COLLEYVILLE                     1,974           2,362             97          5,021             266         11,088         607
-------------------------------------------------------------------------------------------------------------------------------
EULESS                          8,326           9,461            284         13,872             441         16,947         308
-------------------------------------------------------------------------------------------------------------------------------
FORT WORTH                    309,223         332,891          5,917        399,742           6,685        476,636       7,689
-------------------------------------------------------------------------------------------------------------------------------
GRAPEVINE                      22,646          25,210            641         33,217             801         44,039       1,082
-------------------------------------------------------------------------------------------------------------------------------
MANSFIELD                       3,980           3,973             -2          6,402             243          9,195         279
-------------------------------------------------------------------------------------------------------------------------------
N. RICHLAND HILLS              10,390          11,692            326         16,054             436         21,154         510
===============================================================================================================================

      Source: NORTH CENTRAL TEXAS COUNCIL OF GOVERNMENTS - 1991 - Most recent available data based on 1990 census.
      FW/A - FORT WORTH, ARLINGTON
      EMPLOYMENT - PERSONS EMPLOYED IN THE DESIGNATED AREA


Humphries & Associates               II - 15

================================================================================================================================
                                              WAGE AND SALARY EMPLOYMENT TRENDS
                                                       DALLAS PMSA(000)
--------------------------------------------------------------------------------------------------------------------------------
      DEC.        MANUFAC.    MINING    CONSTR.    TRANS.     TRADE      FIRE.     SERVICES     GOVERN.      TOTAL       CHANGE
--------------------------------------------------------------------------------------------------------------------------------
      1980         215.6       21.1      57.5       68.5      288.2      90.1        188.9      127.6       1057.5
--------------------------------------------------------------------------------------------------------------------------------
      1981         216.6       25.2      60.3       74.2      297.7      93.1        203.4      124.9       1095.4       37,900
--------------------------------------------------------------------------------------------------------------------------------
      1982         204.3       24.7      65.0       73.7      300.3      99.1        218.4      126.1       1111.6       16,200
--------------------------------------------------------------------------------------------------------------------------------
      1983         212.8       23.7      72.0       76.4      318.8     108.0        241.0      128.3       1181.0       69,400
--------------------------------------------------------------------------------------------------------------------------------
      1984         231.2       23.8      80.8       82.3      352.1     121.8        271.0      132.4       1295.4      114,400
--------------------------------------------------------------------------------------------------------------------------------
      1985         231.3       23.1      85.6       85.9      366.5     131.2        282.6      140.1       1346.3       50,900
--------------------------------------------------------------------------------------------------------------------------------
      1986         224.1       19.3      72.1       86.7      363.6     133.1        284.9      149.2       1333.0      -13,300
--------------------------------------------------------------------------------------------------------------------------------
      1987         223.7       18.7      57.3       87.8      358.1     128.3        288.4      148.9       1311.2      -21,800
--------------------------------------------------------------------------------------------------------------------------------
      1988         221.2       17.7      46.2       93.0      359.3     126.1        324.9      152.2       1340.6       29,400
--------------------------------------------------------------------------------------------------------------------------------
      1989         220.2       16.9      49.1       97.8      361.6     126.4        344.9      156.7       1373.6       33,000
--------------------------------------------------------------------------------------------------------------------------------
      1990         218.9       17.9      47.2       83.1      362.4     124.3        370.5      163.0       1387.3       13,700
--------------------------------------------------------------------------------------------------------------------------------
      1991         210.9       18.0      43.5       85.3      363.2     127.3        370.8      168.3       1387.3            0
--------------------------------------------------------------------------------------------------------------------------------
      1992         209.2       17.9      43.5       87.2      367.1     122.1        374.8      170.3       1392.1        4,300
--------------------------------------------------------------------------------------------------------------------------------
      1993         209.7       16.8      52.5       88.2      370.1     120.7        410.4      177.6       1446.0       53,900
--------------------------------------------------------------------------------------------------------------------------------
      1994         223.6       16.8      62.9       99.8      401.1     132.0        437.0      194.3       1567.5      121,500
--------------------------------------------------------------------------------------------------------------------------------
      1995         232.9       11.8      69.3      106.5      421.1     131.5        473.1      194.7       1641.2       73,700
--------------------------------------------------------------------------------------------------------------------------------
      1996         237.1       11.3      75.3      114.3      438.7     131.6        495.2      198.1       1701.2       60,000
--------------------------------------------------------------------------------------------------------------------------------
      1997         243.4       12.0      83.4      124.9      448.8     134.8        532.7      197.6       1777.6       76,400
--------------------------------------------------------------------------------------------------------------------------------
      1998         252.9       11.7      89.2      133.1      453.1     147.3        578.0      208.2       1873.5       95,900
--------------------------------------------------------------------------------------------------------------------------------
      1999         256.5       11.8      99.3      132.6      468.9     160.8        593.4      213.2       1936.5       63,000
--------------------------------------------------------------------------------------------------------------------------------
      2000         251.0        8.8     110.3      143.0      511.6     157.0        636.4      226.9       2045.0      108,500
--------------------------------------------------------------------------------------------------------------------------------
      2001         232.7        9.2     104.4      140.5      508.5     157.3        619.6      230.2       1994.6      -50,400
--------------------------------------------------------------------------------------------------------------------------------
      2002         227.3        9.2     104.0      138.3      492.5     156.9        620.9      235.6       1989.4       -5,200
--------------------------------------------------------------------------------------------------------------------------------
                                                Ft. Worth/Arlington PMSA (000)
--------------------------------------------------------------------------------------------------------------------------------
      1980         108.4        4.3      22.5       25.1      110.7      21.0         70.7       55.6        418.3
--------------------------------------------------------------------------------------------------------------------------------
      1981         112.0        5.4      21.7       25.2      117.3      20.4         76.8       55.7        434.5       16,200
--------------------------------------------------------------------------------------------------------------------------------
      1982          97.4        4.6      23.3       22.0      121.0      22.2         79.0       57.7        427.2       -7,300
--------------------------------------------------------------------------------------------------------------------------------
      1983         102.7        4.6      27.1       24.2      126.7      24.2         85.4       57.6        452.5       25,300
--------------------------------------------------------------------------------------------------------------------------------
      1984         110.7        4.5      31.3       26.1      136.0      26.7         95.5       59.9        490.7       38,200
--------------------------------------------------------------------------------------------------------------------------------
      1985         114.0        4.3      32.4       26.1      139.3      28.1        103.5       62.9        510.6       19,900
--------------------------------------------------------------------------------------------------------------------------------
      1986         114.9        3.4      29.4       27.3      139.0      28.6        109.5       63.1        515.2        4,600
--------------------------------------------------------------------------------------------------------------------------------
      1987         117.8        3.3      25.8       28.2      135.0      28.6        113.5       65.2        517.4        2,200
--------------------------------------------------------------------------------------------------------------------------------
      1988         119.3        3.6      18.9       31.6      134.3      26.5        115.1       69.3        518.6        1,200
--------------------------------------------------------------------------------------------------------------------------------
      1989         120.8        4.0      22.1       33.1      140.9      27.2        123.5       71.8        543.4       24,800
--------------------------------------------------------------------------------------------------------------------------------
      1990         116.1        4.6      22.2       56.2      153.5      27.1        136.5       77.5        593.7       50,300
--------------------------------------------------------------------------------------------------------------------------------
      1991         104.7        4.4      19.4       59.2      151.5      28.0        142.3       79.5        589.0       -4,700
--------------------------------------------------------------------------------------------------------------------------------
      1992         102.2        4.4      19.5       58.3      149.4      27.0        146.6       83.7        591.1        2,100
--------------------------------------------------------------------------------------------------------------------------------
      1993         100.5        4.4      22.1       60.5      153.8      27.6        156.2       83.9        609.0       17,900
--------------------------------------------------------------------------------------------------------------------------------
      1994         100.6        4.5      27.1       58.6      169.0      29.8        166.0       87.8        643.4       34,400
--------------------------------------------------------------------------------------------------------------------------------
      1995         105.5        4.4      29.2       63.9      173.9      29.3        172.2       89.1        667.5       24,100
--------------------------------------------------------------------------------------------------------------------------------
      1996         106.4        4.4      31.5       62.6      178.9      31.1        181.8       92.6        689.3       21,800
--------------------------------------------------------------------------------------------------------------------------------
      1997         109.6        4.4      35.4       66.9      189.3      32.5        189.5       94.1        721.7       32,400
--------------------------------------------------------------------------------------------------------------------------------
      1998         111.4        4.3      37.1       70.8      196.4      33.4        201.7       92.9        748.0       26,300
--------------------------------------------------------------------------------------------------------------------------------
      1999         113.7        4.6      43.4       75.1      201.3      37.3        212.2       97.8        785.4       37,400
--------------------------------------------------------------------------------------------------------------------------------
      2000         110.8        3.9      45.1       80.5      204.5      40.4        222.1      102.8        810.1       24,700
--------------------------------------------------------------------------------------------------------------------------------
      2001         107.0        4.4      44.9       79.6      203.0      41.6        215;9      105.0        801.4       -8,700
--------------------------------------------------------------------------------------------------------------------------------
      2002         105.0        4.6      45.4       77.7      198.2      41.6        216.6      107.0        796.1       -5,300
================================================================================================================================

      SOURCE: TEXAS EMPLOYMENT COMMISSION - LABOR MARKET REVIEW PUBLICATIONS


Humphries & Associates               II - 16

======================================================================================================================
                                        Total Employment Summary - D/FW Area
----------------------------------------------------------------------------------------------------------------------
                            Total                                    %                Wage &
      December            Employed                  Change       Unemployed         Salary Total              Change
----------------------------------------------------------------------------------------------------------------------
        1980              1,485,400                                 4.1             1,475,800
----------------------------------------------------------------------------------------------------------------------
        1981              1,604,800                 119,400         3.5             1,529,900                  54,100
----------------------------------------------------------------------------------------------------------------------
        1982              1,639,400                  34,600         5.2             1,538,800                   8,900
----------------------------------------------------------------------------------------------------------------------
        1983              1,759,700                 120,300         4.4             1,633,500                  94,700
----------------------------------------------------------------------------------------------------------------------
        1984              1,850,925                  91,225         3.7             1,786,100                 152,600
----------------------------------------------------------------------------------------------------------------------
        1985              1,897,000                  46,075         4.4             1,856,900                  70,800
----------------------------------------------------------------------------------------------------------------------
        1986              1,986,900                  89,900         6.4             1,848,200                  -8,700
----------------------------------------------------------------------------------------------------------------------
        1987              2,039,800                  52,900         5.3             1,828,600                 -19,600
----------------------------------------------------------------------------------------------------------------------
        1988              2,030,100                  -9,700         5.0             1,859,200                  30,600
----------------------------------------------------------------------------------------------------------------------
        1989              2,014,300                 -15,800         4.6             1,917,000                  57,800
----------------------------------------------------------------------------------------------------------------------
        1990              2,056,600                  42,300         5.5             1,981,000                  64,000
----------------------------------------------------------------------------------------------------------------------
        1991              2,026,100                 -30,500         6.4             1,976,300                  -4,700
----------------------------------------------------------------------------------------------------------------------
        1992              2,064,500                  38,400         6.7             2,017,300                  41,000
----------------------------------------------------------------------------------------------------------------------
        1993              2,302,400                 266,100         5.2             2,113,200                  95,900
----------------------------------------------------------------------------------------------------------------------
        1994              2,396,000                  93,600         4.8             2,210,900                  97,000
----------------------------------------------------------------------------------------------------------------------
        1995              2,442,700                  46,700         4.2             2,308,700                  97,800
----------------------------------------------------------------------------------------------------------------------
        1996              2,518,600                  75,900         3.3             2,390,500                  81,800
----------------------------------------------------------------------------------------------------------------------
        1997              2,624,100                 105,500         3.0             2,499,300                 108,800
----------------------------------------------------------------------------------------------------------------------
        1998              2,695,200                  71,100         2.7             2,621,500                 122,200
----------------------------------------------------------------------------------------------------------------------
        1999              2,783,500                  91,084         2.8             2,721,900                 100,400
----------------------------------------------------------------------------------------------------------------------
        2000              2,871,700                  88,200         2.6             2,855,100                 133,200
----------------------------------------------------------------------------------------------------------------------
        2001              2,799,300                 -72,400         5.6             2,796,000                 -59,100
----------------------------------------------------------------------------------------------------------------------
        2002              2,806,884                   7,584         6.1             2,785,500                 -10,500
======================================================================================================================

UNPAID FAMILY WORKERS, DOMESTICS, AG WORKERS, AND WORKERS INVOLVED IN LABOR/MANAGEMENT DISPUTES + WAGE AND SALARY EMPLOYMENT + SELF-EMPLOYED = TOTAL EMPLOYED

TRANSPORTATION

In January 1974, the Dallas/Fort Worth Regional Airport began operations and immediately made the Metroplex a major air transportation center. This giant facility of some 17,000 acres is nine miles long and eight miles wide, at its extremities. Air passenger and cargo levels are increasing and the area around the airport is experiencing rapid growth. Today, the airport is the second busiest in the nation with expansion plans underway for two new runways. Rail, bus, trucking, etc. also serve the Metroplex. The Metroplex is considered a transportation center of the southwest.


Humphries & Associates               II - 17

FINANCIAL DATA

The Metroplex is home for over 150 commercial banks and contains the second largest concentration of life insurance company headquarters in the United States. The Metroplex also is the home of numerous savings and loan associations.

In the late 1980's, there were publicized problems in the Dallas Financial Community. The effect of the consolidations and sales can be seen in an average employment decline of 2,280 per year in the finance/insurance/real estates sectors of the D/FW CMSA over the five years beginning in 1987. Another effect has been the lack of a large CBD lending institution which is locally owned, which has historically been a stabilizing factor not only for the CBD but the Metroplex as a whole. The consolidation or elimination of financial institutions (banks, savings and loans, insurance, etc.) has left large vacancies in Class B, C & D buildings within both the Dallas and Fort Worth Central Business District in the early 1990'S. In the latter 1990's, as financial institutions rebounded, large mergers have taken place. These include Bank One/First Chicago, Citibank/Travelers, Chase/Texas Commerce, Bank America/Nations Bank, etc. One of the main reasons for these consolidations is cost savings. These consolidations have put further pressure on Dallas and Ft. Worth CBD occupancies. The 1st Qtr. 2002 MPF/RIS, Inc. estimates CBD occupancy to be 71% for Dallas and 87% for Ft. Worth.

The declining trend has slowly reversed with the Finance/Insurance/Real Estate Employment sector posting gains of 10.9% (1997), 13.3% (1998), 9.4% (1999), 3.4%
(2000) and .2% (2001). Depository and Nondepository institutions (e.g., banks, thrifts, and credit unions) produced roughly three-quarters of the gain, with insurance agents producing much of the rest. This sector now represents 7.9% of D/FW employment, versus 6% nationally.

PERSONAL INCOME TRENDS

Per the survey of Buying Power published annually by the Sales and Marketing Management Magazine, the median household income for the D/FW CMSA has grown at an annual compounded growth rate of +/-3% since 1983.


Humphries & Associates               II - 18

Residential Market Conditions

According to the 1st Quarter 2003 Residential Strategies, Inc., after two years of economic recession that has been characterized by a net decrease over 111,000 job losses in the D/FW area, the new home industry has set yet another annual start record. Indeed these are strange time, but the facts are what they are. The builders have had an excellent Spring 2003 selling season and the suburban new home annual start rate has now surpassed 38,000 units.

Starts and closings are forming a broad topping out pattern. Lot deliveries, which were up for most of 2002, continue to outpace starts, but are beginning to slow. The lot development pipeline reveals about 7,200 lots at the street/utility stage and about 16,400 lots at the grading/staking stage. In aggregate this represents about a 7.5 months supply of lots under development; thus RSI anticipates lot levels to remain fairly flat for the next two to three quarters.

The suburban market did surpass 38,000 starts now representing almost $8 billion of annual single family investment in this market. It should be noted that the Greater Fort Worth market is gradually assuming a greater share of the D/FW demand with now nearly 14,000 annual starts. For much of the 1990's Greater Fort Worth maintained a 31-33% share of market. Fort Worth's ability to generate more affordable housing has propelled its growth in the past few years. Today, Greater Tarrant County represents just shy of 37% of all metroplex housing starts.

Finished vacant inventory remains fairly steady at 2.2 months supply and the vacant lot supply stands just below a 2-year supply. The Fort Worth months supply is abnormally low because of the very tight 10 months supply of lots in the Southeast Arlington market.

The results from RSI's traffic and sales survey effort show that for January and March of 2003, most builders, were at or above traffic and sales figures for the same period a year ago. February and April were generally flat but still very strong. Very welcome news came in the form of a much lower cancellation rate that was seen during most the 4th Quarter 2002. The spring market


Humphries & Associates               II - 19
has been very good for the builders and additional good news came from the fact that buyer behavior was unaffected by the events of the Iraq war.

Despite the positive sales trends, it should be noted that the market is extremely competitive with numerous incentives abounding in the market. Buyers continue to shop hard for deals. Several builders have shared with RSI that they have sacrificed gross margin in order to achieve velocity. Thus, it is clear that net margins are razor thin. It is an unforgiving market, and, as RSI has watched over the past year, some smaller builders have fallen by the wayside. In the tactical market as seen today, perhaps the most important aspect of homebuilding is knowing one's costs on a current basis.

Builder and lender discipline remains in place in almost all price points with regard to spec inventory and is especially effective in the under $200,000 market where inventory moves quickly today. Focusing on the $200,000+ price points, annual closing rate by price point for the trailing five quarters. For the price points over $250,000, closings are off 3-4% over the past year. Finished vacant spec inventory is being well regulated. While 2.5 months supply is considered equilibrium with regard to finished housing, it is safe to say that the overall spec picture in all price points is very acceptable considering the slow-down in the higher price points. While a few pockets of over-building do exist in some select neighborhoods priced over $500,000, today's lenders should be commended for closely watching their portfolios.

With regard to months supply of lots, overall the market is fairly balanced at just under a 24-month supply. However, when analyzed on a price point basis, it is apparent that there is a dichotomy in the market. There is an ample supply of lots in the $200-250,000 price category, and an excessive supply of lots in the +$500,000 category. In the past, many of the custom builders have complained about the lack of locations available to them, especially in the Northern Dallas markets since many new neighborhoods were being monopolized by the high-end production builders. Clearly the situation has changed, and the small custom builders that have solid financial statements should be able to take advantage of the current situation. It should be mentioned, that


Humphries & Associates               II - 20
most of the overhang of lots in the Northeast Dallas market today are found in the West McKinney submarket. For comparison's sake, the $500,000+ Tollway market in Plano and Frisco has 228 starts chasing 547 lots, a 29-month supply. In West McKinney, The $500,000+ market has 69 starts chasing 421 lots, a 73-month supply.

Conversely, under $200,000 there continues to be a district shortage of lots with an overall supply of only about 18-months typical in most markets. As a result, most new development activity is focused here today, and this shortage has clearly spurred much of the activity towards special districts.

During the 12-month period ending March 2003, D/FW resales totaled a little over 87,000 units, down about 1.7% versus a year ago. More important is to examine the months supply of listings. Without question, D/FW saw a surge of new listings hit the market during the 1st Quarter of 2003, pushing the months supply up over 6-months to current levels of 6.4-months.

An examination of the months supply of listing inventory on a price point basis as published by the North Texas Real Estate Information Systems now shows that all price points over $110,000 are at or above a 6-month supply of listings.

While much of the increase in listings is due to the seasonality of the resale market, it is reasonable to believe that the months supply of resales may subside later in the year. RSI gathers resale information from two sources. The MLS information is a compilation of 8 local MLS services and is generally reflective of the five county D/FW area. The North Texas Real Estate Information Service covers a 21 county area and reports a slightly higher inventory level for the region at an 8-month supply. Regardless of the source, the conclusion for both are the same. While in the past the resale build-up has been a factor primarily for the high-end production and custom builders, going forward, resales will be an issue for all price points, even the value builders.


Humphries & Associates               II - 21

Over a year-over-year basis, resales at a higher price points are flat to down. In the heart of the market, the $100,000 to $200,000 price point, sales on a year-over-year basis are up 3-7%.

From an inventory perspective, the 1st Quarter 2003 market saw a noticeable increase in the number of units new to the market. In the $100,000 to $150,000 price range, inventory was up over 50% on a year-over-year basis and in the $150,000 to $200,000 price range up 35%.

The resale market has entered a new phase insofar as there is no longer a shortage of existing home inventory for any of the price points within which the new homebuilders compete. Looking ahead, RSI sees three ways in which the new home market will be effected: First, the sheer number of units in the market simply will draw buyers that may have purchased a new home to the existing market. Second, contingency sales will take longer to move simply due to the abundant supply of existing homes. Third, because most markets will now have an over-supply of existing home inventory, there will be very little to no ability to exact price increases. In fact, for homeowners who have seen price appreciation in their existing units who are desirous of moving their existing home more quickly, it would not be surprising to see future discounting in the existing home market at lower price points.

In conclusion, the outlook for the remainder of 2003 remains favorable albeit competitive. Most builders have established good sales backlogs going into the 2nd Quarter and it appears that mortgages rates will keep the market chugging along for the near future. Resumption of employment growth is critical for long-term success and RSI remains hopeful that housing demand from new employment growth will kick in before the benefits realized by low interest rates have been wrung out of the market. The good news is that there are rewards for those who are willing to work hard and smart, and success will be found by those offering quality and efficiency of operation.

The following chart is a summary of the current Dallas/Ft. Worth area housing inventory.


Humphries & Associates               II - 22

====================================================================================================================
                                     Housing Inventory Analysis by Market Area
                                              Dallas 1st Quarter 2003
--------------------------------------------------------------------------------------------------------------------
                            Annual        Annual       Fin.        Vacant     Vacant        Months           Lots
     Market Area           Closings       Starts      Vacant       Supply*     Lots        Supply**       Delivered
--------------------------------------------------------------------------------------------------------------------
Dallas Area                  23,895      24,148       4,380           2.2     47,205           23.7          29,964
--------------------------------------------------------------------------------------------------------------------
Ft. Worth Area               13,895      13,469       2,317           2.1     23,244           20.1          16,857
--------------------------------------------------------------------------------------------------------------------
D/FW Area                    38,043      37,364       6,697           2.2     70,849           22.3          46,821
====================================================================================================================

*2.5 months is considered equilibrium
**24.0 months is considered equilibrium

The chart indicates an undersupply of vacant lots homes and finished vacant homes.

Multi-Family Market

The following is a summary of apartment market conditions in the D/FW area as reported by M/PF Research, Inc.

==========================================================================================================================
                                                APARTMENT MARKET PROFILE
--------------------------------------------------------------------------------------------------------------------------
                                                                              Dallas Area    Ft. Worth Area      D/FW Area
--------------------------------------------------------------------------------------------------------------------------
                    Existing Apartment Units                                  371,676             133,829         505,404
                    ------------------------------------------------------------------------------------------------------
   1st Quarter      Annual Apartment Completions                                7,746               2,350          10,096
      2003          ------------------------------------------------------------------------------------------------------
                    Quarterly Apartment Unit Absorption                        -3,270                -760          -4,030
                    ------------------------------------------------------------------------------------------------------
                    Annual Apartment Unit Absorption                           -9,290                -620          -9,910
                    ------------------------------------------------------------------------------------------------------
                    Average Gross Occupancy                                     91.5%               93.0%           91.9%
                    ------------------------------------------------------------------------------------------------------
                    Change from Year-Ago Quarter                                 -4.2                -2.2            -3.7
                    ------------------------------------------------------------------------------------------------------
                    Average Quoted Monthly rent                                  $724                $631            $699
                    ------------------------------------------------------------------------------------------------------
                    Same-Store % Change from Year Ago Quarter                    0.4%                1.9%            0.8%
--------------------------------------------------------------------------------------------------------------------------
                    Annual Apartment Unit Completions                           9,641               2,831          12,472
   1st Quarter      ------------------------------------------------------------------------------------------------------
       2003         Annual Apartment Unit Absorption                            7,900               2,200          10,100
     Forecast       ------------------------------------------------------------------------------------------------------
                    Average Gross Occupancy                                     91.3%               92.7%           91.6%
                    ------------------------------------------------------------------------------------------------------
                    Change From Year-Ago Quarter                                 -0.2                -0.3            -0.3
==========================================================================================================================

Retail Market

The following is a summary of retail market conditions in the D/FW area as reported by MPF/RIS as of the 1st Quarter 2003.


Humphries & Associates               II - 23

==========================================================================================================================
                                                       Dallas Area
--------------------------------------------------------------------------------------------------------------------------
   Quarter                         Occupancy                                  Average Base rent
--------------  --------------------------------------------------  --------------------------------------  --------------
                                                                                                                Yearly
   Yr/Mo.          ALL          R(1)        N/C(2)        S(3)        ALL          N/C           S            Absorption
--------------  --------------------------------------------------  --------------------------------------  --------------
  1996/4th         88%          94%          87%          93%        $12.01       $12.39       $10.39           2,071,931
--------------  --------------------------------------------------  --------------------------------------  --------------
  1997/4th         88%          91%          89%          85%        $12.52       $12.95       $10.83           1,892,984
--------------  --------------------------------------------------  --------------------------------------  --------------
  1998/4th         88%          88%          90%          85%        $12.99       $13.44       $11.33           1,430,829
--------------  --------------------------------------------------  --------------------------------------  --------------
  1999/4th         89%          89%          89%          86%        $13.27       $13.77       $11.80           3,136,415
--------------  --------------------------------------------------  --------------------------------------  --------------
  2000/4th         89%          91%          90%          87%        $14.25       $14.53       $12.69           5,094,940
--------------  --------------------------------------------------  --------------------------------------  --------------
  2001/4th         89%          85%          91%          88%        $14.81       $15.03       $12.62           1,060,144
--------------  --------------------------------------------------  --------------------------------------  --------------
  2002/4th         89%          90%          90%          87%        $15.11       $15.45       $13.01             371,113
--------------  --------------------------------------------------  --------------------------------------  --------------
  2003/4th         90%          91%          90%          87%        $15.40       $15.66       $13.42           1,381,769
--------------------------------------------------------------------------------------------------------------------------
                                                     Ft. Worth Area
--------------------------------------------------------------------------------------------------------------------------
  1996/4th         88%          93%          87%          86%        $10.43       $10.93       $ 9.25           1,464,161
--------------  --------------------------------------------------  --------------------------------------  --------------
  1997/4th         87%          91%          86%          85%        $10.95       $11.37       $ 9.48           1,356,287
--------------  --------------------------------------------------  --------------------------------------  --------------
  1998/4th         88%          91%          87%          86%        $11.40       $11.83       $ 9.88             871,893
--------------  --------------------------------------------------  --------------------------------------  --------------
  1999/4th         89%          91%          88%          88%        $11.83       $12.31       $10.11           1,484,006
--------------  --------------------------------------------------  --------------------------------------  --------------
  2000/4th         89%          92%          88%          86%        $11.93       $12.52       $10.30             712,800
--------------  --------------------------------------------------  --------------------------------------  --------------
  2001/4th         89%          90%          90%          87%        $12.66       $13.13       $11.02             -68,016
--------------  --------------------------------------------------  --------------------------------------  --------------
  2002/4th         87%          87%          87%          88%        $13.04       $13.67       $11.24            -731,327
--------------  --------------------------------------------------  --------------------------------------  --------------
  2003/4th         87%          88%          86%          88%        $13.58       $14.11       $12.07             991,106
==========================================================================================================================

  (1) Regional Center
  (2) Neighborhood/Community Center
  (3) Strip Center

As of 4th Quarter 2003, the Dallas area had a total of 122,683,464 SF of retail space. Approximately 98,260,515 (80%) of the space is multi-tenant and approximately 24,422,949 SF (26%) is single tenant retail space. The Fort Worth area has a total of 59,382,001 SF of retail space of which 44,438,775 (75%) is multi-tenant and 14,943,226 (25%) is single tenant space.

As of 4th Quarter 2003, MPF/RIS reports 28 buildings containing 1,577,165 SF are under construction in the Dallas area. Seven of the buildings containing 566,311 SF will be owner occupied while 1,010,854 SF is multi-tenant space. Approximately 62% of the new multi-tenant space is pre-leased. Based upon recent absorption data for the Dallas area and improving economy, overall occupancies can be anticipated to remain flat to slightly increasing over the next year.


Humphries & Associates               II - 24

As of 4th Quarter 2003, MPF/RIS reports 23 buildings containing 976,188 SF is under construction in the Fort Worth area. Nine of the buildings containing 556,356 SF will be owner occupied while 419,832 SF is multi-tenant space. Approximately 22% of the new multi-tenant space is pre-leased. Based upon recent absorption data for the Fort Worth area and improving economy, overall occupancies can be anticipated to remain flat to slightly increasing over the next year.

Office

The following is a summary of office market conditions in the D/FW area as reported by MPF/RIS as of 4th Quarter 2003.

========================================================================================================================
                                                      Dallas Area
------------------------------------------------------------------------------------------------------------------------
       Qtr.                       Occupancy                       Annual Full Service Rent/SF
-------------------  -----------------------------------  --------------------------------------------  ----------------
                                                                                                            Annual
    Year/Month         ALL       A         B        C        ALL         A          B           C         Absorption
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1996/4th          83%      91%       79%      64%     $17.57     $20.25     $14.76      $10.86           2,440,167
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1997/4th          85%      92%       84%      66%     $20.00     $23.39     $16.73      $12.03           2,748,930
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1998/4th          83%      87%       80%      71%     $12.67     $24.95     $18.01      $13.41             820,984
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1999/4th          79%      80%       79%      73%     $21.72     $24.73     $18.55      $14.42           2,891,086
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2000/4th          83%      86%       82%      69%     $21.82     $24.53     $18.81      $14.75           3,643,893
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2001/4th          77%      81%       75%      69%     $21.82     $23.70     $18.40      $14.78          -4,256,686
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2002/4th          75%      78%       73%      69%     $19.70     $21.89     $17.25      $14.59          -2,779,942
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2003/4th          73%      75%       71%      67%     $18.85     $21.06     $16.41      $13.71         -2,025,6821
------------------------------------------------------------------------------------------------------------------------
                                                    Ft. Worth Area
------------------------------------------------------------------------------------------------------------------------
     1996/4th          84%      91%       86%      77%     $14.84     $18.98     $14.76      $11.17              80,369
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1997/4th          85%      98%       87%      79%     $15.85     $22.47     $16.37      $12.29             322,819
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1998/4th          86%      87%       90%      81%     $17.07     $21.78     $17.04      $12.97             193,728
-------------------  -----------------------------------  --------------------------------------------  ----------------
     1999/4th          87%      88%       90%      84%     $17.86     $22.61     $17.59      $13.77             594,951
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2000/4th          85%      90%       81%      84%     $18.55     $23.44     $17.94      $14.33             -80,785
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2001/4th          88%      92%       88%      85%     $19.19     $24.71     $17.93      $15.11               6,737
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2002/4th          85%      86%       87%      82%     $18.65     $22.93     $17.64      $15.10            -353,067
-------------------  -----------------------------------  --------------------------------------------  ----------------
     2003/4th          81%      80%       83%      80%     $17.92     $21.28     $17.64      $14.16          -1,040,278
========================================================================================================================


Humphries & Associates               II - 25

As of 4th Quarter 2003, the Dallas area had 192,956,411 SF of office space. This is broken down into 140,691,506 SF (73%) of multi-tenant space and 52,336,905 (27%) of single tenant space. The Fort Worth area has a total of 31,509,125 SF of office space of which 22,355,951 SF (71%)is multi-tenant space and 9,153,174 SF (29%)is single tenant space.

As of 4th Quarter 2003, MPF/RIS reports eight buildings containing 642,431 SF are under construction in the Dallas area. One building containing 241,491 SF will be owner occupied while 400,940 SF is multi-tenant space. The majority of the new multi-tenant space is speculative and not pre-leased. Based upon historical absorption data for the Dallas area, overall occupancies can be anticipated to remain flat over the next year.

As of 4th Quarter 2003, MPF/RIS indicates that eight 8 buildings containing 1,529,403 SF of office space are under construction in the Fort Worth area. Three buildings containing 1,202,981SF will be owner-occupied and five buildings containing 326,422 SF will be multi-tenant space. None of the new multi-tenant space is pre-leased. Based upon historical occupancy trends, occupancies in the Ft. Worth area are anticipated to remain flat over the next year.

Industrial

The following is a summary of the industrial market conditions in the D/FW area as reported by MPF/RIS as of 3rd Quarter 2003.


Humphries & Associates               II - 26

=========================================================================================================================
                                                Dallas Area - Warehouse
-------------------------------------------------------------------------------------------------------------------------
                              Occupancy                                Average Gross Rent
------------  ------------------------------------------  ---------------------------------------------  ----------------
                                1980-    1970-                               1980-    1970-    1969 &          Annual
  Yr/Qtr.      All     1990     1989     1979     1969      ALL     1990     1989     1979      Older       Absorption SF
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1996/4th     93%      87%      93%      94%      92%     $3.32    $3.31    $3.66    $3.31     $2.88          4,334,194
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1997/4th     93%      86%      94%      94%      94%     $3.48    $3.43    $3.84    $3.47     $3.04          8,754,541
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1998/4th     93%      85%      93%      95%      95%     $3.60    $3.64    $3.97    $3.57     $3.12          4,906,085
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1999/4th     91%      89%      90%      93%      94%     $3.50    $3.65    $3.89    $3.40     $2.96          1,383,910
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2000/4th     91%      90%      91%      93%      92%     $3.54    $3.66    $3.91    $3.43     $3.03          5,428,442
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2001/4th     87%      81%      87%      90%      90%     $3.68    $3.81    $4.05    $3.57     $3.20         -2,060,361
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2002/4th     87%      85%      84%      88%      90%     $3.73    $3.94    $4.11    $3.63     $3.21          5,932,881
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2003/4th     86%      84%      85%      87%      89%     $3.71    $3.84    $4.07    $3.69     $3.24          7,918,807
-------------------------------------------------------------------------------------------------------------------------
                                               Ft. Worth Area - Warehouse
-------------------------------------------------------------------------------------------------------------------------
  1996/4th     93%      94%      94%      92%      91%     $3.19    $3.66    $3.39    $2.92     $2.81          2,239,853
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1997/4th     90%      83%      94%      93%      92%     $3.35    $3.71    $3.45    $3.13     $2.93          3,063,432
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1998/4th     93%      92%      93%      94%      93%     $3.43    $3.46    $3.67    $3.24     $3.11          5,461,661
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1999/4th     92%      93%      92%      93%      91%     $3.30    $3.55    $3.57    $3.14     $2.80          7,612,218
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2000/4th     90%      89%      91%      92%      90%     $3.38    $3.60    $3.67    $3.19     $2.94          2,931,016
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2001/4th     87%      84%      88%      90%      91%     $3.71    $4.09    $3.96    $3.45     $3.11          4,305,757
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2002/4th     85%      85%      86%      86%      85%     $3.80    $4.16    $3.99    $3.49     $3.21          1,207,034
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2003/4th     86%      86%      87%      85%      86%     $3.81    $4.15    $4.64    $3.43     $3.16          5,186,825
=========================================================================================================================

As of 4th Quarter 2003, the Dallas area had 254,507,054 SF of warehouse space. This is broken down into 107,136,053 SF (42%) of multi-tenant space and 147,371,001 (58%) of single tenant space. The Fort Worth area has a total of 147,841,505 SF of warehouse space of which 55,599,040 SF (38%)is multi-tenant space and 92,242,465 SF (62%)is single tenant space.

As of 4th Quarter 2003, MPF/RIS reports 15 buildings containing 1,336,417 SF are under construction in the Dallas area. Eight buildings containing 423,557 SF will be owner occupied while 912,860 SF is multi-tenant space. Based upon recent absorption data for the Dallas area and improving economy, overall occupancies can be anticipated to remain flat to slightly increasing over the next year.

As of 4th Quarter 2003, MPF/RIS indicates that 14 buildings containing 1,993,130 SF of warehouse space is under construction in the Fort Worth area. Nine buildings containing 1,464,970 SF


Humphries & Associates               II - 27
are multi-tenant space and five buildings containing 528,160 is single tenant owner occupied space.

Based upon recent occupancy trends, occupancies in the Ft. Worth area are anticipated to remain flat to slightly increasing over the next year.

=========================================================================================================================
                                                Dallas Area - Flex/Tech
-------------------------------------------------------------------------------------------------------------------------
                              Occupancy                                Average Gross Rent
------------  ------------------------------------------  ---------------------------------------------  ----------------
                                1980-    1970-                               1980-    1970-     1969 &         Annual
  Yr/Qtr.      All     1990     1989     1979     1969      ALL     1990     1989     1979      Older       Absorption SF
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1996/4th     91%      98%      91%      92%      81%     $6.66    $6.21    $6.85    $6.28     $5.61          2,092,624
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1997/4th     91%      84%      92%      93%      85%     $7.37    $8.63    $7.47    $6.89     $6.11          2,279,425
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1998/4th     90%      85%      92%      92%      86%     $7.78    $8.84    $7.89    $7.24     $6.74          1,845,279
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1999/4th     88%      83%      90%      92%      85%     $7.89    $9.22    $7.98    $7.28     $6.37          1,694,061
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2000/4th     89%      84%      91%      92%      82%     $8.03    $9.07    $8.11    $7.42     $6.52          1,838,667
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2001/4th     84%      80%      85%      88%      82%     $8.38    $9.61    $8.40    $7.43     $6.94          1,691,219
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2002/4th     82%      78%      83%      86%      86%     $8.39    $9.71    $8.44    $7.46     $6.90          1,572,856
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2003/4th     79%      75%      80%      87%      71%     $8.33    $9.71    $8.26    $7.67     $7.09          3,605,616
-------------------------------------------------------------------------------------------------------------------------
                                               Ft. Worth Area - Flex/Tech
-------------------------------------------------------------------------------------------------------------------------
  1996/4th     87%      94%      90%      81%      89%     $6.32    $6.81    $6.56    $6.06     $1.90            -50,392
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1997/4th     92%      96%      92%      89%      94%     $6.45    $8.02    $6.89    $6.16     $1.90            973,155
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1998/4th     88%      89%      91%      91%      94%     $7.02    $8.93    $7.51    $6.30      NA              -39,335
------------  ------------------------------------------  ---------------------------------------------  ----------------
  1999/4th     89%      87%      89%      93%      94%     $6.62    $6.89    $7.40    $6.04     $2.97            605,732
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2000/4th     91%      90%      89%      94%      94%     $6.78    $7.46    $7.49    $6.22     $2.97            332,572
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2001/4th     87%      84%      88%      90%     100%     $7.50    $9.76    $7.71    $6.62     $2.97            569,070
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2002/4th     88%      85%      89%      90%      94%     $7.47    $8.68    $7.39    $6.35     $2.74          1,583,494
------------  ------------------------------------------  ---------------------------------------------  ----------------
  2003/4th     87%      85%      86%      91%      89%     $7.86    $9.63    $7.57    $5.92     $4.21            393,779
=========================================================================================================================

As of 4th Quarter 2003, the Dallas area had 63,823,487 SF of flex/tech space. This is broken down into 41,243,717 SF (65%) of multi-tenant space and 22,579,770 (35%) of single tenant space. The Fort Worth area has a total of 13,037,316 SF of flex/tech space of which 7,363,474 SF (56%)is multi-tenant space and 5,673,842 SF (44%)is single tenant space.


Humphries & Associates               II - 28

As of 4th Quarter 2003, MPF/RIS reports 11 buildings containing 1,309,683 SF are under construction in the Dallas area. Three buildings containing 468,486 SF will be owner occupied while 841,197 SF is multi-tenant space. Based upon recent absorption data for the Dallas area, overall occupancies can be anticipated to remain flat over the next year.

As of 4th Quarter 2003, MPF/RIS indicates that five buildings containing 1,413,580 SF of flex/tech space are under construction in the Fort Worth area. Three buildings containing 1,127,333 SF is multi-tenant space and two buildings containing 286,247 is single tenant owner occupied space. Based upon recent absorption data for the Fort Worth area, overall occupancies can be anticipated to remain flat over the next year.

CONCLUSIONS

The Metroplex population, employment and income are all projected to slowly increase over the near term. M/PF, Inc. forecasts Texas and the Metroplex to parallel or out-perform the U.S. growth, export and job creation. Forecasted economic growth in GDP for the U.S. and Texas is estimated at a modest +/-1.5% - 2.0% for 2003.

Job growth in the metroplex is anticipated to be flat to slightly declining over the next year. Any significant job growth is still +/-one-year away. As was indicated by the previous charts, most real estate sectors will have difficulty maintaining existing occupancy levels with slowing job growth along with planned completions. Nevertheless, no sectors are anticipated to have significant oversupplies.

Various unknown influences could have a significant impact on the metroplex future expansion. Some of the major factors include:

1. Slowing in the national economic expansion. Whereas the D/FW metroplex used to be a counter-cyclical area, the current D/FW economy tracks closely the national economy. This is especially true in the tech sector.


Humphries & Associates               II - 29

2. Interest rate sensitivity - Interest rates still remain attractive for housing demand. The low interest rates have been a major contributor to improvement in the single-family market. Any substantial increase in interest rates could slow the recovery of the housing market.

3. Cuts in defense spending in the Metroplex - For the Metroplex, real estate expansion has been significantly influenced by job growth. At this time, no additional defense spending cuts are anticipated for the Metroplex. Conversely, if the War on Terrorism escalates, job growth from this sector can be anticipated to increase.

4. Additional downsizing of the telecom and high-tech industries. Based upon Texas A&M Research center economists, the current recession should begin to show recovery in the second half of 2003.


Humphries & Associates               II - 30

                              NEIGHBORHOOD ANALYSIS


Real estate is an immobile commodity. As such, it is influenced by the surrounding neighborhood. Conditions within the neighborhood can influence buyer/seller opinions concerning real property values within the neighborhood. Therefore, the neighborhood description is important in the valuation of real estate. The defined neighborhood is the general area, which is considered to have the greatest influence on the value of the Subject Property.

The property being appraised is located on the northeast corner of Greenville Avenue and Collins Boulevard with additional frontage along the west side of Alma Road in the City of Richardson. The neighborhood is considered to be that area generally bound by the President George Bush Highway (SH-190) on the north, Plano Road on the east, Arapaho Road on the south and Coit Road on the west.

The neighborhood is located approximately 15 miles north of the Dallas Central Business District, approximately five miles to the north of IH-635 (LBJ Freeway) and approximately 18 miles to the northeast of the Dallas/Fort Worth International Airport.

Access

Primary access to the Subject neighborhood is provided by the Central Expressway (US Highway 75) and George Bush Tollway (SH-190). Central Expressway (US-75) runs in a north/south direction, from the Dallas Central Business District to the Oklahoma border and beyond. It is a limited access, eight-lane, divided major freeway that bisects the neighborhood. SH-190 (President George Bush Freeway) is a limited access, eight-lane, east/west tollway that forms the north boundary of the neighborhood. This major tollway provides access from the City of Garland to Stemmons Freeway (IH-35E).

Renner Road, Campbell Road and Arapaho Road are the primary east/west arteries through the area. These thoroughfares extend from east of Central Expressway to west of the Dallas North Tollway.


Humphries & Associates               III - 1                        D-7U/04-1991

Coit Road and Plano Road are primary north/south thoroughfares in the neighborhood. These roads provided access from LBJ Freeway (IH-635) to the south to the George Bush Tollway (SH-190) and SH-121 to the north.

Street access to the Subject neighborhood is considered good. The area can be accessed via the following thoroughfares:

     Street                             Lanes                Direction of Travel
     ------                             -----                -------------------

     George Bush Freeway (SH-190)       8-Lanes, Divided     East/West
     Renner Road                        4/6-Lanes, Divided   East/West
     Campbell Road                      6-Lanes, Divided     East/West
     Collins Boulevard                  4/6-Lanes, Divided   East/West
     Arapaho Road                       6-Lanes, Divided     East/West
     Coit Road                          6-Lanes, Divided     North/South
     Central Expressway (US-75)         8-Lanes, Divided     North/South
     Plano Road                         6-Lanes, Divided     North/South

Demographic Trends

CACI Marketing Systems publishes population and other demographic data by zip code based on the 2000 census and estimated updates. The Subject Property is located in zip code area 75080 and Census tract 190.10. The following chart shows selected demographic data for this area.

==============================================================================================
                                               Annual
 Zip             2000              2003        Change          2003 Per        2003 Median
 Code         Population        Population    2000-2003     Capita Income    Household Income
----------------------------------------------------------------------------------------------
   75080        41,105           43,844        2.0%           $29,908             $61,393
==============================================================================================

CACI projects population growth during the next five years of 2.3% annually to 49,007. The income levels are in the 87th and 89th centile nationally and statewide, respectively.


Humphries & Associates               III - 2                        D-7U/04-1991

Development Trends

The Subject area is situated in the northward growth pattern of development of Dallas County and Collin County. The Subject area is approximately 70% built up with a variety of commercial and residential uses. The neighborhood has a combination of retail, offices, commercial and residential uses. Commercial development is located primarily along the Central Expressway, Plano Parkway and at the intersections of the primary roadways.

The Richardson "Telecom Corridor", which contains more than 500 high-tech and telecommunications companies, is located in the eastern portion of the neighborhood. This area has over 80,000 daytime workers, making it the largest D/FW daytime employment center outside the Dallas CBD. This area is generally bounded by Central Expressway on the west, SH-190 on the north, Plano Road on the east and Arapaho Road on the south. The following is a summary of some of the companies in this area.

===========================================================================================
                             Richardson Telecom Company List
-------------------------------------------------------------------------------------------
         Company                      Industry                           No. of Employees
-------------------------------------------------------------------------------------------
Texas Instruments            Semiconductors                                    12,000
-------------------------------------------------------------------------------------------
Nortel Networks              Digital Telecommunications Networks                4,700
-------------------------------------------------------------------------------------------
MCI Worldcom                 Telephone Services Engineering                     2,900
-------------------------------------------------------------------------------------------
SBC/Southwestern Bell        Software & Wireless Communications                 2,140
-------------------------------------------------------------------------------------------
Fujitsu                      Telecommunications Equipment Mfg.                  1,424
-------------------------------------------------------------------------------------------
Cingular Wireless            Mobile Communications                              1,300
-------------------------------------------------------------------------------------------
Cisco Systems                Networking/telecommunications                      1,000
-------------------------------------------------------------------------------------------
Hewlett-Packard              Superconductor Design & Mfg.                       1,000
-------------------------------------------------------------------------------------------
Rockwell/Collins             Communications & Avionics Systems                   700
-------------------------------------------------------------------------------------------
Samsung Telecom              Telecommunications Equipment, R&D                   650
===========================================================================================


Humphries & Associates               III - 3                        D-7U/04-1991

See Market Analysis section for further discussion on the Telecom Corridor (Richardson office submarket).

Office development consisting primarily of multi-story structures is located along the Central Expressway. These buildings cater to the Telecom Corridor. Garden style office buildings are located throughout the neighborhood. New multi-story office development has been occurring in the neighborhood in recent years. There has been 1,812,498 SF of multi-tenant office construction in the Richardson sector since 2001.

Due to the downturn in the economy its affect on the high-tech and telecommunications industry, the Richardson (Telecom Corridor) has experienced significant tenant move-outs since 2001. The submarket experienced negative absorption of -368,554 SF, -590,465 SF and -418,085 SF during 2001, 2002 and
2003, respectively. The negative absorption caused the occupancy to decline from +/-95% to +/-69% as of 4th Quarter 2003. However, during the first quarter the submarket experienced strong absorption of 332,324 SF. Discussions with the leasing agents of the rent comparables indicate that the leasing activity has dramatically increased during 2004.

Industrial and high-tech (flex) development is located in the southeast portion of the neighborhood. This development is a part of the Telecom Corridor and is bordered by Central Expressway on the west, Plano Road on the east, Campbell Road on the north and Arapaho Road on the south. The majority of this development was constructed in the 1980s.

Retail development in the neighborhood is concentrated along Campbell Road, Coit Road and Plano Road at the major intersections. Plano Parkway and Central Expressway with pockets of retail development situated at the major intersections. Retail construction is occurring throughout the neighborhood. A large shopping center is located on the northeast and southeast corner of Campbell Road and Coit Road. The northwest corner of Renner Road and Custer Road was recently improved with a shopping center.


Humphries & Associates               III - 4                        D-7U/04-1991

The largest concentration of retail development is located around Collin Creek Mall. The mall is located just north of the neighborhood on the northwest corner of Central Expressway (US-75) and Plano Parkway.

Residential development is located west of Central Expressway and consists primarily of moderate single-family housing. These homes typically range in price from $100,000 to $200,000, with an age of +30 years. Apartments are scattered throughout the neighborhood. The apartments are typically garden-type that were constructed in the late 1970s/1980s or the 1990s. New single-family and multi-family development has and is occurring in the northern portion of the neighborhood.

Conclusions

The Subject Neighborhood is characterized by office and high-tech development along the Telecom Corridor of the City of Richardson. The area experienced strong growth until 2001 due to the boon in the high-tech and telecommunication industries, however, the downturn in the economy has had a negative affect on the office and high-tech market. The neighborhood is considered to be in the stability stage of development. The overall aspects of the Neighborhood are considered positive due to its accessibility and strong industry base.


Humphries & Associates               III - 5                        D-7U/04-1991

                                Neighborhood Map


                      [DETAIL MAP OF COLLINS CROSSING AREA]



Humphries & Associates               III - 6                        D-7U/04-1991

                                SUBJECT PROPERTY

The Subject Property is a 6.509-acre tract of land improved with an 11-story 298,766 NRSF office building located on the northeast corner of Greenville Avenue and Collins Blvd. with additional frontage along the west side of Alma Road in the City of Richardson, Dallas County, Texas. In addition, there is a 3.552-acre excess land tract that abuts the north side of the building site. The following is a brief legal description of the Subject Property.

      Building Site - Being Lot 1A, Block 1 of Collins Crossing, an addition to the City of Richardson, Dallas County, Texas.

      Excess Land Tract - Lot 2, Block 1 of Collins Crossing, an addition to the City of Richardson, Dallas County, Texas.


Size/Frontage/Access/Visibility

The improved tract contains 6.509 acres or 283,550 SF of land. The tract has approximately 513.44' of frontage along the southeast side of Greenville Avenue, approximately 712.35' of frontage along the north side of Collins Blvd. and approximately 654.06' of frontage along the west side of Alma Road.

The excess land tract abuts the north side of the improved tract. The tract has +/-359.85' of frontage along the west side of Alma Road and +/-630.00' of frontage along the east side of Greenville Avenue.

Greenville Avenue is a six-lane, northeast/southwest, divided primary thoroughfare that provides access to LBJ Freeway to the south and the George Bush Tollway (SH-190) to the north. Collins Boulevard is a four/six-lane, east/west, divided primary thoroughfare that provides access to Plano Road to the east and Central Expressway to the west. Collins Boulevard is raised at Greenville Avenue and crosses Central Expressway. Access to Greenville Avenue from Collins Blvd. is available from a one-lane, access road. The Alma Road is a four-lane, north/south, divided roadway that merges with Greenville Avenue to the north and Collins Boulevard to the south.


Humphries & Associates               IV - 1                         D-7U/04-1991

Access to the building site is available from two curb cuts along Greenville Avenue, one curb cut along the one-lane access road to Greenville Avenue and two-curb cuts along Collins Boulevard. The tract has good visibility from Central Expressway (US-75) which is located approximately 200' west of the Subject. Additionally, the northbound exit ramp from Central Expressway and Campbell Road is located just south of the Subject. Traffic exiting Central can cross the DART light rail track at Collins Blvd. and gain immediate access to the Subject. The Subject Property is considered to have good access and visibility.

Utilities

The Subject tracts have access to all city-supplied utilities. The utilities are considered to be of adequate supply for the Subject improvements. The building has high-speed internet access and fiber optics.

Shape/Topography

The Subject tracts are slightly irregular shaped with a level to slightly sloping topography. The topography is considered adequate for proper drainage. The tracts are situated basically at the street grade of Greenville Avenue and Collins Blvd. The tract is slightly +/-20' below the street grade of Collins Blvd., however, it is basically at the street grade of the Greenville Avenue access road.

Flood Plain

According to the flood plain map provided by the Federal Emergency Management Agency (Panel #480184-0015C, dated July 2, 1991. No portion of the tract is located in the 100-year flood plain. The owner's representative stated that there have been no historical flood problems. Based on the surrounding development, the Subject is not negatively affected by flood plain.


Humphries & Associates               IV - 2                         D-7U/04-1991

Easements

Various easements are situated on the Subject Property. These easements are not considered to have a detrimental effect on the development potential of the Subject Property tract. No other easement or private deed restrictions were noted during the course of this appraisal. According to the survey/site plan conducted by Brittain & Crawford dated March 1, 2002 and Chicago Title Insurance Company Title Policy dated April 1, 1998, there are no other easements, encroachments or restrictions negatively affecting the property.

Neighboring Land Uses

The land uses immediately surrounding the Subject are the following.

   North     Vacant land and office/tech/industrial development
   East      Restaurant, industrial and high-tech development to the east across
             Alma Road
   South     Vacant land to the south across Collins Blvd.
   West      DART rail line to the west across Greenville Avenue, restaurant and office development across Central Expressway.

Zoning

The Subject Property is zoned "PD" Planned Development as outlined in Ordinance 3123-A and 3277-A per the City of Richardson (see Addenda for complete ordinance). Under the terms of the "PD", the following conditions apply.

1. All development shall be in substantial conformance with the attached Conceptual Site Plan (Market Exhibit "B").

2. Factory certified installation of commercial grade Class PB Exterior Insulation and Finish System (EIFS) shall be permitted on the exterior walls of the hotel above the first floor level only. The first floor level and the pavilion shall be constructed of 100% masonry materials and recladding of the first floor of the hotel shall be prohibited.

3.    A standing seam metal roof shall be required for the hotel.

4. No drive-through or drive-up food service shall be permitted in the proposed restaurant.


Humphries & Associates               IV - 3                         D-7U/04-1991

5.    A minimum 10' landscape strip shall be provided adjacent to all streets.

6.    The US-75 Amenities Guidelines shall be implemented along Greenville
      Avenue.

7. Where required for widening or site access, turn lanes and street easements shall be granted to the City of Richardson in lieu of right-of-way dedication.

8. Prior to the issuance of a certificate of occupancy for the first building on the property, the following street improvements shall be made at the developer's cost:

      a.    Left-turn lane on Greenville;

      b. Improvements to Alma Road (southbound lanes of Alma, including medians and turn lanes);

      c. Improvements to the ramp between Collins Blvd. and Greenville Avenue (resulting in three continuous lanes).

9. In addition to the turn lanes and deceleration lanes shown on the Conceptual Site Plan, a right-turn lane in Greenville Avenue shall be provided at the northernmost access drive into the site.

10. A limited-service hotel shall be considered a permitted use on this property.

The following additional use is permitted and authorized for the excess and tract.

1. Assemble/collect/reprogram/calibrate/merge and integrate electronic/technical hardware with communications/scientific software, provided that:

      a.    All such activity shall take place completely within the building.

      b.    All materials shall be stored indoors.

      c. All loading areas shall be in compliance with Chapter 16 of the City of Richardson Code of Ordinances."

Minimum No. of Parking Spaces*          1 per 300 SF of NRA, 996 required spaces

*Actual number of marked parking spaces is 1,143 (required - 996). Handicapped spaces and a ramp were noted.


Humphries & Associates               IV - 4                         D-7U/04-1991

For our analysis, the Subject is considered to be a legal, conforming use based on existing zoning restrictions.

                                  Improvements

The building site is improved with an 11-story, Class A office building completed in August of 1999. The improvements contain 298,766 SF of net rentable area and a gross building area of 322,264 SF. The building has a common area factor of 8.12%. Based on the Subject's tenant configuration, the usable area is 274,497 SF. There is a six-level (five floors above and one floor below grade) parking structure containing +/-314,642 SF located to the south of the office building. The building's FAR is 1.05:1, not including the parking structure.

A complete set of building plans was not provided to the appraisers. The major components of construction were identified from personal inspection and are summarized as follows:

                              Construction Summary

Foundation

Reinforced 5" concrete slab with concrete reinforced piers.

Framing

Reinforced concrete frame (concrete pan slabs and joists).

Exterior Walls

6" pre-cast off-white cast concrete panels. The walls have 31/2batt insulation. Windows are double pane in aluminum frames.

Roof

4-ply built-up asphalt over R-20 insulation on concrete roof structure.


Humphries & Associates               IV - 5                         D-7U/04-1991

HVAC

The building is air-conditioned via a chillwater system with a 6,153 SF penthouse located machine room, consisting primarily of electric motor driven centrifugal water chillers, circulating water pumps, cooling tower, central station air handling unit and temperature control air compressor. The total tonnage installed is approximately 900 tons within two chillers. Each floor has an air-handling unit.

Plumbing

Assumed to be standard per code. One set of mens' and womens' restrooms per floor. The restrooms appear to be handicapped accessible and are considered in compliance with ADA. Hot water is provided by two 80 gallon electric heaters. Each floor has 3 water fountains.

Electrical

Assumed to be standard per code and the wiring is assumed to be copper. The building is served with 8,000 amp, 480 volt, 3 phase electrical service. Each floor has a 480/277-volt distribution panel for general lighting, HVAC equipment and tenant power distribution.

Lighting

The interior lighting is a combination of fluorescent, circular incandescent lights and ceiling-mounted incandescent lights. The exterior and parking lot and structure are lighted.

Interior Walls

Gypsum board, taped, textured and painted or textured wallpaper over metal studs. The lobby has Mahogany panels.

Floor

The lobby area has granite flooring. The majority of the building is carpeted. The breakroom and kitchen areas are vinyl or ceramic tile. The restrooms have ceramic tile floors.


Humphries & Associates               IV - 6                         D-7U/04-1991

Ceiling

Suspended ceilings in office areas with some gypsum board, taped and painted in the common areas.

Parking

The property contains a total of 1,143 parking spaces. There are 964 spaces in the six-story (5 above and 1 below ground) parking garage plus an additional 179 surface spaces. The parking ratio is 1 space per 261 SF of rentable area. The parking structure is poured-in-place reinforced concrete and contains +/-314,642 SF with two sump pumps. All paving is concrete. Handicapped spaces and access ramp were noted.

Suite Doors

Solid wood doors in metal frames. Interior office ceilings are 9' 0" and all interior doors are 9' solid wood in metal frame. All door hardware is considered above building standard.

Stairwells

There are two fire-rated stairways on each floor.

Security System

The building has hours of 7 AM to 7 PM on Monday through Friday and 7 AM to 1 PM on Saturday. Card entry access after hours.

Fire Protection

The building includes a complete multiplex system located in a central control station that houses all fire panels and communication devices. An emergency generator provides backup to all emergency life safety systems, including but not limited to, fire protection and fire alarm systems, emergency exit lighting, stair pressurization system, fire pump and elevators. The building and parking garage are 100% wet sprinklered. Numerous fire extinguishers and alarm pulls were noted.


Humphries & Associates               IV - 7                         D-7U/04-1991

Elevators

Five electric passenger elevators with a 3,500 lb. capacity and one electric freight elevator with a 5,000 lb. capacity. All of the elevators were manufactured by Otis Elevators.

Kitchen

The restaurant space has a full service kitchen with grease trap, floor drains and standard commercial kitchen equipment and appliances.

Other

Good landscaping with sprinkler system. One dock high loading door with access to the freight elevator. The building is wired for high-speed internet access and has fiber optic capability.

Deferred Maintenance

As of the inspection date (July 8, 2004), the property was found to be in physically very good condition. According to Chris Shingleton (building engineer), no significant items of deferred maintenance exist on the property. He indicated that the building had no latent roof, foundation or environmental problems.

Environmental Hazards

No environmental hazards were noted during the course of the appraisal. Management reports that the property had no material environmental hazards. However, the appraiser is not qualified to detect such hazards. A Phase I Environmental Site Assessment was not available to the appraisers. According to Chris Shingleton, the Subject does not have any environmental problems. This appraisal assumes no material environmental contamination exists. (Please note Assumptions and Limiting Conditions No. 13).


Humphries & Associates               IV - 8                         D-7U/04-1991

American Disabilities Standards

Upon inspection, parking spaces designated for handicap use were noted. There is an access ramp from the parking area to the building. The restrooms appear to be in ADA compliance. The extent of ADA compliance is unknown. (Please note Assumptions and Limiting Conditions No. 16).

Personal Property

This appraisal does not include a value on personal property such as office furniture, kitchen appliances or tenant equipment. Only the real property of the Subject is included in this appraisal.

Leases

The Subject Property is 100% leased to three tenants. The leases range from $22.00/SF to $24.87/SF gross plus electricity with a base year stop. The average contract rent is $22.60/SF gross plus electricity.

The following is a brief of the Inet and Macromedia lease.

                                 Brief of Lease

Lessor:                            Collins Crossing, Ltd.
Lessee:                            Macromedia, Inc.
Square Footage:                         55,394 NRSF
                                        53,000 SF (Usable)
Floor:                                  4th & 5th
Suite:                                  400 & 500
Date:                                   August 30, 2000 to February 28, 2006
Lease Term:                             66 Months


Humphries & Associates              IV - 9                         D-7U/04-1991

Rental:                            Months (Date)   Annual Rent/SF   Monthly Rent
                                   -------------   --------------   ------------

                                       3 (6/01/04)      $24.87       $  114,788
                                       3 (9/01/04)      $24.89       $  114,913
                                       3 (12/1/04)      $24.92       $  115,038
                                       3 (3/01/05)      $24.96       $  115,163
                                       9 (6/04/05)      $24.76       $  115,213
                                       -----------       -----        ---------

Total                                 66                $24.76       $7,259,991

Expense Stop:                      $6.25/SF

Reimbursable Expenses:             All expenses and disbursements of
                                   every kind which landlord incurs, pays or become obligated to pay in connection with the ownership, operation, and maintenance of the building (including the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied.

Lease Commissions:                 6.5% (4.5% to outside broker & 2.0% to
                                   inside broker)

Finishout Allowance:               $20.00/SF

Renewal Option:                    One 5-year term at market rates

Rights of Assignment:              No assignment or sublease without permission
                                   of landlord; not to be unreasonably withheld.

Security:                          $113,413

Lease Improvements:                No alterations without landlord consent.

Notes: The premises contain 40,000 SF initially (6 month period), will contain 47,697 SF (6 month period) after the First Must-Take Expansion Obligation and will contain 55,394 SF (54 month period) after the Second Must-Take Expansion.


Humphries & Associates              IV - 10                        D-7U/04-1991

                                 Brief of Lease

Lessor:                            Collins Crossing, Ltd.
Lessee:                            Inet Technologies, Inc.
Square Footage:                    241,372 NRSF
                                        233,849 SF (Usable)
Floor:                                  1st, 2nd, 3rd, 6th, 7th, 8th, 9th, 10th
                                        & 11th
Suite:                                  100, 200, 300, 600, 700, 800, 900, 1000
                                        & 1100
Date:                                   Varies to June 30, 2010. (Suite 200
                                        began on 3/1/00; Suites 100, 700, 800,
                                        900, 1000 & 1100 began on 7/1/00, Suite
                                        600 began on 10/1/00 and Suite 300 began
                                        on 4/1/01.
Lease Term:                             120 Months

Rental:                            Months             Annual Rent/SF     Monthly Rent
                                   ------             --------------     ------------

                                   Lease Start             $22.00          $442,515
                                   Escalation (7/1/05)     $24.00          $482,744

Expense Stop:                      $6.47/SF

Reimbursable                       Expenses: All expenses and disbursements of
                                   every kind which landlord incurs, pays or become obligated to pay in connection with the ownership, operation, and maintenance of the building (including the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied.

Lease Commissions:                 6.5% (4.5% to outside broker & 2.0% to inside
                                   broker)

Finishout Allowance:               $25.00/SF

Renewal Option:                    Two 5-year term at market rates

Rights of Assignment:              No assignment or sublease without permission
                                   of landlord; not to be unreasonably withheld.

Lease Improvements:                No alterations without landlord consent.

Notes: The developer received City of Richardson incentives of $600,000. The tenant has exclusive building signage rights. The tenant paid $250,000 for 102 parking spaces along the front of the building.


Humphries & Associates              IV - 11                        D-7U/04-1991

The following data reflects the square footages for the Subject Property.

               Net Rentable                     298,766 SF
               Usable Area                      274,497 SF
               Gross Area                       322,264 SF

The July 2004 rent roll summary provided by the client follows.


Humphries & Associates              IV - 12                        D-7U/04-1991

===============================================================================================================================
                                                           Rent
                                                         Increase      Annual                            Exp.         Base Yr.
     Tenant        Suite #      NRA          Date          Date        Rent SF        Annual Rent    Recovery SF**    Stop SF
-------------------------------------------------------------------------------------------------------------------------------
Inet                 100      15,476       7/1/00-                      $22.00        $  340,472         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  371,424
-------------------------------------------------------------------------------------------------------------------------------
Inet                 200      26,046       3/1/00-                      $22.00        $  573,012         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  625,104
-------------------------------------------------------------------------------------------------------------------------------
Inet                 300      28,550       4/1/01-                      $22.00        $  628,100         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  685,200
-------------------------------------------------------------------------------------------------------------------------------
Inet                 600      28,550       10/1/00-                     $24.00        $  685,200         $1.83          $6.47
                                           6/30/10        7/1/05        $26.00        $  742,300
-------------------------------------------------------------------------------------------------------------------------------
Inet                 700      28,550       7/1/00-                      $22.00        $  628,100         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  685,200
-------------------------------------------------------------------------------------------------------------------------------
Inet                 800      28,550       7/1/00-                      $22.00        $  628,100         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  685,200
-------------------------------------------------------------------------------------------------------------------------------
Inet                 900      28,550       7/1/00-                      $22.00        $  628,100         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  685,200
-------------------------------------------------------------------------------------------------------------------------------
Inet                1000      28,550       7/1/00-                      $22.00        $  628,100         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  685,200
-------------------------------------------------------------------------------------------------------------------------------
Inet                1100      28,550       7/1/00-                      $22.00        $  628,100         $1.83          $6.47
                                           6/30/10        7/1/05        $24.00        $  685,200
-------------------------------------------------------------------------------------------------------------------------------
La Cuisine Cafe      110       2,000       2/11/02-                     $ 8.40        $   16,800         Base Year      $7.08
                                           2/28/09        3/1/07        $10.80        $   21,600
-------------------------------------------------------------------------------------------------------------------------------
Macromedia           400/     55,394       8/30/00-                     $24.87        $1,377,456         $2.75          $6.25
                     500                   2/28/06       09/01/04       $24.89        $1,378,956
                                                         12/01/04       $24.92        $1,380,456
                                                         03/01/05       $24.95        $1,381,956
                                                         06/01/05       $24.96        $1,382,556
-------------------------------------------------------------------------------------------------------------------------------
Total                        298,766                                                  $6,761,540
                                                                                      $    22.63*
===============================================================================================================================

      *Average contract rental rate.
      **Expense recoveries include individual unit electricity and operating expenses.


Humphries & Associates              IV - 13                        D-7U/04-1991

The building is 100% leased to two primary tenants. The following is a brief discussion of these tenants.

Inet Technologies, Inc. (NASDAQ: INET) is a global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses. Its Unified Assurance Solution and Diagnostics products help customers reduce capital and operating expenditures, improve customer acquisition and retention rates, protect and grow revenues and more quickly and effectively develop products or services. The Unified Assurance Solution includes the GeoProbe, Orion and Beamer products. These products capture actual network traffic and then process, correlate and analyze the traffic data to create and display customer experience information, service quality metrics and a network-wide view. The Company's Diagnostics products include the Spectra2, Spectra and Spectra Trunk Tester, which assist equipment manufacturers and communications carriers in designing, deploying and maintaining current and next-generation networks and network elements.

Revenues for the year ending December 31, 2003 were $103.8 million versus revenues of $101.9 million for 2002. This represents a 1.9% increase. The 2003 net income was $11.7 million. The company has 39.2 million shares of outstanding stock with a market capitalization of $480.84 million. The company ended the year with $118.5 million in cash and cash equivalents and remains free of long-term debt. Inet has approximately employees and is based in Richardson, Texas.

Inet has agreed to be purchased by Tektronix, Inc. (NYSE: TEK) with a scheduled closing in September 2004. Tektronix will buy all of Inet's outstanding stock for about $12.50 per share, consisting of $6.25 in stock and $6.25 in cash. The price is a 17 percent premium on Inet's closing price of $10.70 on Tuesday June 29, 2004. With the deal, Tektronix will essentially double its telecom business to $200 million. And, with its broader technology offerings, it should be able to better grow the business.


Humphries & Associates              IV - 14                         D-7U/04-1991

Tektronix, Inc. manufactures, markets and services test, measurement and monitoring solutions to a wide variety of customers in many industries, including computing, communications, semiconductors, broadcast, education, government, military/aerospace, research, automotive and consumer electronics. The Company enables its customers to design, manufacture, deploy, monitor and service next-generation global communications networks, computing and advanced technologies. Revenue is derived principally through the development and marketing of a range of products including oscilloscopes; logic analyzers; signal sources; communication test equipment, including mobile protocol test, wireless field test and spectrum analysis equipment; video test equipment, and related components, support services and accessories.

Revenues for the year ending May 2004 were $920.6 million versus revenues of $791.0 million for the year ending May 2003. This represents a 16% increase. The 2003 net income was $21.2 million. The company has 84.63 million shares of outstanding stock with a market capitalization of $2.53 billion. The company ended 2003 with $190.4 million in cash and cash equivalents with approximately $55 million in long-term debt.

Macromedia Inc. is an independent software company providing software that empowers designers, developers and business users to create and deliver effective user experiences on the Internet, fixed media and wireless and digital devices. The Company's integrated family of technologies enables the development of Internet solutions, including Websites, rich media content and Internet applications across multiple platforms and devices. Macromedia serves three markets: the Designer and Developer, the Business User and the Consumer. In January 2003, the Company acquired Presedia, Inc., a provider of online presentation and e-learning solutions for sales, marketing, corporate communications and online training. In December 2003, the Company acquired eHelp Corporation, a company engaged in help authoring.

Macromedia had sales for the year ending March 2003 of $336.9 million. Sales for the year ending March 2004 increased 9.8% to $369.8 million. Net income for the year ending March 2004


Humphries & Associates              IV - 15                         D-7U/04-1991
was $41.5 million. The company has 68.25 million shares of outstanding stock with a market capitalization of $1.465 billion.

The company has cash and equivalents of $92.7 million as of March 2004 with no long-term debt. Standard & Poors rates Macromedias financial strength as "C".

Based on Inet's and Tektronix, Inc. cash, cash equivalents and minimal long-term debt, Inet is considered a good long-term tenant. Macromedia and LaCuisine Cafe are considered average tenants. Since Inet accounts for 81% of the building, the Subject Property is considered to have an average to good credit tenant base.

Lease Structure

Inet has a base year stop of $6.47/SF with actual 2003 expense recoveries of $1.83/SF. Macromedia has a base year stop of $6.25/SF with actual 2002 expense recoveries of $2.75/SF. LaCuisine Cafe has a base year expense stop of $7.08/SF.

According to Jeff Carter (Building Manager), the asking rent for any vacant space is $20.00/SF gross plus electricity with a base year operating expense stop. The Subject's actual tenant improvement allowance for Inet and Macromedia ranged from $20.00/SF to $25.00/SF for first generation finishout.

Mr. Carter stated that they project spending $12.00/SF - $15.00/SF finishout on new leases and $8.00/SF - $12.00/SF for renewals based upon the entire building being second-generation space.

The typical lease commission is 6.5% with 4.5% paid to an outside broker and 2.0% paid to the inside broker.


Humphries & Associates              IV - 16                        D-7U/04-1991

As of July 2004, Inet had vacated the 3rd, 6th and 7th floors containing 85,650 SF (28,550 SF per floor). According to company representatives, Inet will reoccupy the space after the sale to Tektronix, Inc. has been completed.

Macromedia had vacated the 4th floor containing 27,697 SF and has subleased the entire floor to ASG Insurance Company at +/-$17.00/SF plus electricity "As Is" until February 28, 2006 (remaining lease term).

ASG reportedly wants to extend the lease beyond the sublease term and expand into the 27,697 SF Macromedia space on the 5th floor. As of the date of appraisal, no tenant (Inet & Macromedia) rent payments have been delinquent.

Parking Revenue

As of the date of this appraisal, no parking revenue is generated.

Conclusions

The Subject Property consists of an 11-story office building containing 298,766 NRSF and a six-level parking garage located on the northeast corner of Greenville Avenue and Collins Blvd. in the City of Richardson, Dallas County, Texas. The improvements are considered to be in very good condition. Please refer to the following pages for various exhibits concerning the Subject Property.


Humphries & Associates              IV - 17                        D-7U/04-1991

                                   Tax Exhibit

In Texas, all real estate is assessed at 100% of appraised value. Property values are set by central appraisal districts for all taxing authorities within that district.

The 2004 taxes for the Subject are shown below based on the certified 2004 assessed value and certified 2003 tax rates provided by the Dallas County Appraisal District. The following is a summary of the 2004 assessed value.

================================================================================
                      Office Building - #420487200101A0000
================================================================================
         Year          Improved Value          Land Value       Total Value
--------------------------------------------------------------------------------
         2004           $24,481,740            $2,268,260       $26,750,000
                         $81.94/SF              $8.00/SF         $89.53/SF
================================================================================

The Subject Property is located within the taxing jurisdictions of Dallas County, the City of Richardson and the Richardson ISD. The following is a breakdown of the real estate taxes for the Subject Property.

================================================================================
    Taxing Authority         2004 Assessed Value     2003 Tax Rate      Total
--------------------------------------------------------------------------------
City of Richardson                $26,750,000           $0.47785       $127,825
--------------------------------------------------------------------------------
Richardson ISD                    $26,750,000           $1.82000        486,850
--------------------------------------------------------------------------------
Dallas County*                    $26,750,000           $0.54116        144,760
--------------------------------------------------------------------------------
Total                             $26,750,000           $2.83901       $759,435
                                  $ 89.53/SF                           $2.54/SF
================================================================================

*Includes community college and hospital district.

Based on our appraised value, it is our conclusion that the 2004 assessed value is considered favorable. According to the Dallas County Tax Assessor, there are no past due taxes.


Humphries & Associates              IV - 18                        D-7U/04-1991

                                   Tax Exhibit

The following information pertains to the Subject Excess Land.

================================================================================
                        Excess Land - #420487200102A0000
================================================================================
         Year         Improved Value        Land Value           Total Value
--------------------------------------------------------------------------------
         2004               0               $1,060,540            $1,060,640
                            0               $ 6.85/SF             $ 6.85/SF
================================================================================

The Subject Property is located within the taxing jurisdictions of Dallas County, the City of Richardson and the Richardson ISD. The following is a breakdown of the real estate taxes for the Subject Property. The real estate taxes are based on 2003 tax rates and 2004 assessed values.

The following is a breakdown of the real estate taxes for the Subject Property.

================================================================================
      Taxing Authority      2004 Assessed Value      2003 Tax Rate         Total
--------------------------------------------------------------------------------
City of Richardson              $1,060,540             $0.47785          $ 5,068
--------------------------------------------------------------------------------
Richardson ISD                  $1,060,540             $1.82000           19,302
--------------------------------------------------------------------------------
Dallas County*                  $1,060,540             $0.54116            5,739
--------------------------------------------------------------------------------
Total                           $1,060,540             $2.83901          $30,109
================================================================================

*Includes community college and hospital district.

There are no past due taxes and the assessed value is considered low based on the value estimate contained in this report.


Humphries & Associates              IV - 19                        D-7U/04-1991

                          [PICTURE OF SUBJECT PROPERTY]

                                SUBJECT PROPERTY


                          [PICTURE OF SUBJECT PROPERTY]

                                SUBJECT PROPERTY


Humphries & Associates              IV - 20                        D-7U/04-1991

                               [PICTURE OF LOBBY]

                                      LOBBY


                           [PICTURE OF INTERIOR VIEW]

                                  INTERIOR VIEW


Humphries & Associates              IV - 21                        D-7U/04-1991

                           [PICTURE OF INTERIOR VIEW]

                                  INTERIOR VIEW


                           [PICTURE OF INTERIOR VIEW]

                                  INTERIOR VIEW


Humphries & Associates              IV - 22                        D-7U/04-1991

                           [PICTURE OF PARKING GARAGE]

                                 PARKING GARAGE


                        [PICTURE OF SURFACE PARKING AREA]

                              SURFACE PARKING AREA


Humphries & Associates              IV - 23                       D-7U/04-1991

                            [PICTURE OF EXCESS LAND]

                                   EXCESS LAND


                            [PICTURE OF EXCESS LAND]

                                   EXCESS LAND


Humphries & Associates              IV - 9                         D-7U/04-1991

                         [PICTURE OF GREENVILLE AVENUE]

                                GREENVILLE AVENUE


                             [PICTURE OF ALMA ROAD]

                                    ALMA ROAD


Humphries & Associates              IV - 25                        D-7U/04-1991

                            [PICTURE OF COLLINS ROAD]

                                  COLLINS ROAD


Humphries & Associates              IV - 26                        D-7U/04-1991

                               City of Richardson


                           [MAP OF RICHARDSON, TEXAS]



Humphries & Associates              IV - 27                        D-7U/04-1991

                                    Zone Map


                 [ZONE MAP SHOWING LOCATION OF COLLINS CROSSING]



Humphries & Associates              IV - 28                        D-7U/04-1991

                        Survey/Site Plan - Improved Site


                     [SURVEY/SITE PLAN OF COLLINS CROSSING]



Humphries & Associates              IV - 29                        D-7U/04-1991

                 [FLOOR PLAN OF COLLINS CROSSING: GROUND FLOOR]



Humphries & Associates              IV - 30                        D-7U/04-1991

                                Second Floor Plan


                 [FLOOR PLAN OF COLLINS CROSSING: SECOND FLOOR]



Humphries & Associates              IV - 31                        D-7U/04-1991

                        [FLOOR PLAN OF COLLINS CROSSING]



Humphries & Associates              IV - 32                        D-7U/04-1991

                               Eleventh Floor Plan


                [FLOOR PLAN OF COLLINS CROSSING: ELEVENTH FLOOR]



Humphries & Associates              IV - 33                        D-7U/04-1991

                                    Penthouse


                 [FLOOR PLAN OF COLLINS CROSSING: PENTHOUSE]



Humphries & Associates              IV - 34                        D-7U/04-1991

                     [DRAWING OF COLLINS CROSSING BUILDING]


Humphries & Associates              IV - 35                        D-7U/04-1991

                        Survey/Site Plan - Excess Land


               [SURVEY/SITE PLAN OF COLLINS CROSSING EXCESS LAND]




Humphries & Associates              IV - 36                        D-7U/04-1991

                              HIGHEST AND BEST USE


Highest and Best Use may be defined as that legal use which will yield the highest net present value to the land, or that land use which may reasonably be expected to produce the greatest net return over a given period of time.

The principle of Highest and Best Use determination is a function of neighborhood land use trends, property size, shape, zoning, and other physical factors, as well as the market environment in which the property must compete. Investors continually attempt to maximize profits on invested capital. The observation of investor activities in the area is an indication of that use which can be expected to produce the greatest net return to the land.

The principle of conformity holds, in part, that conformity in use is usually a highly desirable adjunct of real property, since it creates and/or maintains maximum value, and it is maximum value which affords the owner maximum returns.

In arriving at the estimate of Highest and Best Use, the Subject Site is analyzed "as if vacant and available for development" and "as improved".

"AS IF" VACANT

Possible Use

The first constraint imposed on the Subject tract is the possible use as dictated by the physical aspects of the site. The size and location within a given block are the most important determinants of value. In general, the larger the tract, the greater its potential to achieve economies of scale and flexibility in development.

The size of the parcel, considered within the constraints of the zoning has considerable influence on its ultimate development. The key determinant in developing the site is the permitted size of the project. More land permits higher density development and higher floor to area ratios permit


Humphries & Associates                V - 1                         D-7U/04-1991
more floor area to land. When there is more land, the structure tends to rise in proportion to the size of the tract. Location is important when considering the Subject's proximity to open plazas, retail trade areas, work force areas, residential areas, public transportation, etc.

The Subject site contains 10.061 acres of land located on the northeast corner of Greenville Avenue and Collins Blvd. with additional frontage along the west side of Alma Road in the City of Richardson. The tract is irregular in shape with a level to slightly sloping topography. The tract is not negatively affected by the 100-year flood plain. Therefore, the Subject's development potential is not negatively affected by its shape or flood hazard, and utilities are available to the site.

The Subject is considered to have generally good physical characteristics for most types of office development.

Legally Permissible

The potential use of a property is affected by public restrictions (zoning, building codes, environmental regulations, etc.) and by private restrictions (deed restrictions). According to the title policy and survey, there are no easements or restrictions affecting the use of the Subject Property. No other private restrictions were noted during the course of this appraisal. Pubic restrictions affecting the use of the Subject Property include the allowable land uses and development restrictions in the PD-3123-A and 3277-A by the City of Richardson. (See Subject Property section for zoning restrictions).

We assume that only common restrictions (utility easements, building setback requirements, etc.) exist, and they are not of any consequence to hinder the development of the site.


Humphries & Associates                V - 2                         D-7U/04-1991

Financially Feasible/Maximally Productive

The potential uses of a property that meet the criteria of being physically possible and legally permissible are analyzed further to determine financial feasibility. If a potential use is capable of satisfying a required rate of return on investment and providing a sufficient return on the land, the use is financially practical within some price limit.

The land use which meets the criteria of being physically possible and legally permissible is office development. Uses on similar land tracts have been improved with office development.

Market Overview

The following chart shows the estimated years supply of office space in DFW RealSmart's Richardson Submarket.

                   Office Space Supply as of 1st Quarter 2004

Existing Space                                                  7,114,064  SF
Less: Occupied Space (74%)                                     -5,264,407  SF
                                                               ----------

Current Supply                                                  1,849,657  SF
Plus: Projected New Supply of Space                                     0  SF
                                                               ----------

Total Amount of Space Available                                 1,849,657  SF

Average 6.25 Year Absorption                                       50,647  SF

Estimated Supply of Office Space                                    36.52  Years

The submarket's occupancy of 74% is below stabilized levels. The Richardson submarket has absorbed 316,546 SF since 1998. However, the submarket experienced negative absorption of -368,554 SF, -590,465 SF and -418,085 SF during 2001, 2002 and 2003, respectively due to the national and regional recession. During the first quarter the submarket experienced strong absorption of 332,324 SF. Discussions with the leasing agents of the rent comparables indicate that the leasing activity has dramatically increased during 2004 because of the recovering economy. Recent construction in the Dallas area has involved speculative, pre-leased and owner-occupied facilities.


Humphries & Associates                V - 3                         D-7U/04-1991

"As Vacant" Highest and Best Use

Comparing the valuations arrived at via the Cost Approach (not including depreciation) versus the Income and Market Approaches, office development appears to remain feasible at this time if a property were able to lease to stabilized levels. However, the market conditions currently indicate an oversupply of office space in the Subject's neighborhood. It can be reasonably concluded that the Highest and Best Use of the Subject Property, as vacant and available to be put to its Highest and Best Use, is for office development at some future date when market conditions indicate development to be feasible. A significantly pre-leased or owner-occupied building would be an alternative highest and best use in today's market environment.

"As Improved"

As mentioned previously, the Subject site is improved with an 11-story office building containing 298,766 NRSF and a six-level parking garage. The property was completed in August of 1999 and is currently in very good condition.

The current Subject improvements represent a legal conforming efficient use of the Subject site. The building is adequately competing in the marketplace for tenants and is currently 100% leased, generally on a long-term basis. Additionally, there is not an alternative legal use that would justify redevelopment of the Subject site at this time. Therefore, it is the appraisers' opinion that the current improvements represent the Highest and Best Use of the Subject Property as improved.


Humphries & Associates                V - 4                         D-7U/04-1991

                                 LAND VALUATION


The valuation estimate for the Subject land tract is based upon the analysis of similar land transactions found in the market in which the Subject Property must compete.

These sales are found by a search of the Deed Records or by conversations with Brokers or other real estate professionals. In Texas, there is no "full disclosure" law - we must verify the sales price by conversation with the buyer, seller, or other involved persons.

Major dissimilarities between the sales and the sale price are generally as follows:

      TIME - The sales are analyzed to determine the amount of appreciation or decline in land values as time has progressed. Older sales are adjusted accordingly to reflect value levels.

      LOCATION - The sales are compared to the Subject Property to isolate any locational differences. If a sale is considered to be superior in location when compared to the Subject Property, a downward adjustment is made to the sale. The opposite occurs when the sale is considered to be in an inferior location - upward adjustment.

      UTILITY - The comparative differences here generally involve size, shape, utilities, flood prone areas, topography, road frontage or other items that affect the use of the sales and the Subject Property.

Our policy is to include all similar sales, but to adjust only the most comparable sales. The rationale being that the most comparable sales require less adjustments and result in more reliable value estimates, but we feel the reader should have the benefit of knowing the general market.

The market sales are on the following pages.


Humphries & Associates               VI - 1                         D-7U/04-1991

                                   LAND SALE 1


Location:                  Northeast corner Campbell Road and Campbell Creek
                           Blvd., Richardson

Grantor:                   State Farm Mutual Auto Insurance Co.

Grantee:                   Echo Campbell Creek, Ltd.

Sale Date:                 2/8/01

Size:                      2.544 acres or 110,800 SF

Zoning:                    IM-1

Legal Desc.:               Lot 1, Block B, Campbell Creek Addition, Richardson

Recordation:               2001030/3159

Price:                     $889,000

Per Unit:                  $8.02/SF

Terms:                     Cash to Seller

Verified:                  Richard Payne, Buyer (972/235-0281)

Frontage:                  Campbell and Campbell Creek

Uses:                      Future Development

Utilities:                 All Available

Flood Area:                None

Topography:                Level

Shape:                     Rectangular

Comments:                  This tract is located approximately 3,000' northeast
                           of the Subject Property.

Mapsco:                    D-8S


Humphries & Associates               VI - 2                         D-7U/04-1991

                                   LAND SALE 2


Location:                  Southwest corner Central Expressway (US-75) and
                           Goldmark Drive, Dallas

Grantor:                   75 & Goldmark, LLC

Grantee:                   Chrysler Realty Corp.

Sale Date:                 3/2/01

Size:                      6.188 Acres or 269,534 SF

Zoning:                    MU-3

Legal Desc.:               Part of Block B/7761, Keystone Park Section 5, Dallas

Recordation:               2001047/975

Price:                     $2,695,340

Per Unit:                  $10.00/SF

Terms:                     Cash to Seller

Verified:                  James Vosburgh, Seller (214/360-1700)

Frontage:                  Central Expressway and Goldmark (limited visibility
                           on US-75)

Uses:                      Car Dealership

Utilities:                 All Available

Flood Area:                None

Topography:                Level to Sloping

Shape:                     Irregular

Comments:                  This tract is located approximately 3 miles southwest
                           of the Subject Property.

Mapsco:                    D-16Q


Humphries & Associates               VI - 3                         D-7U/04-1991

                                   LAND SALE 3


Location:                  Northeast corner Collins Road and Alma Road,
                           Richardson

Grantor:                   A. H. Roddy company

Grantee:                   Tess Partners, Ltd.

Sale Date:                 5/1/01

Size:                      1.672 Acres or 72,832 SF

Zoning:                    Commercial

Legal Desc.:               Block C, Central Park Addition, Richardson

Recordation:               2001089/5498

Price:                     $582,576

Per Unit:                  $8.00/SF

Terms:                     Cash to Seller

Verified:                  George Roddy, Seller

Frontage:                  Collins Blvd. and Alma Road

Uses:                      Improved with a restaurant.

Utilities:                 All Available

Flood Area:                None

Topography:                Level

Shape:                     Rectangular

Comments:                  This tract is located across Alma Road from the
                           Subject Property.

Mapsco:                    D-7V


Humphries & Associates               VI - 4                         D-7U/04-1991

                                   LAND SALE 4


Location:                  Adjacent to northeast corner George Bush Tollway
                           (SH-190) and Jupiter Road, Plano

Grantor:                   Briar Oaks Properties, Ltd.

Grantee:                   Shinn Hospitality, Ltd.

Sale Date:                 7/31/01

Size:                      3.49 Acres or 152,024 SF

Zoning:                    Commercial

Legal Desc.:               Lots 1 & 2, One-Ninety & Jupiter Addition, Plano

Recordation:               5005/3077

Price:                     $1,502,000

Per Unit:                  $9.88/SF

Terms:                     Cash to Seller

Verified:                  David Hicks, Broker (972/776-7000)

Frontage:                  George Bush Tollway and Jupiter Road

Uses:                      Future hotel development

Utilities:                 All Available

Flood Area:                None

Topography:                Level

Shape:                     Irregular

Comments:                  The tract has +/-337' of frontage along George Bush
                           Tollway and +/-48' of frontage along Jupiter
                           Road.

Mapsco:                    D-8C


Humphries & Associates               VI - 5                         D-7U/04-1991

                                   LAND SALE 5


Location:                  N/S Campbell Road, east of Coit Road, Richardson

Grantor:                   A.O.C. Land Investment, LLC

Grantee:                   1120 Campbell Road, Ltd.

Sale Date:                 3/4/03

Size:                      1.553 Acres or 67,650 SF

Zoning:                    Commercial

Legal Desc.:               Land in J.W. Curtis Survey, Abstract No. 345,
                           Richardson

Recordation:               2003045/06937

Price:                     $439,725

Per Unit:                  $6.50/SF

Terms:                     Cash to Seller

Verified:                  Jim Jamerson, Broker (214/526-6262)

Frontage:                  Campbell Road

Uses:                      Multi-tenant office building

Utilities:                 All Available

Flood Area:                None

Topography:                Level

Shape:                     Rectangular

Comments:                  The tract was purchased for development of a 13,300
                           SF multi-tenant office building. The location is inferior to the Subject Property.

Mapsco:                    D-6Q


Humphries & Associates               VI - 6                         D-7U/04-1991

                                   LAND SALE 6


Location:                  NE/S George Bush Tollway (SH-190) service road just
                           southeast of Renner Road, Richardson

Grantor:                   Rosewood Property Company

Grantee:                   Breckenridge Properties, LP

Sale Date:                 6/13/03

Size:                      2.999 Acres or 130,651 SF

Zoning:                    Commercial (I-M)

Legal Desc.:               Lot 1, Block A, 190 Corporate Center, Richardson

Recordation:               5441/3057

Price:                     $882,000

Per Unit:                  $6.75/SF

Terms:                     Cash to Seller

Verified:                  Susan Fish with Seller (214/756-6150)

Frontage:                  George Bush Tollway

Uses:                      Future office development

Utilities:                 All Available

Flood Area:                None

Topography:                Level

Shape:                     Rectangular

Comments:                  The tract is located along the George Bush
                           Tollway and was purchased for development of an office building. The location is inferior to the Subject Property.

Mapsco:                    D-9E


Humphries & Associates               VI - 7                         D-7U/04-1991

                                   LAND SALE 7


Location:                  NEC Greenville Avenue and Royal Lane, Dallas

Grantor:                   Carter-Royal Partnership, Ltd.

Grantee:                   Shea Commercial Properties, LLC

Sale Date:                 9/26/03

Size:                      5.887 Acres or 256,438 SF

Zoning:                    Commercial

Legal Desc.:               Part of City Block 8143, Dallas

Recordation:               2003193/08858

Price:                     $2,700,000

Per Unit:                  $10.53/SF

Terms:                     Cash to Seller

Verified:                  Buyer (214/696-2020)

Frontage:                  Greenville Avenue and Royal Lane

Uses:                      Future office development

Utilities:                 All Available

Flood Area:                None

Topography:                Level

Shape:                     Irregular

Comments:                  The tract was purchased for development of six
                           one-story office buildings. The east side of the tract is bordered by a creek.

Mapsco:                    D-26G


Humphries & Associates               VI - 8                         D-7U/04-1991

                                 Land Sales Map


                    [MAP SHOWING LOCATION OF LAND SALES 1-7]



Humphries & Associates               VI - 9                         D-7U/04-1991

===========================================================================================================
        Sale #                Date               Size (SF)          Sale Price/SF       Zoning
-----------------------------------------------------------------------------------------------------------
          1                   02/01               110,800               $ 8.02         IM-1
-----------------------------------------------------------------------------------------------------------
          2                   03/01               269,534               $10.00         MU-3
-----------------------------------------------------------------------------------------------------------
          3                   05/01                72,832               $ 8.00         Commercial
-----------------------------------------------------------------------------------------------------------
          4                   07/01               152,024               $ 9.88         Commercial
-----------------------------------------------------------------------------------------------------------
          5                   03/03                67,650               $ 6.50         Commercial
-----------------------------------------------------------------------------------------------------------
          6                   06/03               130,651               $ 6.75         Commercial
-----------------------------------------------------------------------------------------------------------
          7                   09/03               256,438               $10.53         Commercial
-----------------------------------------------------------------------------------------------------------
       Average                                    151,418               $ 8.53
-----------------------------------------------------------------------------------------------------------
          Subject Building Site                   283,550                 -            PD-3123-A & 3277-A
-----------------------------------------------------------------------------------------------------------
               Excess Land                        154,717                 -            PD-3123-A & 3277-A
===========================================================================================================


Sales 1 and 4 are considered most comparable to the Subject based on their physical characteristics and proximity to the Subject. These sales will be analyzed in an adjustment grid on a following page.

The following adjustment grid analyzes the most comparable sales to the Subject Property ("+" adjustments indicate that the comparable sale is inferior to the Subject and must be adjusted upward; "-" adjustments indicate that the comparable sale is superior to the Subject and must be adjusted downward; and "0" indicates that the comparable sale and Subject are similar overall in this factor of comparison and no adjustment is warranted).


Humphries & Associates               VI - 10                        D-7U/04-1991

=====================================================================================================================
                                                  ADJUSTMENT GRID
----------------------------------------------------------------------------------------------------------------------
                                        Building Site                     Sale 1                      Sale 4
-------------------------------  -----------------------------  ----------------------------  ------------------------
Sale Date                                                                  02/01                       07/01
-------------------------------  -----------------------------  ----------------------------  ------------------------
Size (SF)                                  283,550                        110,800                     152,024
-------------------------------  -----------------------------  ----------------------------  ------------------------
Zoning                                       PD                            IM-1                     Commercial
-------------------------------  -----------------------------  ----------------------------  ------------------------
Shape                                Slightly Irregular                 Rectangular                  Irregular
-------------------------------  -----------------------------  ----------------------------  ------------------------
Frontage                                   3 Sides                        2 Sides                     2 Sides
-------------------------------  -----------------------------  ----------------------------  ------------------------
Flood Plain                                 None                           None                        None
-------------------------------  -----------------------------  ----------------------------  ------------------------
Topography                          Level to Slight Slope                  Level                       Level
--------------------------------------------------------------  ----------------------------  ------------------------
Condition of Sale                                                      Arm's Length                Arm's Length
--------------------------------------------------------------  ----------------------------  ------------------------
Property Rights Transferred                                             Fee Simple                  Fee Simple
--------------------------------------------------------------  ----------------------------  ------------------------
Terms                                                                      Cash                        Cash
--------------------------------------------------------------  ----------------------------  ------------------------
Price/SF                                                                   $8.02                       $9.88
----------------------------------------------------------------------------------------------------------------------
ADJUSTMENTS
----------------------------------------------------------------------------------------------------------------------
Financing Terms                                                             -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Property Rights                                                             -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Condition of Sale                                                           -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Market Conditions                                                           -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Adjusted Price/SF                                                          $8.02                       $9.88
--------------------------------------------------------------  ----------------------------  ------------------------
Location/Frontage/Access/Visibility                                        +15%                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Size                                                                        -5%                         -5%
--------------------------------------------------------------  ----------------------------  ------------------------
Zoning                                                                      -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Shape                                                                       -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Flood Plain                                                                 -0-                         -0-
--------------------------------------------------------------  ----------------------------  ------------------------
Total Adjustment                                                           +10%                         -5%
--------------------------------------------------------------  ----------------------------  ------------------------
Adj. Price/SF                                                              $8.82                       $9.39
======================================================================================================================


Humphries & Associates               VI - 11                        D-7U/04-1991

                           Explanation of Adjustments

Financing Terms

All sales were sold for cash or at market terms. No adjustment for financing terms is appropriate.

Real Property Rights Conveyed

This adjustment is considered for any differences in the real property rights being conveyed in the sale. Properties in which less than the full Fee Simple Estate is transferred frequently sell for a lower price. If the leasehold estate is conveyed, any improvements constructed may exhibit a different expense structure (and net income stream) than an improved property where land and building are held in common ownership. Because these factors can have an impact on value, one of the initial steps in the valuation process is a determination of real property interests that have been conveyed. All sales were sold in Fee Simple. No adjustment will be made.

Conditions of Sale

All sales are considered to be arm's length transactions. No adjustment for conditions of sale will be made.

Market Conditions (Time)

Market conditions may change between the time of sale of a comparable property and the date of the appraisal of the Subject. Under such circumstances, the price of the comparable property would be different at the later time (the date of the appraisal), and an adjustment would have to be made to the actual transaction price. Changed market conditions often result from various causes such as inflation, deflation, changing demand, and changing supply.

The sales occurred within the past 41 months and are considered market transactions. Based on the available sales data, no significant increase or decrease in land prices has occurred over the last 41 months. Thus, no adjustment for this factor is considered necessary.


Humphries & Associates               VI - 12                        D-7U/04-1991

Location/Frontage/Access/Visibility

The Subject's building site is located on the northeast corner of Greenville Avenue and Collins Boulevard with additional frontage along the west side of Alma Road in the City of Richardson. Greenville Avenue is a six-lane, northeast/southwest, divided primary thoroughfare that provides access to LBJ Freeway to the south and the George Bush Tollway (SH-190) to the north. Collins Boulevard is a four/six-lane, east/west, divided primary thoroughfare that provides access to Plano Road to the east and Central Expressway to the west. Collins Boulevard is raised at Greenville Avenue and crosses Central Expressway. Access to Greenville Avenue from Collins Blvd. is available from a one-lane, access road. The Alma Road is a four-lane, north/south, divided roadway that merges with Greenville Avenue to the north and Collins Boulevard to the south.

Access to the Subject is available from two curb cuts along Greenville Avenue, one curb cut along the one-lane access road to Greenville Avenue and two-curb cuts along Collins Boulevard. The tract has good visibility and access from Central Expressway (US-75) which is located approximately 200' west of the Subject. The Subject Property is considered to have good access and visibility and is located in an area heavily developed with office uses.

Sale 1 is located on the NEC of Campbell Road and Campbell Creek Blvd., in the City of Richardson, approximately 3,000' northeast of the Subject. Campbell Road is a six-lane, divided, east/west primary thoroughfare while Campbell Creek is a secondary north/south roadway. The tract is located in an area developed with office and high-tech uses. The overall location is considered to have inferior access and visibility versus the Subject and an upward adjustment is warranted.

Sale 4 is adjacent to the NEC of the George Bush Tollway Service Road (SH-190) and Jupiter Road in the City of Plano. The service road is a three-lane, one-way, northwest bound access road to SH-190. SH-190 is an eight-lane, divided, major tollway that provides good access and visibility. Jupiter Road is a six-lane, divided, north/south primary thoroughfare. This tract is located in an area that is being developed with office, high-tech and commercial uses. The overall location is similar to the Subject and no adjustment is warranted.


Humphries & Associates               VI - 13                        D-7U/04-1991

A comparison of Sale 1 with Sale 4 indicates an upward adjustment of approximately 15% to Sale 4. This adjustment is reasonable and will be applied to Sale 1.

Size

Typically, smaller land tracts sell for more on a per square foot basis compared to larger land tracts. The Subject Property contains 283,550 SF of land. Sale 1 contains 110,800 SF and Sale 4 contains 152,024 SF. The comparables are 2.6x and 1.9x smaller than the Subject Property and a subjective adjustment of 5% downward will be applied.

Shape/Topography

The Subject Property is a slightly irregular shaped tract with a level to slightly sloping topography. Both comparable sales are rectangular in shape with a level topography. The overall shape and topography is similar and no adjustment is warranted.

Zoning

The Subject and comparable sales allow for similar office and commercial uses and no adjustment is warranted.

Conclusion

The comparable sales have an adjusted range of $8.82/SF to $9.39/SF with an average of $9.11/SF. Both of the comparable sales are considered to be good indicators of value, however Sale 1 is the closest and most similar to the Subject Property indicating the low to middle of the adjusted range. For our analysis, a range of $8.85/SF to $9.25/SF is considered reasonable. The price/SF is applied to the Subject land area as follows:


Humphries & Associates               VI - 14                        D-7U/04-1991

                  Price/SF        Size/SF          Value Range
                  --------        -------          -----------
                  $8.85    x    283,550 SF    =    $2,509,418
                  $9.25    x    283,550 SF    =    $2,622,838

Estimated Market Value of Building Site    Say,    $2,600,000 Rounded
                                                       ($9.17/SF)

Excess Land Tract

The Excess Land tract is located on the south corner of Greenville Avenue and Alma Road abutting the north side of the building site. The tract contains 154,717 SF and is irregular in shape with a level topography. The excess land tract is considered to have slightly inferior access, visibility and shape characteristics compared to the building site, however, its smaller size is superior. For our analysis, a downward adjustment of 5% will be applied for its inferior location and shape, while an upward 5% adjustment will be applied for its superior size. The two adjustments offset each other and no adjustment will be applied to the building site value range of $8.85/SF to $9.25/SF. The value range of $8.85/SF to $9.25/SF will be applied to the excess land area as follows.

                     Size/SF               Price/SF       Value Range
                     -------               --------       -----------

                   154,717 SF       x       $8.85/SF =     $1,369,245

                   154,717 SF       x       $9.25/SF =     $1,431,132

Estimated Land Value of Excess Land Tract, Say,            $1,400,000 ($9.05/SF)


Humphries & Associates               VI - 15                        D-7U/04-1991

                       VALUE INDICATED BY COST APPROACH

The Cost Approach is based upon the principle of substitution, which affirms that no prudent investor would pay more for a property than the cost to acquire the land and construct improvements of equal desirability and utility without undue delay. Because cost and market value are closely related when properties are new, the Cost Approach is a good indication of market value for new or relatively new properties. When improvements are older or do not represent the Highest and Best Use of the land as though vacant, the accuracy of the Cost Approach is limited due to the difficulty of estimating accrued depreciation.

The procedure involved in deriving a value estimate by the Cost Approach is shown below.

1. Estimate the value of the Subject Property as though vacant and available to be developed to its highest and best use.

2. Estimate the replacement cost of the improvements (the cost of construction of improvements having equal utility to the Subject Improvements).

3. Estimate the accrued depreciation in the improvements (physical deterioration, functional obsolescence, and external obsolescence) and deduct estimated depreciation from the replacement cost of the improvements.

4. Add the depreciated replacement cost of the improvements to land value. This total is the value estimate by the Cost Approach.

Current construction costs (including material costs, labor costs, equipment costs, indirect costs, etc.) for all types of buildings are maintained in our files. In addition to this basic data, we have access to the Marshall Valuation Services cost data. This service allows for an estimate of construction costs by component characteristics, construction type and quality, and location.

The Marshall Valuation Service cost range used as a basis for our analysis adhere to the following guidelines.


Humphries & Associates               VII - 1                        D-7U/04-1991

What is Included

- Normal interest on building funds during the period of construction and processing fee or service charge is included.

-     Sales taxes on materials are included.

-     Normal site preparation including excavation for foundation and backfill.

-     Utilities from structure to lot line figured for typical setback.

- Contractor's overhead and profit including job supervision, workman's compensation, fire and liability insurance, unemployment insurance, etc., are included.

- Actual costs used are final costs to the developer which contain architect's and engineer's fees. These in turn include plans, plan checks, surveys and building permits.

For our analysis, these soft cost items are separated out and shown as individual line items.

What is Not Included

- Cost of buying or assemblage of land; demolition; off-site costs, any other cost of doing business not directly attributable to the basic structure.

- Unusual or extraordinary land improvement costs (e.g., pilings or hillside foundations).

- Costs of land planning or preliminary concept and layout for large developments are not included, nor is interest or taxes on the land.

- Discounts or bonuses paid for financing are considered a cost of doing business.

- Furnishings and fixtures, usually not found in the general contract, that are peculiar to a definite tenant, such as seating or kitchen equipment, etc.

- Marketing costs to create occupancy including model or advertising expenses, or temporary operation of property owners associations.

- An allowance for developer's overhead and profit that is typically based on a percentage of the total project cost.


Humphries & Associates               VII - 2                        D-7U/04-1991

This program provides an estimate of current construction costs by component characteristics, construction quality, and location based upon actual construction costs of similar properties.

Depreciation

Physical Depreciation

Depreciation is defined as a loss in value from the replacement cost of improvements and is caused by physical deterioration, functional obsolescence, and/or external obsolescence. Physical deterioration is evidenced by normal wear and tear over the economic life of the improvements and is either curable or incurable. No deferred maintenance is deducted in this report.

The Subject Improvements were completed in August of 1999 and are approximately 5 years old. According to Marshall Valuation Service, the Subject Property is considered an average Class A office building. This type of building of equivalent design and construction typically have an economic life of approximately 45 to 50 years. The Subject has been well maintained and its effective age is considered to be equal to its actual age. The effective age of the Subject is estimated to be 5 years. Based upon a projected 50-year economic life, incurable physical deterioration is estimated at 10% (5 ) 50 = 0.10).

Functional Obsolescence

Functional obsolescence is caused by property characteristics such as functional inadequacy or superadequacy and is either curable or incurable.

The design and amenity package of the Subject Improvements are equal to the competing office projects in the immediate area. Therefore, no deduction for Functional Obsolescence is considered necessary.


Humphries & Associates               VII - 3                        D-7U/04-1991

Economic Obsolescence

Economic obsolescence is defined as an impairment of desirability or useful life arising from factors external to the property, such as economic forces or environmental changes which affect supply/demand relationships in the market. Loss in the use and value of a property arising from the factors of economic obsolescence is to be distinguished from loss in value from physical deterioration and functional obsolescence, both of which are inherent in a property.

Economic obsolescence is extremely difficult to quantify and the results are often highly subjective.

A method of measuring economic obsolescence is rent loss, which is the difference between the effective rental rates and the stabilized rentals associated with the lease-up. The property is currently 100% leased at market rates. No deduction for economic obsolescence is necessary.

Developer's Profit

The Cost Approach value estimate includes indirect costs such as construction period interest expense, architectural and engineering fees, loan fees, and contractor's overhead and profit. An allowance is also made for developer's overhead and profit because the Cost Approach value estimate must correlate with the Income and Market Approaches to value. Developer's profit typically ranges from 5% to 15% of total project costs.

On the following pages is a value estimate for the Subject Property via the Cost Approach followed by the Commercial Cost Estimator 7.


Humphries & Associates               VII - 4                        D-7U/04-1991

7/19/2004                        Summary Report                          Page: 1
================================================================================

Estimate Number                     :  138
Property Owner                      :  FSP Partners
Property Address                    :  1500 Greenville Avenue
Property City                       :  Richardson
State/Province                      :  Texas
ZIP/Postal Code                     :  75090

Section 1

Occupancy                                     Class              Height    Rank
                                   -------------------------     ------    ----
  100% Office Building             Reinforced concrete frame      14.00    3.5
  Total Area                       : 322,264
  Number of Stories (Building)     : 12.00
  Number of Stories (Section)      : 1.00
  Shape                            : 2.00

Components                              Units/%            Other
                                        -------            -----
  HVAC (Heating):
    Package Unit                          100%
  Elevators:
    Passenger #                              5
    Freight Power #                          1
  Sprinklers:
    Wet Sprinklers                        100%
  Exterior Walls:
    Concrete, Precast Panels              100%

Section 2

Occupancy                                     Class              Height    Rank
                                   -------------------------     ------    ----
  100% Parking Structure           Reinforced concrete frame      8.00     2.0
  Total Area                       : 288,300
  Number of Stories (Building)     : 6.00
  Number of Stories (Section)      : 1.00
  Shape                            : 2.00

Components                              Units/%            Other
                                        -------            -----
  Exterior Walls:
    Concrete, Precast Panels              100%
  Elevators:
    Passenger #                              2
  Sprinklers:
    Wet Sprinklers                        100%

  Cost as of 07/2004

                                       Units/%         Cost            Total
                                       -------      ----------      ----------
  Basic Structure
    Base Cost                          610,564           55.79      34,065,574
    Exterior Walls                     610,564            8.63       5,266,577
    Heating & Cooling                  322,264            6.33       2,039,931
    Elevators                                8      131,084.50       1,048,676
    Sprinklers                         610,564            1.20         731,492


Humphries & Associates               VII - 5                        D-7U/04-1991

7/19/2004                        Summary Report                          Page: 2
================================================================================

Estimate Number                       : 138
ZIP/Postal Code                       : 75080

  Basic structure cost                 610,564           70.68      43,152,250

  Miscellaneous
    Concrete Paving                    200,000            3.25         650,000
    Landscaping, Lights, Security      100,000            1.00         100,000
  Total Cost                           610,564           71.90      43,902,250


Humphries & Associates               VII - 6                        D-7U/04-1991

                            Segregated Cost Estimate


Total Office Building, Parking Garage and Other Costs              $43,902,250
Plus: Developer's Overhead and Profit @ 10%                          4,390,225
                                                                   -----------

Total Replacement Cost of Improvements                             $48,292,475

Less Depreciation
        Physical
          Deferred Maintenance - Physical Curable                            0
          Physical Incurable @ 10% of Replacement Cost              -4,829,248
          Less Deferred Maintenance                                          0
        Functional                                                           0
        Economic
          Rent Loss & Lease Commissions                                      0
          Economic Obsolescence                                              0
                                                                   -----------

Depreciated Replacement Cost of Improvements                       $43,463,227
Plus:   Land Value                                                   2,600,000
                                                                   -----------

Estimated Value Via Cost Approach "As Is"                          $46,063,227

                                                   Say,            $46,000,000


Cost Analysis (Per 322,264 Square Foot of Gross Building Area)

Total Building and Other Costs                        $149.85/SF

Depreciated Replacement Cost of Improvements          $134.87/SF

Estimated Value Via Cost Approach                     $142.74/SF


Humphries & Associates               VII - 7                        D-7U/04-1991

                                MARKET ANALYSIS

According to the Appraisal Institute's The Appraisal of Real Estate book, 12th Edition, 2002, market analysis is defined as "The identification and study of the market for a particular economic good or service." Based upon the highest and best use "As Improved" for the Subject Property being a continued use as an office building, the appraisers have surveyed the current office market conditions in the Dallas area and the Subject submarket. Three sources of data will be used to gauge the overall office market conditions. They are (1) D/FW RealSmart, (2) CoStar and (3) interviews with area leasing agents in competing office buildings.

D/FW RealSmart Report (Dallas/Fort Worth Area)

D/FW RealSmart publishes an office survey on a semi-annual basis for the D/FW area. This area is divided into 32 office submarkets (sectors). The Subject Property is located in the Richardson Submarket (Sector 12).

Office buildings that lease office space as their primary function with at least 20,000 SF of space are included in the D/FW RealSmart report. All figures represent multi-tenant space unless otherwise stated. Office buildings are generally placed into classes that characterize their general market appeal. Age characteristics are an important part of this classification system. The classes are defined as follows.

Class "A"

This class of space has an excellent location and access to attract the highest quality tenants. They must also be well managed professionally. Usually, this type of structure has new and high quality finish.

Class "B"

Most have a good location with fairly high quality management, construction and tenancy. This type of building must show very little functional obsolescence and deterioration.


Humphries & Associates              VIII - 1                        D-7U/04-1991

Class "C"

This class of space is usually 15 - 25 years old, but maintaining steady occupancy.

Given the Subject Property's location, rent levels, age and tenant profile, it is considered to exhibit Class B characteristics.

The following summary indicates the historical market factors of absorption, occupancy and rental rates by class over the last 12.25 years for the Dallas/Ft. Worth area.

==============================================================================================
                                      ABSORPTION (000'S)
----------------------------------------------------------------------------------------------
                         Dallas Area                     Fort Worth Area
-------------  --------------------------------  -------------------------------  ------------
   Year          Class A   Class B    Class C     Class A    Class B   Class C     Total D/FW
-------------  --------------------------------  -------------------------------  ------------
   1992           -447.1     130.5    -220.5        -63.5     -89.8     -93.7        -784.1
-------------  --------------------------------  -------------------------------  ------------
   1993          1,016.5     579.4     315.1        206.6     106.5      55.2       2,279.4
-------------  --------------------------------  -------------------------------  ------------
   1994          2,671.3   1,355.5     299.4       -597.6     368.5      93.7       4,190.8
-------------  --------------------------------  -------------------------------  ------------
   1995          1,885.6     942.0     -68.5        505.6     245.5      81.2       3,600.4
-------------  --------------------------------  -------------------------------  ------------
   1996          1,394.1     695.9     340.7        331.1       206      54.4       3,022.2
-------------  --------------------------------  -------------------------------  ------------
   1997          1,427.7   1,225.2     127.5        204.8     154.7      -5.7       3,134.3
-------------  --------------------------------  -------------------------------  ------------
   1998            716.7     -88.2      95.5         79.5      25.6     109.4         938.6
-------------  --------------------------------  -------------------------------  ------------
   1999          2,577.9     182.4     130.7        595.0     246.2     -35.8       1,976.0
-------------  --------------------------------  -------------------------------  ------------
   2000          4,351.1     213.9    -921.0        560.6    -575.2     -66.1       3,563.1
-------------  --------------------------------  -------------------------------  ------------
   2001           -964.7  -2,460.2    -832.0         97.8      59.6    -150.7      -4,249.9
-------------  --------------------------------  -------------------------------  ------------
   2002         -2,779.9   1,907.2    -794.0       -353.1    -186.3     -30.4      -3,133.0
-------------  --------------------------------  -------------------------------  ------------
   2003         -2,025.7  -1,636.4    -816.4       -515.3    -311.9    -213.2      -5,518.8
-------------  --------------------------------  -------------------------------  ------------
1st Qtr. 04        603.0     350.8     160.9        136.6     172.2     261.1       1,684.5
==============================================================================================


Humphries & Associates              VIII - 2                        D-7U/04-1991

As can be seen, 1992 was a down year while a dramatic recovery was staged in 1993, which continued through 2000. The D/FW area experienced a dramatic negative absorption of -4,249,949 SF during 2001 due to the national recession and events of September 11, 2001. The negative absorption continued during 2002 with a total of -3,133,009 SF. The Dallas and Ft. Worth areas had negative absorption of -4,478,487 SF and -1,040,278F, respectively during 2003.

As of late 2003, the national and regional economy was improving. During the 1st Quarter 2004, the Dallas area absorbed 1,114,654 SF while the Fort Worth area absorbed 569,882 SF for a total absorption of 1,684,536 SF.

================================================================================
                                    OCCUPANCY
--------------------------------------------------------------------------------
                        Dallas Area                      Fort Worth Area
------------  ---------------------------------  -------------------------------
   Year        Class A    Class B    Class C      Class A    Class B    Class C
------------  ---------------------------------  -------------------------------
   1992          79%        72%        45%          85%        76%        57%
------------  ---------------------------------  -------------------------------
   1993          82%        74%        44%          85%        82%        58%
------------  ---------------------------------  -------------------------------
   1994          86%        76%        55%          81%        85%        60%
------------  ---------------------------------  -------------------------------
   1995          89%        78%        62%          86%        88%        72%
------------  ---------------------------------  -------------------------------
   1996          91%        79%        64%          92%        91%        78%
------------  ---------------------------------  -------------------------------
   1997          93%        85%        67%          89%        87%        80%
------------  ---------------------------------  -------------------------------
   1998          87%        80%        72%          88%        91%        82%
------------  ---------------------------------  -------------------------------
   1999          80%        80%        73%          88%        90%        85%
------------  ---------------------------------  -------------------------------
   2000          86%        82%        69%          90%        81%        84%
------------  ---------------------------------  -------------------------------
   2001          81%        75%        69%          92%        88%        85%
------------  ---------------------------------  -------------------------------
   2002          78%        73%        69%          86%        87%        82%
------------  ---------------------------------  -------------------------------
   2003          75%        71%        67%          80%        83%        80%
------------  ---------------------------------  -------------------------------
1st Qtr. 04      76%        71%        68%          81%        86%        83%
============  =================================  ===============================


Humphries & Associates              VIII - 3                        D-7U/04-1991

Increased occupancy levels were witnessed in virtually every class from 1993 to 1997 in the D/FW area. The occupancy levels generally peaked during 1997 and trended downward since until bottoming out in 2003. The occupancy increased slightly in the 1st Quarter 2004.

================================================================================
                                  RENTAL TRENDS
--------------------------------------------------------------------------------
                        Dallas Area                     Fort Worth Area
------------  -------------------------------  ---------------------------------
   Year        Class A    Class B    Class C    Class A     Class B    Class C
------------  -------------------------------  ---------------------------------
   1992        $15.80     $11.57      $ 9.62     $15.49     $11.97      $ 9.70
------------  -------------------------------  ---------------------------------
   1993        $15.25     $11.31      $ 9.24     $15.19     $11.88      $ 9.74
------------  -------------------------------  ---------------------------------
   1994        $15.87     $11.92      $ 9.49     $15.16     $12.10      $ 9.72
------------  -------------------------------  ---------------------------------
   1995        $17.41     $12.68      $ 9.65     $16.22     $12.89      $ 9.92
------------  -------------------------------  ---------------------------------
   1996        $20.43     $14.76      $10.85     $18.98     $14.85      $11.11
------------  -------------------------------  ---------------------------------
   1997        $23.40     $16.98      $12.02     $22.47     $16.38      $12.30
------------  -------------------------------  ---------------------------------
   1998        $24.96     $18.28      $13.55     $21.78     $17.05      $12.97
------------  -------------------------------  ---------------------------------
   1999        $24.73     $18.55      $14.42     $22.61     $17.59      $13.77
------------  -------------------------------  ---------------------------------
   2000        $24.53     $18.81      $14.75     $23.44     $17.94      $14.33
------------  -------------------------------  ---------------------------------
   2001        $23.70     $18.45      $14.78     $24.71     $17.93      $15.11
------------  -------------------------------  ---------------------------------
   2002        $21.89     $17.25      $14.39     $22.93     $17.64      $15.10
------------  -------------------------------  ---------------------------------
   2003        $21.06     $16.41      $13.71     $21.28     $17.64      $14.16
------------  -------------------------------  ---------------------------------
1st Qtr. 04    $20.87     $16.45      $13.51     $21.57     $17.70      $14.46
================================================================================

As with increasing occupancy levels, the same is shown for rental rate growth. Rental rates began to increase in 1995 and exhibited substantial increases through 1998. The rental rate increase slowed after 1998 and has experienced minimal decreases through 2002. During 2003, the rental rates experienced further declines. As with the occupancy levels, rental rates appear to have bottomed out and have begun to increase in 2004. Market Analysis, continued


Humphries & Associates              VIII - 4                        D-7U/04-1991

The following chart summarizes the 1st Quarter 2004 D/FW RealSmart office data for the Dallas area.

===============================================================================
                                Rate          Occupancy      Avg. Absorption
                                                               Last 12 Mos.
-------------------------------------------------------------------------------
All Buildings                  $18.73            73%            -1,597,500
-------------------------------------------------------------------------------
Class A Building               $20.87            76%              -386,789
-------------------------------------------------------------------------------
Class B Building               $16.45            71%              -955,340
-------------------------------------------------------------------------------
Class C Building               $13.51            68%              -255,371
===============================================================================

Sector #12 - Richardson

The following is a summary of the 1st Quarter 2004 rate structure for the Subject sector.

================================================================================
                                  Total       Class A     Class B     Class C
--------------------------------------------------------------------------------
Rents                            $17.45        $18.95      $16.70      $13.81
--------------------------------------------------------------------------------
Occupancy                          74%           78%          69%        75%
--------------------------------------------------------------------------------
Absorption 12 Mos.               -53,537      181,170     -178,542    -56,165
================================================================================

The following chart indicates the rents and absorption trends for this sector over the past 6.25 years.


Humphries & Associates              VIII - 5                        D-7U/04-1991

-------------------------------------------------------------------------------------------------------------------------------
                         Occupancy                      Annual Full-Service                      Quarterly Absorption
                                                             Rent/Sq Ft                                (Sq Ft)
-------------  --------------------------------  -------------------------------------  ---------------------------------------
  Year/Qtr         All      A      B       C         All       A         B        C         All        A         B         C
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1998 / 1st       .94%    .94%   .94%    .92%      $19.03   $22.86    $17.73   $12.85         446    -4,798     4,452       792
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1998 / 2nd       .92%    .91%   .93%    .90%      $19.49   $23.46    $18.01   $13.26     -79,564   -58,902   -24,112     3,450
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1998 / 3rd       .93%    .91%   .95%    .88%      $19.29   $23.17    $17.91   $13.60      27,891     4,911    51,494   -28,514
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1998 / 4th       .85%    .83%   .86%    .89%      $19.47   $22.97    $17.76   $13.46     212,166   228,875   -22,435     5,726
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1999 / 1st       .76%    .62%   .85%    .90%      $19.02   $22.90    $18.33   $13.63    -142,653  -137,108    -5,943       398
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1999 / 2nd       .69%    .52%   .80%    .89%      $19.78   $23.25    $18.51   $16.00      90,513    83,020    15,901    -8,408
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1999 / 3rd       .67%    .51%   .79%    .90%      $19.71   $23.04    $18.42   $15.98      34,719    42,902   -18,700    10,517
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 1999 / 4th       .70%    .51%   .85%    .91%      $19.73   $23.06    $18.51   $15.95     165,362    20,594   131,445    13,323
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2000 / 1st       .70%    .51%   .85%    .91%      $19.73   $23.06    $18.51   $15.95           0         0         0         0
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2000 / 2nd       .70%    .51%   .85%    .91%      $19.73   $23.06    $18.51   $15.95           0         0         0         0
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2000 / 3rd       .78%    .66%   .87%    .90%      $20.46   $24.05    $18.71   $16.11     433,981   407,226    40,999   -14,244
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2000 / 4th       .93%    .98%   .87%    .95%      $21.33   $24.90    $18.69   $16.53     618,465   593,817   -15,918    40,566
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2001 / 1st       .95%    100%   .91%    .90%      $21.69   $24.68    $19.43   $16.83      94,705    49,371    78,614   -33,280
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2001 / 2nd       .88%    .89%   .90%    .81%      $21.71   $25.19    $19.64   $16.31    -369,367  -260,003   -31,708   -77,656
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2001 / 3rd       .86%    .83%   .90%    .82%      $21.69   $25.08    $19.75   $16.32     117,160   105,402     1,585    10,173
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2001 / 4th       .79%    .76%   .86%    .71%      $21.02   $24.29    $18.63   $15.35    -211,052   -23,991   -80,613  -106,448
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2002 / 1st       .76%    .75%   .79%    .70%      $20.46   $23.28    $18.41   $15.23    -206,373   -40,149  -165,193    -1,031
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2002 / 2nd       .73%    .73%   .77%    .62%      $19.75   $22.41    $17.75   $14.93    -218,605   -55,778   -40,353  -122,474
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2002 / 3rd       .74%    .72%   .78%    .70%      $18.88   $21.04    $17.65   $15.56      15,484    -5,077    21,714    -1,153
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2002 / 4th       .72%    .73%   .75%    .64%      $18.51   $20.42    $17.36   $15.66    -180,971    21,557   -68,629  -133,899
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2003 / 1st       .71%    .76%   .72%    .62%      $18.01   $19.50    $17.07   $15.61     -32,224    45,872   -60,815   -17,281
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2003 / 2nd       .73%    .80%   .72%    .55%      $17.72   $18.80    $17.29   $14.49     106,280   177,655    14,306   -85,681
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2003 / 3rd       .69%    .73%   .71%    .53%      $17.76   $18.99    $17.19   $14.95    -261,565  -216,071   -24,204   -21,290
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2003 / 4th       .69%    .71%   .66%    .74%      $17.34   $19.00    $16.58   $14.29    -230,576     1,428  -277,556    45,552
-------------  --------------------------------  -------------------------------------  ---------------------------------------
 2004 / 1st       .74%    .78%   .69%    .75%      $17.45   $18.95    $16.70   $13.81     332,324   218,158   108,912     5,254
-------------  --------------------------------  -------------------------------------  ---------------------------------------

During the past 6.25 years, the Richardson submarket absorbed 316,546 SF of office space. This equates to an average absorption of 50,647 SF. The submarket experienced negative absorption of -368,554 SF, -590,465 SF and -418,085 SF during 2001, 2002 and 2003, respectively. However, during the first quarter the submarket experienced strong absorption of 332,324 SF. Discussions with the leasing agents of the rent comparables indicate that the leasing activity has dramatically increased during 2004.

The extreme occupancy decline was due to the national and regional recession. The Richardson submarket has a high concentration of telecom and high-tech companies that have been hit hard by the recent economic slowdown.



Humphries & Associates              VIII - 6                        D-7U/04-1991

Since the 1st Quarter of 2001, the overall occupancy steadily declined from 95% to 69% in the 4th Quarter 2003. The positive absorption 1st Quarter 2004 caused the occupancy to increase five points to 74%.

There has been 1,812,498 SF of office construction since 2001. During 2003, there was 943,984 SF of multi-tenant office construction. As of the date of appraisal, no office space is under construction in the Richardson Submarket.

Rental rates in the Richardson Submarket have steadily decreased since peaking at $21.71/SF as of 2nd Quarter 2001 to $17.45/SF as of 1st Quarter 2004. The average rental for Class A space is $18.95/SF.

The appraiser has access to Costar Office Market Survey. Costar surveys office buildings in the D/FW area on a monthly basis. According to Costar, the Subject Property is located in the Richardson submarket. This submarket is bounded by SH-190 to the north, Spring Valley Road to the south, Hillcrest Road to the east and Jupiter Road to the west. The following chart summarizes the office market conditions as of July 2004.


Humphries & Associates              VIII - 7                        D-7U/04-1991

===================================================================================================================================
                                              Richardson Overall Office Market Summary
===================================================================================================================================
                                          SF Vacant Available                % Vacant Available                 Est. Rent/SF
                                --------------------------------------  ----------------------------  -----------------------------
   Date    Bldg      RBA/SF         Direct       Sublet       Total      Direct     Sublet    Total     Direct    Sublet     Total
------------------------------  --------------------------------------  ----------------------------  -----------------------------
 Current    210    13,644,603     2,959,421      869,297    3,828,718     21.7%      6.4%     28.1%     $16.80    $18.05    $17.09
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q2/04     210    13,644,603     2,878,579      882,067    3,760,646     21.1%      6.5%     27.6%     $16.73    $17.83    $17.00
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q1/04     209    13,631,103     3,006,119      942,110    3,948,229     22.1%      6.9%     29.0%     $17.03    $17.63    $17.18
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q4/03     209    13,631,103     3,053,683      981,141    4,034,824     22.4%      7.2%     29.6%     $17.11    $16.80    $17.03
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q3/03     208    13,619,103     2,654,526     1,017,113   3,671,639     19.5%      7.5%     27.0%     $17.56    $16.71    $17.32
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q2/03     208    13,619,103     2,721,905      918,999    3,640,904     20.0%      6.7%     26.7%     $17.72    $17.42    $17.64
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q1/03     208    13,619,103     2,775,048      622,660    3,397,708     20.4%      4.6%     24.9%     $17.95    $17.80    $17.92
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q4/02     208    13,619,103     2,448,259     1,073,165   3,521,424     18.0%      7.9%     25.9%     $18.28    $18.85    $18.48
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q3/02     208    13,619,103     1,998,611     1,461,968   3,460,579     14.7%     10.7%     25.4%     $19.49    $19.48    $19.48
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q2/02     208    13,619,103     2,099,165     1,427,189   3,526,354     15.4%     10.5%     25.9%     $19.99    $19.57    $19.83
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q1/02     207    13,512,293     2,032,635     1,444,072   3,467,707     15.0%     10.7%     25.7%     $20.65    $20.17    $20.44
------------------------------  --------------------------------------  ----------------------------  -----------------------------
  Q4/01     207    13,512,293     1,645,486      783,670    2,429,156     12.2%      5.8%     18.0%     $20.74    $19.81    $20.37
===================================================================================================================================

The direct vacancy rate steadily increased from 12.2% as of 4th Quarter 2001 to 21.7% in July 2004. The vacancy has been in the +/-20-22% range during the past 12 months. Including sublet space, the overall vacancy rate is 28.1% as of July 2004.

The average direct rental rate in the Richardson Submarket is $16.80/SF as of July 2004. Rental rates have generally trended downward since peaking at $20.74/SF in the 4th Quarter 2001. The average sublet rental rate is $18.05/SF.


Humphries & Associates              VIII - 8                        D-7U/04-1991

====================================================================================================================================
                                         Richardson Office Absorption & Construction Summary
====================================================================================================================================
                                    Delivered Inventory                Net Absorption                        Gross Absorption
                                 ------------------------  -------------------------------------  ----------------------------------
   Date    Bldg     RBA/SF        # of Bldgs.     RBA         Direct       Sublet       Total        Direct      Sublet      Total
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
 Current    210   13,644,603           0           0          -41,909      -17,711     -59,620       97,302       23,096    120,398
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q2/04     210   13,644,603           1         13,500        98,022       64,713     162,735      271,557       79,232    350,789
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q1/04     209   13,631,103           0           0          -41,946       56,747      14,801      247,196       81,222    328,418
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q4/03     209   13,631,103           1         12,000      -244,402       33,695    -210,707      311,238       92,016    403,254
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q3/03     208   13,619,103           0           0           32,991       67,000      99,991      314,027      173,176    487,203
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q2/03     208   13,619,103           0           0          -85,399      -94,642    -180,041      326,728       80,872    407,600
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q1/03     208   13,619,103           0           0         -345,161       73,692    -271,469      288,738      278,915    567,653
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q4/02     208   13,619,103           0           0         -369,726      401,375      31,649      535,899      551,785   1,087,684
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q3/02     208   13,619,103           0           0          -71,069      -45,290    -116,359      648,350       79,189    727,539
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q2/02     208   13,619,103           1        106,810        82,812       65,226     148,038      291,993      121,969    413,962
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q1/02     207   13,512,293           0           0         -248,428     -695,744    -944,172      127,082      124,649    251,731
-------------------------------  ------------------------  -------------------------------------  ----------------------------------
  Q4/01     207   13,512,293           6        661,411       424,720     -278,204     146,516      634,713      116,473    751,186
====================================================================================================================================

The Richardson submarket had a total direct negative absorption of -809,495 SF since 4th Quarter 2001. Sublet space experienced negative absorption of -369,143 SF during the same period.

Discussions with leasing agents of the rent comparables indicate that the leasing activity has increased significantly during the past six months.

Office Market Survey

To further isolate and define current office market trends in the Subject submarket, competing office buildings were surveyed by Bryan E. Humphries & Associates. These office buildings are similar to the Subject Improvements in terms of age, condition, design and location. The following


Humphries & Associates              VIII - 9                        D-7U/04-1991
is a summary of the lease comparables for office buildings included in our survey. At the end of this section, these lease comparables are shown in detail.

======================================================================================
                                                 Quoted
    Comparable        Size    Year   Occupancy    Lease     Finishout     Lease Type
                      (SF)    Built              Rate/SF
--------------------------------------------------------------------------------------
1. Lookout Plaza    155,092   2001      98%      $18.00      $15.00      + Electricity
--------------------------------------------------------------------------------------
2. Creekview        101,000   1999      73%      $16.50     $15-20.00    + Electricity
--------------------------------------------------------------------------------------
3. Greenway II      154,329   1985     100%      $15.00      $15.00      + Electricity
--------------------------------------------------------------------------------------
4. Ericsson Center  178,689   1986      70%      $18.50     $10-15.00    + Electricity
--------------------------------------------------------------------------------------
Average             147,278   1993      85%      $17.00      $15.00      + Electricity
--------------------------------------------------------------------------------------
Subject Property    298,766   1999     100%      $22.63*                 + Electricity
======================================================================================

*The subject has contract rents ranging from $8.40/SF to $24.87/SF plus electricity. The average contract rent is $22.63/SF.

Conclusions

The Richardson submarket has experienced decreasing occupancy and rental rates in recent years. Discussions with area leasing agents indicate that the overall leasing activity has dramatically increased during 2004.


Humphries & Associates              VIII - 10                       D-7U/04-1991

                      OFFICE BUILDING LEASE COMPARABLE 1




                                  Lookout Plaza
                              1301 E. Lookout Drive
                                Richardson, Texas

Year Built:             2001
No. Floors:             3
Rentable SF:            155,092 SF
Current Occupancy:      98%
SF Available:           3,102 SF

Quoted Rental Rate:     $18.00/SF plus Electricity
Finishout:              $15.00/SF for new lease, negotiable for renewal.
Lease Commissions:      6.5%
Building Factor:        12.0%
Construction:           Brick and glass exterior

Lease Terms & Conditions

Expenses pass-thru using the first lease year as the base year. The base year expense stop is estimated at $5.32/SF.

Parking:                Surface concrete and multi-level parking garage


Humphries & Associates              VIII - 11                       D-7U/04-1991

As of:                  7/04

Verified:               Art Kline, Broker (972/644-2400)

Comments:               Samsung Telecommunications is the primary tenant.
                        Samsung is leasing 137,000 for 10-years (12/1/03 to 11/30/11) at $17.00/SF plus electricity. The lease included a $30.00/SF tenant improvement allowance and 3 months of free rent. The vacant space is being marketed at $18.00/SF plus electricity.


Humphries & Associates              VIII - 12                       D-7U/04-1991

                       OFFICE BUILDING LEASE COMPARABLE 2


                     [PHOTO OF CREEKVIEW CORPORATE CENTER I]


                          Creekview Corporate Center I
                             2301 Greenville Avenue
                                Richardson, Texas

Year Built:             1999
No. Floors:             4
Rentable SF:            101,000 SF
Current Occupancy:      73%
SF Available:           27,270 SF
Actual Rental Rate:     $16.50/SF + electricity
Finishout:              $15.00/SF to $20.00/SF (Turnkey) for new lease,
                        negotiable on re-lease.
Lease Commissions:      6.0%
Building Factor:        13.0%
Construction:           Brick veneer and glass exterior

Lease Terms & Conditions

Expense pass-through using the first lease year as the base year. The 2003 operating expense was $8.06/SF.

Parking:                Surface concrete and multi-level underground parking
                        garage
As of:                  7/04
Verified:               Debra Borum, Broker (972/231-6693)


Humphries & Associates              VIII - 13                       D-7U/04-1991

Comments:               Four-story office building located along the northeast
                        side of Greenville Avenue just southwest of Plano Road.
                        The building is currently offering rent concessions in the form of free rent. The typical concession is one free month for every year of a lease. A five-year lease would get five months free.


Humphries & Associates              VIII - 14                       D-7U/04-1991

                       OFFICE BUILDING LEASE COMPARABLE 3


                             [PHOTO OF GREENWAY II]


                                   Greenway II
                               2400 Lakeside Blvd.
                                Richardson, Texas

Year Built:             1985
No. Floors:             7
Rentable SF:            154,329 SF
Current Occupancy:      100%
SF Available:           0 SF
Actual Rental Rate:     $15.00/SF
Finishout:              $15.00/SF for new lease (2nd generation space);
                        negotiable for renewal
Commissions:            7.0%
Building Factor:        12%
Construction:           Brick veneer

Lease Terms & Conditions

Expense pass-through using the first lease year as the base year. The 2003 base year stop is $7.15/SF.

Parking:                Surface concrete and underground parking garage
As of:                  7/04


Humphries & Associates              VIII - 15                       D-7U/04-1991

Verified:               Darrin Roberts, Broker (972/458-4976)

Comments:               Seven-story veneer office building located along
                        Lakeside Boulevard just north of the Subject Property.
                        Parking is provided by surface concrete and a parking garage. The building is 100% leased to Blue Cross Blue
                        Shield. The 10-year lease began in January of 2003 and included one year of free rent with a tenant improvement allowance of $30.00/SF.


Humphries & Associates              VIII - 16                       D-7U/04-1991

                      OFFICE BUILDING LEASE COMPARABLE 4


                           [PHOTO OF ERICSSON CENTER]


                                 Ericsson Center
                                740 Campbell Road
                                Richardson, Texas

Year Built:             1986
No. Floors:             10
Rentable SF:            178,689 SF
Current Occupancy:      70%
SF Available:           53,607 SF

Quoted Rental Rate:     $18.50/SF + electricity
Finishout:              $10.00/SF for new 3-year lease & $15.00/SF for a new
                        5-year lease, negotiable for renewal
Lease Commissions:      4.5%
Building Factor:        15%
Construction:           Brick and glass exterior

Lease Terms & Conditions

Expenses pass-thru using the first lease year as the base year. The estimated 2004 operating expense is $7.25/SF.


Humphries & Associates              VIII - 17                       D-7U/04-1991

Parking:                Surface concrete and multi-level parking garage

As of:                  7/04

Verified:               Chris Doggett, Broker (972/458-7585)

Comments:               Ten-story office building located on the southwest
                        quadrant of Greenville Avenue and Campbell Road with good visibility from Central Expressway.

                        The most recent leases are summarized as follows.

                        Tenant: Labcorp.
                        Date:   5 years (3/04-2/09)
                        Length: 60 months
                        Size:   18,247 SF
                        Rent:   $17.50/SF plus electricity with 12 months of
                                free rent
                        TI's:   $5.00/SF

                        Tenant: Brown & Hoffmeister
                        Date:   5 years (5/04-10/09)
                        Length: 66 months
                        Size:   10,244 SF
                        Rent:   $18.50/SF plus electricity with 6 months of
                                free rent
                        TI's:   $25.00/SF


Humphries & Associates              VIII - 18                       D-7U/04-1991

                               Rent Comparable Map


                 [MAP SHOWING LOCATIONS OF RENT COMPARABLES 1-4]


Humphries & Associates              VIII - 19                       D-7U/04-1991

                       VALUE INDICATED BY INCOME APPROACH

The Income Approach is based on the theory that the value of a property is the present worth of the net income it will produce during the remainder of its economic life. The Income Approach requires estimates of rental income, vacancy/collection loss, and operating expenses for a property. Several techniques are available for processing the resultant net income estimate into a value by the Income Approach.

The analysis of the external market influences have identified the following trends that affect the income and expenses that the Subject Property should command:

1. Job growth in the metroplex is anticipated to be 25,000 to 50,000 over the next year. This is an improvement from the 29,900 job loss in 2001 and 77,500 job loss in 2002. Based on the year-to-date 12/03 Texas Labor Market review, job growth for 2003 is anticipated to be slightly negative. For 2004, job growth is predicted to once again be positive. Most real estate sectors will have difficulty maintaining existing occupancy levels with slowing job growth along with planned completions. Nevertheless, no sectors are anticipated to have significant oversupplies.

2. Both DFW RealSmart and CoStar indicate the Subject's Submarket to be below stabilized occupancy levels. The average rental rate is $17.45/SF according to 1st Quarter 2004 DFW RealSmart and $16.80/SF according to July 2004 CoStar. Discussions with leasing agents indicate that overall leasing activity has significantly increased during the past six months.

Rental Income

In order to estimate the gross rental income that the Subject Property should command, comparable buildings in the Subject market area were analyzed as compared to the existing lease structure of the Subject.

Lease Comparable Analysis

The market area lease comparables were detailed before this report section and are summarized as follows.


Humphries & Associates               IX - 1                          D7U/04-1991

====================================================================================
                                                Quoted
Comparable            Size    Year   Occupancy   Lease      Finishout   Lease Type
                      (SF)    Built             Rate/SF
------------------------------------------------------------------------------------
1. Lookout Plaza    155,092   2001      98%      $18.00      $15.00    + Electricity
------------------------------------------------------------------------------------
2. Creekview        101,000   1999      73%      $16.50     $15-20.00  + Electricity
------------------------------------------------------------------------------------
3. Greenway II      154,329   1985     100%      $15.00      $15.00    + Electricity
------------------------------------------------------------------------------------
4. Ericsson Center  178,689   1986      70%      $18.50     $10-15.00  + Electricity
------------------------------------------------------------------------------------
Average             147,278   1993      85%      $17.00      $15.00    + Electricity
------------------------------------------------------------------------------------
Subject Property    298,766   1999     100%      $22.63*               + Electricity
====================================================================================

*The subject has contract rents ranging from $8.40/SF to $24.87/SF plus electricity. The average contract rent is $22.63/SF.

The comparables have rents ranging from $15.00/SF to $18.50/SF plus electricity with an average of $17.00/SF. The Subject has contract rents ranging from $8.40/SF to $24.87/SF plus electricity with an average of $22.63/SF. Due to the slowdown in the economy and telecommunications/high-tech industries, rental rates have decreased dramatically during the past 18 months. Current rental rates appear to be in the $17.00/SF to $18.00/SF plus electricity range. The market is also offering free rent of one month for each year of the lease.

The Subject Property and rent comparables are high quality mid-rise office buildings located in close proximity to each other. The comparables are direct competitors with the Subject Property and are considered good indicators of a market rent. However, the above-described rents are generally based upon second-generation space and a finishout allowance of $15.00/SF. For a tenant to achieve the same type benefits of specific finish as the Subject, a finishout charge of $25/SF to $30/SF would be anticipated. Based upon a +/-5-year lease term, a +/-$3.00/SF rent premium would be appropriate for a developer to amortize the additional finishout cost. Thus, considering the Subject's finishout relative to the comparables, an adjusted asking lease rate for the comparables would be +/-$20.00/SF to $21.00/SF.


Humphries & Associates               IX - 2                          D7U/04-1991

Per DFW RealSmart and CoStar, overall rents in the Richardson submarket have decreased in recent years to an average of $17.45/SF and $16.80/SF, respectively. Class A office space averages $18.95/SF according to the 1st Quarter 2004 DFW RealSmart.

Subject's Existing Lease Analysis

The Subject Property is 100% leased with contract rents averaging $22.63/SF. The Subject is considered similar to the comparables physically and locationally. It appears that the contract leases appear to be slightly above market. Based on the Subject's location, age/condition and finishout, a rental rate slightly above the comparable range is considered reasonable. For our analysis, a reasonable market rental rate for the Subject is estimated at $20.00/SF plus electricity.

Estimated Market Lease Rate

Rental Rate:      $20.00/SF (Free rent is projected during the next 12 months)

Term:             5 Years

Conditions:       Gross lease plus electricity with base year expense stops.

Finishout:        When tenants renew their leases or new tenants sign leases, an alteration charge (finishout) is incurred. The amount of finishout spent on renewing tenants will be $7.50/SF. New tenants will receive $15.00/SF for a finishout allowance.

Commissions:      Blended 5.0% for new and 1.0% for renewal tenants.

Ancillary Income

The Subject has provisions in the leases for the potential for parking income. However, no parking revenue is being charged and none is anticipated over the near term. Airborne Express leases space for a drop off container. The lease is renewed annually at $125/year. T-Speed Communications leases and operates telecommunications equipment through December of 2005. The monthly rent during 2004 and 2005 is $771.75 and $810.34, respectively. Inet pays $400 per month or $4,800 annually in rent for LaCuisine Cafe. Based on the preceding, the first year ancillary income is calculated at $14,186 or $0.05/SF.


Humphries & Associates               IX - 3                          D7U/04-1991

Expense Reimbursements

The Subject is leased on a gross basis plus electricity with a base year stop. Any increase over the base year stop is passed through to the tenants on a prorata basis for reimbursement. The Subject has base year operating expense stops of $6.25/SF, $6.47/SF and $7.08/SF. According to the rent roll, the base year operating expense stop for the majority of the building (241,372 SF or 80%) is $6.47/SF. These stops will be applied appropriately to each tenant in the cash flow.

Vacancy/Collection Loss Estimate

In projecting annual vacancy/collection loss for the Subject Property, consideration is given to the current vacancy rate of the Subject Property (0%), 15% vacancy rate of the rent comparables, 26% vacancy of the DFW RealSmart survey and 21.7% vacancy indicated by the CoStar survey.

According to Miller Commercial's Year-End 2003 North Texas Investment Survey, the typical holding period for properties like the Subject is 7.6 years. The Subject is currently 100% leased, of which 81% of the space is leased for +/-6 more years. The remaining 19% of the building is leased for +/-18 months, however both the tenant and sub-tenant have expressed interest in extending the leases for an additional five years.

Typically Class A investment grade office buildings similar to the Subject outperform the overall market. Long-term leases to high quality tenants allow these properties to maintain high occupancy and rent levels during market downturns. Therefore, over a stabilized holding period of say 10 years, a stabilized vacancy rate of 5.0% is considered appropriate.

The following chart summarizes the expiration date per year of various spaces.


Humphries & Associates               IX - 4                          D7U/04-1991

==============================================================================
   Suite          Tenant             Expiration Date       SF      % of  Bldg.
------------------------------------------------------------------------------
    400     Macromedia                  02/28/06         27,697       9.2%
------------------------------------------------------------------------------
    500     Macromedia                  02/28/06         27,697       9.2%
------------------------------------------------------------------------------
                                          Total          55,394      18.4%
------------------------------------------------------------------------------
                                  Year 2009
------------------------------------------------------------------------------
    110     LaCuisine Cafe              02/28/09          2,000       0.7%
------------------------------------------------------------------------------
                                          Total           2,000       0.7%
------------------------------------------------------------------------------
                                  Year 2010
------------------------------------------------------------------------------
    100     Inet                        06/30/10         15,476       5.1%
------------------------------------------------------------------------------
    200     Inet                        06/30/10         26,046       8.7%
------------------------------------------------------------------------------
    300     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
    600     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
    700     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
    800     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
    900     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
   1000     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
   1100     Inet                        06/30/10         28,550       9.5%
------------------------------------------------------------------------------
                                          Total         241,372      80.3%
==============================================================================

Operating Expense Estimate

The appraiser was supplied with income and expense statements for the years 2000, 2001, 2002 and 2003. In addition, the budgeted 2003 income/expense data was available. These statements were annualized and are summarized as follows.


Humphries & Associates               IX - 5                          D7U/04-1991

-------------------------------------------------------------------------------
                      Collins Crossing Operating Statement
                          2000 and 2001 - 298,766 NRSF
-------------------------------------------------------------------------------
                                 2000 Amount    2000      2001 Amount   2001 Per
                                               Per SF                     SF
-------------------------------------------------------------------------------
Rental Income                     $2,646,678    $8.86     $6,439,875    $21.55
-------------------------------------------------------------------------------
Electric Reimbursement               215,120     0.72        555,764      1.86
-------------------------------------------------------------------------------
Expense Reimbursement                      0        0        112,163      0.38
-------------------------------------------------------------------------------
Parking Income                           100        0            100         0
-------------------------------------------------------------------------------
Miscellaneous Income                 600,632     2.01         14,614      0.05
-------------------------------------------------------------------------------
Total Income                      $3,462,530   $11.59     $7,122,516    $23.84
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Expenses
-------------------------------------------------------------------------------
Real Estate Taxes                   $292,010    $0.98     $1,026,250    $ 3.43
-------------------------------------------------------------------------------
Insurance                             11,002     0.04         31,454      0.11
-------------------------------------------------------------------------------
Payroll                              239,610     0.80        324,064      1.08
-------------------------------------------------------------------------------
Utilities*                           269,536     0.90        556,917      1.86
-------------------------------------------------------------------------------
Janitorial                           117,006     0.39        243,012      0.81
-------------------------------------------------------------------------------
Maintenance & repairs                116,616     0.39        219,388      0.73
-------------------------------------------------------------------------------
General & Administrative              42,646     0.14         59,824      0.20
-------------------------------------------------------------------------------
Management Fee                        43,918     0.15        136,466      0.46
-------------------------------------------------------------------------------
Total Operating Expenses          $1,132,344    $3.79     $2,597,375    $ 8.69
-------------------------------------------------------------------------------
Net Operating Income              $2,330,186    $7.80     $4,525,141    $15.15
-------------------------------------------------------------------------------
*Utility expense includes individual tenant electricity expense.
-------------------------------------------------------------------------------


Humphries & Associates               IX - 6                          D7U/04-1991

------------------------------------------------------------------------------------------------------------------------
                                         Collins Crossing Operating Statement
                                              2002, 2003 and 2004 Budget
                                                      298,766 SF
------------------------------------------------------------------------------------------------------------------------
                                                     2002       2002            2003     2003      Budget 2004
------------------------------------------------------------------------------------------------------------------------
                                                   Amount        PSF          Amount      PSF           Amount      PSF
------------------------------------------------------------------------------------------------------------------------
Rental Income                                  $6,747,017     $22.58      $7,058,994   $23.63       $7,058,994   $23.63
------------------------------------------------------------------------------------------------------------------------
Reimbursement - Electricity                      $624,044      $2.09        $596,888    $2.00         $595,602    $1.99
------------------------------------------------------------------------------------------------------------------------
Reimbursement - Operating Expenses               $236,854      $0.79        $152,011    $0.51         $186,732    $0.63
------------------------------------------------------------------------------------------------------------------------
Other Income                                       $6,545      $0.02            $493    $0.00               $0    $0.00
                                               ----------     ------      ----------   ------       ----------   ------
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Total Income                                   $7,614,490     $25.49      $7,808,386   $26.14       $7,841,328   $26.25
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Utilities*                                      -$554,686     -$1.86       -$544,124   -$1.82        -$627,300   -$2.10
------------------------------------------------------------------------------------------------------------------------
Repair/Maintenance                              -$237,861     -$0.80       -$194,730   -$0.65        -$350,815   -$1.17
------------------------------------------------------------------------------------------------------------------------
Janitorial/Cleaning                             -$219,418     -$0.73       -$177,013   -$0.59        -$245,600   -$0.82
------------------------------------------------------------------------------------------------------------------------
Real Estate Taxes                               -$922,414     -$3.09       -$831,856   -$2.78        -$872,232   -$2.92
------------------------------------------------------------------------------------------------------------------------
Insurance                                        -$42,207     -$0.14        -$80,124   -$0.27         -$95,400   -$0.32
------------------------------------------------------------------------------------------------------------------------
General/Administrative                           -$66,742     -$0.22       -$104,150   -$0.35         -$94,500   -$0.32
------------------------------------------------------------------------------------------------------------------------
Management Fee                                  -$148,457     -$0.50       -$224,209   -$0.75        -$219,528   -$0.73
------------------------------------------------------------------------------------------------------------------------
Payroll                                          $319,385      $1.07       -$345,013   -$1.15        -$392,615   -$1.31
                                               ----------     ------      ----------   ------       ----------   ------
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                      -$2,511,170     -$8.41     -$2,501,220   -$8.37      -$2,897,990   -$9.70
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Net Operating Income                           $5,103,320     $17.08      $5,307,166   $17.76       $4,943,338   $16.55
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Less: Leasing Commissions                              $0      $0.00              $0    $0.00               $0    $0.00
------------------------------------------------------------------------------------------------------------------------
Less: Tenant Improvements                              $0      $0.00              $0    $0.00               $0    $0.00
                                               ----------     ------      ----------   ------       ----------   ------
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Cash Flow                                      $5,498,774     $18.72      $5,307,166   $17.76       $4,943,338   $16.55
------------------------------------------------------------------------------------------------------------------------

*Utility expense includes individual tenant electricity

In addition to the previously shown data, an income/expense analysis published by BOMA International (known as the "BOMA Experience Exchange Report") will be utilized. This publication reports operating income and expense data for office buildings by geographic area. 2003 BOMA report using 2002 data for all suburban office buildings and suburban office buildings 100,000 SF - 299,999 SF in the Dallas area is summarized as follows.


Humphries & Associates               IX - 7                          D7U/04-1991

A summary of the BOMA expense data and key components of the Subject Property's operating levels are presented as follows.

===============================================================================
                                     PER SF
-------------------------------------------------------------------------------
                                                 Dallas All    Dallas Suburban
                           Subject Property      Suburban     100,000 - 299,999
-------------------------------------------------------------------------------
                         2002           2003        2002           2002
-------------------------------------------------------------------------------
Management               $0.50         $0.75        $0.49         $0.52
-------------------------------------------------------------------------------
Payroll                  $1.07         $1.15        $0.45         $0.51
-------------------------------------------------------------------------------
Real Estate Taxes        $3.09         $2.78        $3.13         $2.99
-------------------------------------------------------------------------------
Insurance                $0.14         $0.27        $0.21         $0.20
-------------------------------------------------------------------------------
Utilities                $1.86         $1.82        $1.62         $1.61
-------------------------------------------------------------------------------
Maintenance/Repair(1)    $0.80         $0.65        $1.73         $1.60
-------------------------------------------------------------------------------
Janitorial               $0.73         $0.59        $0.79         $0.79
-------------------------------------------------------------------------------
Administrative           $0.22         $0.35        $0.25         $0.15
-------------------------------------------------------------------------------
Advertising              $0.00         $0.00        $0.06         $0.07
-------------------------------------------------------------------------------
Miscellaneous            $0.00         $0.00        $0.00         $0.00
-------------------------------------------------------------------------------
Totals                   $8.41         $8.37        $8.73         $8.44
-------------------------------------------------------------------------------
Tenant Finish/Lease
Commissions               NA             NA         $3.13         $1.85
===============================================================================

(1) Includes roads, grounds, landscaping and security.

Based upon the actual expenses of the Subject and the BOMA data, the following stabilized expense categories are appropriate for the Subject. Consideration is given to the physical characteristics of the Subject Improvements and to the estimated market lease rate.

Management

Represents a charge for management of the investment and includes all aspects of management supervision. Management expense is estimated as a percentage of effective gross income. Considering the Subject Property is a three-tenant building with long term leases in effect, a first-year management expense is estimated at 3.0% of effective gross income.


Humphries & Associates               IX - 8                          D7U/04-1991

Payroll

Includes payroll, payroll taxes, and payroll benefits for administrative, security, grounds and maintenance personnel. The Subject's payroll expense in 2002 and 2003 was $1.07/SF and $1.15/SF, respectively. The 2004 budget indicates a payroll expense of $1.31/SF. BOMA indicates a payroll expense of $0.40/SF to $0.51/SF. For our analysis, a reasonable payroll expense of $1.10/SF is considered reasonable and will be utilized.

Janitorial

This includes all fees for outside contractors associated with general cleaning operation of the Subject. The 2002 and 2003 janitorial expense was $0.73/SF and $0.59/SF, respectively. According to the 2004 budget, the 2004 Janitorial expense is estimated at $0.82/SF. The BOMA data indicated a janitorial expense of $0.79/SF. The first year janitorial expense is estimated to be $0.80/SF.

Real Estate Taxes

Includes all real estate taxes applicable to the Subject Property. Based upon the 2004 assessed value of $26,750,590 ($89.53/SF) and the applicable 2003 ad valorem tax rates (2.83901%), real estate taxes for the Subject Property are approximately $759,435 or $2.54/SF. For our analysis, the current assessed value is considered reasonable and will be utilized.

Insurance

Includes all one-year charges for fire, liability, compensation, and theft insurance in addition to insurance premiums. The Subject's 2002 and 2003 insurance expense was $0.14/SF and $0.27/SF, respectively. The 2004 insurance premium is $0.32/SF or $95,605. BOMA indicated an insurance expense of $0.21/SF to $0.20/SF. For our analysis, a first year insurance expense is based on the actual premium of $95,605 or $0.32/SF.


Humphries & Associates               IX - 9                          D7U/04-1991

Maintenance and Repairs

Accounts for all items of general maintenance and repair, structural repair, exterior painting, heating, roofing repairs, etc. Also included in this category is landscaping maintenance, parking, roads and security items. Items such as tenant modifications are considered capital expenditures and are not considered expense items in the analysis. Maintenance is a volatile expense item. It will normally include a certain amount of capital items, which would traditionally be covered under a reserve heading. Maintenance will vary significantly from project to project and is a function of building age, design, condition, etc. The Subject is a multi-tenant office building that is approximately 5 years old and is in very good condition. The 2002 and 2003 expenses were $0.80/SF and $0.65/SF. The 2004 budget projects a maintenance/repairs expense of $1.17/SF. BOMA indicates a M/R expense of $1.73/SF and $1.60/SF. The Subject is a new structure with many of the typical maintenance and repair items under warranty. Given its age, size, occupancy and good condition, maintenance and repairs are estimated at $1.00/SF.

Reserves for Replacement

Replacement Reserves consist of a sinking fund that is established for replacements of certain components other than the building itself. The annual amount is based upon the cost of replacement divided by the useful life of the component. In actual practice, such items are replaced using operating revenues and are capitalized over the economic life of the item. Because the capitalization rates used to capitalize the net operating income (calculated in the proforma shown later in this section) do not factor in reserves, this amount will not be included in the Maintenance/Repairs expense estimate for the proforma used in our direct capitalization.

===============================================================================
                       Replacement Reserves Calculation
-------------------------------------------------------------------------------
  Reserve Item    Economic Life   Replacement    Sinking Fund    Replacement
                                      Cost        Factor @ 7%      Reserves
-------------------------------------------------------------------------------
Roof Cover          30 Years        $150,748        0.0105         $ 1,583
-------------------------------------------------------------------------------
HVAC                25 Years       $2,039,931       0.0244         $49,774
-------------------------------------------------------------------------------
Paving              30 Years        $650,000        0.0105         $ 6,825
-------------------------------------------------------------------------------
Total Replacement Reserves                                         $581824
                                                                   $0.19/SF
===============================================================================


Humphries & Associates               IX - 10                         D7U/04-1991

The replacement reserves are estimated at $0.15/SF. The sales used in the market typically do not include a deduction for reserves. For our direct capitalization, no deduction for reserves will be made. Reserves will be deducted in our cash flow analysis.

Utilities

The individual tenant spaces are individually metered for electricity. The tenants pay for their electricity cost. The landlord is responsible for the common area electricity, water and sewer expenses. The Subject's 2002 and 2003 utility expense was $1.86/SF and $1.82/SF, respectively. The 2004 budget indicates a total utility expense of $2.10/SF. The BOMA utility expense of $1.85/SF and $2.02/SF. The Subject's historical utilities expense is considered slightly low because 3 to 4 floors have been vacant during the past two years. For our analysis, the stabilized utilities are estimated at $2.10/SF.

General/Administrative

General and administrative expenses include items such as professional fees, dues and subscriptions, telephone, postage, and office equipment supplies, promotion, leasing and an allowance for expenses not included in any of the previous expense categories including expense leakage during vacant periods. The Subject Property is 100% leased to three tenants and has incurred no marketing expenses. The Subject is encumbered generally with long-term leases and will have minimal advertising expense. The Subject's 2002 and 2003 General & Administrative expense was $0.22/SF and $0.29/SF. The 2004 budget projects a $0.32/SF General and Administrative expense. The stabilized advertising/promotion, administration, and miscellaneous expenses are estimated at $0.30/SF.


Humphries & Associates               IX - 11                         D7U/04-1991

Based on the previous income, vacancy and expense analysis, the following stabilized proforma is deemed appropriate for the Subject.

                            COLLINS CROSSING PROFORMA
                                   298,766 NRA

Income                                                       Total    Per SF
------                                                       -----    ------

Gross Rental Income (Contract Rent)                      $6,761,540   $22.63
Plus: Ancillary Income                                       14,186     0.05
Plus:  Recoveries*                                          739,967     2.48
                                                         ----------    -----

Total Income                                             $7,515,693   $25.16
Less Vacancy @ 5%                                          -375,785   - 1.26
                                                         ----------   ------

Effective Gross Income                                   $7,139,908   $23.90

Expenses
--------

Management Fees                 3.0%    $  214,197
Payroll                       $1.10/SF     328,643
Property Tax                  $2.54/SF     759,435
Insurance                     $0.32/SF      95,605
Utilities                     $2.10/SF     627,409
Maint./Repair                 $1.00/SF     298,766
Janitorial                    $0.80/SF     239,013
Gen./Admin./Misc.             $0.30/SF      89,630
                                         ---------

Total Expenses                                           $2,652,698   $ 8.88
                                                         ----------   ------

Net Operating Income                                     $4,487,210   $15.02

*Calculated in the first year of the Discounted Cash Flow Analysis. Includes all operating expenses.


Humphries & Associates               IX - 12                         D7U/04-1991

Capitalization

Several capitalization techniques are available to process income into an indication of value. The appropriate technique is determined by the quality/quantity of available market data and by area market conditions. The capitalization methods that are most widely used by appraisers are Direct Capitalization and Yield Capitalization.

Direct Capitalization

Direct capitalization techniques are used to convert a single year's estimated income into a value indication. This is accomplished by dividing the income estimate by an income rate or multiplying the income estimate by an income factor. In direct capitalization, a precise distinction between return on and return of capital is not made. However, a satisfactory rate of return for the investor and return of capital invested are implicit in the rates or factors used in direct capitalization because they are derived from similar investment properties.

Direct capitalization will be used in this analysis because of the availability of current market data. The direct capitalization formula applicable to this method is as follows:

                                     Net Operating Income
              Property Value  =  ---------------------------
                                 Overall Capitalization Rate

To derive a capitalization rate for the Subject Property, four sources of information will be analyzed such as local office building sales, the Year-End 2003 Miller Commercial survey, the 1st Quarter 2004 Korpacz Investor Survey and the 1st Quarter 2004 American Council of Life Insurance Survey. This information was obtained from various surveys conducted nationally and locally in the Dallas/Fort Worth and North Texas area.


Humphries & Associates               IX - 13                         D7U/04-1991

Local Office Building Sales Survey

The following surveys, recent office building sales in the Subject area and the Dallas area were acquired from involved parties. The office building sales are adjusted to the equivalent of cash as addressed in the Market Approach section of this appraisal.

====================================================================================================================================
                                                    OFFICE BUILDING SALES SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Net
                                    Occu. at     Year                   Rentable                        Stabilized Sales   Proforma
        Sale           Sale Date      Sale       Built    Condition    Area (SF)    Stories     GIM        Price/NRSF        OAR*
------------------------------------------------------------------------------------------------------------------------------------
1. 5600 Headquarters     10/02        100%       2000       Good        166,238        3       9.96x        $159.41         9.25%
------------------------------------------------------------------------------------------------------------------------------------
2. 5950 Sherry           06/02         99%       1999       Good        196,997        9       7.50x        $194.93         8.82%
------------------------------------------------------------------------------------------------------------------------------------
3. Premier Place         05/03         85%       1986       Good        395,901        21      6.50x        $136.40         8.02%
------------------------------------------------------------------------------------------------------------------------------------
4.  Granite Tower        09/03         99%       1999       Good        240,145        10      6.36x        $139.92         8.86%
------------------------------------------------------------------------------------------------------------------------------------
5. Millennium I          10/03         91%       2000       Good        362,000        14      6.28x        $144.34         9.25%
------------------------------------------------------------------------------------------------------------------------------------
6. Park Place            10/03         92%       1986       Good        177,296        14      7.04x        $175.98         8.10%
------------------------------------------------------------------------------------------------------------------------------------
7. 1401 Nolan Ryan       12/03        100%       2003       Good        233,783        3       12.83x       $128.32         7.03%
------------------------------------------------------------------------------------------------------------------------------------
8. 150 Highland          03/04        100%       2004       Good        160,000        3       10.10x       $143.75         9.34%
------------------------------------------------------------------------------------------------------------------------------------
    Average                -           96%       1997         -         241,545        9       8.32x        $152.88         8.59%
------------------------------------------------------------------------------------------------------------------------------------
    Subject                -          100%       1999       Good        298,766        11        -             -              -
====================================================================================================================================

*Overall rates are not considered to include reserves.

The comparable sales have OARs ranging from 7.03% to 9.34% with an average of 8.59%. Sales 2, 6 and 8 are considered most similar to the Subject. These sales have an OAR range of 8.10% to 9.34% and average 8.75%.


Humphries & Associates               IX - 14                         D7U/04-1991

Miller Commercial Survey

The data shown in the following table was published in a Year-End 2003 real estate investment survey by Miller Commercial, Inc. This survey indicates the capitalization rates and discount rates which were derived from sales of various real estate properties in the North Texas area.

================================================================================
                                     Capitalization Rates
--------------------------------------------------------------------------------
                              Going-In           Stabilized          Reversion
--------------------------------------------------------------------------------
Apartments                       7.1%               8.1%                8.3%
Offices                          8.8%               9.4%                9.6%
-------                          ----              -----               -----
Retail                           9.1%               9.9%               10.1%
Industrial                       8.6%               9.0%                9.6%
Hotel                            9.5%              10.5%               11.0%
--------------------------------------------------------------------------------
                                            Discount Rates
--------------------------------------------------------------------------------
Apartments                           7.5% - 10.0% - 9.3% Average
Offices                              9.0% - 11.0% - 10.2% Average
-------                             -------------
Retail                               8.5% - 11.0% - 9.5% Average
Industrial                           8.0% - 11.5% - 9.2% Average
Hotels                              10.5% - 12.5% - 11.5% Average
================================================================================

This survey data indicates a going-in rate for investment quality Class A and B office properties of 8.8%, a stabilized rate of 9.4%, a reversion rate of 9.6% and a weighted average discount rate of 10.2%.

Korpacz Real Estate Investor Survey

The 1st Quarter 2004 Korpacz Real Estate Investor Survey summarizes the expected rates of return, property selection criteria, and investment outlook of a representative sample of large institutional investors in the U.S. The following chart shows the results of the 1st Quarter 2004 survey for office properties.


Humphries & Associates               IX - 15                         D7U/04-1991

--------------------------------------------------------------------------------
                      Korpacz Real Estate Investor Survey
                            Dallas Office Buildings
                                1st Quarter 2004
--------------------------------------------------------------------------------
                                      Range                     Average
--------------------------------------------------------------------------------
Overall Cap Rate                  6.00% - 10.50%                 8.77%*
--------------------------------------------------------------------------------
Residual Cap Rate                 7.50% - 11.00%                 9.27%
--------------------------------------------------------------------------------
Discount Rate (IRR)               8.50% - 12.25%                10.51%
--------------------------------------------------------------------------------

*All cash transaction capitalization rate.

Residual capitalization rates ranged from 7.50% to 11.0% with an average of 9.27%. Discount rates ranged from 8.50% to 12.25% with an average of 10.51%.

Debt Coverage Ratio Estimation of a Capitalization Rate

Derivation of a capitalization rate using this technique is based on the following formula:

            Ro  =  DCR  X  Rm  X  M

Where:

    Ro    =  Capitalization Rate
    DCR   =  Debt Coverage Ratio
    Rm    =  Mortgage Constant
    M     =  Loan to Value Ratio


Based on the 1st Quarter 2004 Investment Bulletin of the American Council of Life Insurance Survey of mortgage loan commitments for commercial properties, the following terms were indicated for office properties. This publication represents 2/3rds of the commercial mortgage held by U.S. life insurance companies. The following chart summarizes the data by loan size from $25,000,000 and over and for all loans.


Humphries & Associates               IX - 16                         D7U/04-1991

==================================================================================================================================
                                    Survey of Mortgage Commitments on Commercial Properties
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Averages
---------------------------------------  -----------------------------------------------------------------------------------------
 Property Type   No. of       Amount        Loan      Contract     Yield/      Debt      Loan/     Cap         %       Maturity
   Loan Size      Loans     Committed      Amount    Int. Rate      Fees     Coverage    Value     Rate    Constant    (Yrs/Mos)
---------------------------------------  -----------------------------------------------------------------------------------------
                              ($000)       ($000)
---------------------------------------  -----------------------------------------------------------------------------------------
All Loans          129      1,706,843      13,231      5.21%        5.30       2.08      62.1%     8.7%      7.1%         9/3
---------------------------------------  -----------------------------------------------------------------------------------------
>$25M               15       946,242       63,083      5.08%        5.19       2.43      57.7%     8.7%      6.5%         8/6
==================================================================================================================================

                                    All Loans

                             Ro = 2.08 x .071 x .621

                                   Ro = 9.17%

                                  $25M and Over

                             Ro = 2.43 x .065 x .577

                                   Ro = 9.11%


The 9.17% and 9.11% can be compared to the 8.7% capitalization rates listed by the Investment Bulletin. The 8.7% capitalization rate represents the NOI/Value upon which the loan was based.

Capitalization Rate Summary

A summary of the rates of the various publications, market sales and debt coverage ratio estimation, and the American Council of Life Insurance survey, is presented as follows:


Humphries & Associates               IX - 17                         D7U/04-1991

===============================================================================
                              Going-In   Stabilized  Terminal   Discount Rate
-------------------------------------------------------------------------------
Miller Commercial               8.8%        9.4%       9.6%         10.2%
-------------------------------------------------------------------------------
Korpacz Survey                  9.27%       8.77%      8.77%        10.51%
-------------------------------------------------------------------------------
Debt Coverage Ratio - All        NA         9.17%       NA            NA
Loans
-------------------------------------------------------------------------------
Debt Coverage Ratio $25M &       N/A        9.11%       N/A          N/A
Over
-------------------------------------------------------------------------------
American Council of Life         N/A        8.7%        N/A          N/A
Insurance - All Loans
-------------------------------------------------------------------------------
American Council of Life         NA         8.7%        NA            NA
Insurance - $25M & Over
-------------------------------------------------------------------------------
Market Sales                     N/A        8.59%       N/A          N/A
===============================================================================

All of the capitalization rates described by the surveys apply to typically "A" and some "B" quality properties that are considered investment quality near or at stabilized levels.

Conclusions

The stabilized rates indicated by the surveys range from 8.7% to 9.4%. The OAR for the Subject is best indicated by the improved sales, which range from 7.03% to 9.34% and average 8.59%. The Subject is most similar to Sales 2, 6 and 8 which have OAR's of 8.10% to 9.34% with an average of 8.75%. For our analysis, an OAR of 9.25% to 9.75% is considered reasonable and will be utilized.


Humphries & Associates               IX - 18                         D7U/04-1991

The following charts show the Estimated Market Value Range via Direct Capitalization.

================================================================================
 Stabilized Net Income          Overall Rate          "As Is" Value Estimate
--------------------------------------------------------------------------------
      $4,487,210                    9.25%                   $48,510,378
--------------------------------------------------------------------------------
      $4,487,210                    9.75%                   $46,022,667
================================================================================

Estimated Value Range Via Income Approach
  Via Direct Capitalization, "As Is",             $46,000,000  to  $48,500,000

Cash Flow (Yield Capitalization)

The discounted cash flow analysis is a yield capitalization technique and is applicable to existing improvements such as the Subject Property or to proposed improvements. A typical discounted cash flow analysis projects rental income, occupancy levels, and operating expenses over a typical holding period based upon historical and projected future market trends.

The annual cash flows are discounted into a present worth over a range of discount rates (rates of return) currently required by investors in properties similar to the Subject Property. A discounted cash flow analysis is considered to be most representative of the potential performance of a property in an unbalanced market because it allows for increases/decreases in income, occupancy, and expenses over the projected holding period. The following is an explanation of each segment of the discounted cash flow analysis, utilizing the ARGUS 8.6.02 software program.

The following is an explanation of each segment of the cash flow for the Subject.

      The gross potential rental income for the Subject is based on the existing contract leases. The Subject leases are considered to be at market. The current market rent for all lease space within the Subject is estimated at $20.00/SF plus electricity with a base year expense stop for the Inet and Macromedia space. The estimated market rate for the La Cuisine Cafe space is $9.00/SF plus electricity. Free rent is prevalent in today's market, however by the time any space in the Subject rolls to market in February of 2006 (approximately 20 months), the market conditions are projected to have improved to a point where free rent is no longer necessary.


Humphries & Associates               IX - 19                         D7U/04-1991

      Based on information discussed in the Market Analysis and Income Approach sections of this report, market rents are projected to increase at 3.5% per year beginning in Year 2 of the cash flow. Rent growth is projected to spike to 10% per year in Years 3, 4 and 5 as the market returns to stabilized occupancy and rent levels then slow to 3.5% for the remaining term. Miller Commercial projects rent growth of approximately 1.29% in Year 1, 2.79% in Year 2 and 4.42% in Year 3 and thereafter. After the contract rents roll to the projected 5-year lease term, the rents will continue to increase 3.5% annually.

      The Subject has provisions in the leases for the potential for parking income. However, no parking revenue is being charged and none is anticipated over the near term. Airborne Express leases space for a drop off container. The lease is renewed annually at $125/year. T-Speed Communications leases and operates telecommunications equipment through December of 2005. The monthly rent during 2004 and 2005 is $771.75 and $810.34, respectively. In addition, Inet pays $400 per month in rent for LaCuisine Cafe. Based on the preceding, the first year ancillary income is calculated at $14,186 and is projected to increase 3.5% annually throughout the DCF.

2. BOMA indicates that, excluding the taxes and insurance expense, expenses have increased +/-2.3% annually during the past 10 years. Miller Commercial projects expense growth of 2.93% in Year 1, 3.42% in Year 2 and 3.58% in Year 3 and thereafter. With the exception of management, all expenses will be increased 3.5% per year beginning in Year 2. Management is calculated at 3% of the effective gross income.

3. In the cash flow, vacancy/credit loss is a calculated function of lease turnover during the holding period and vacancy and collection loss. A vacancy period of 6 months with a renewal probability of 75% is applied to Inet and Macromedia space. A 50% renewal probability will be applied to the LaCuisine Cafe space. This results in an average turnover vacancy over the 10-year holding period of +/-2.0%. In addition to the turnover vacancy, once Macromedia's lease expires an additional 1% of general vacancy is added in years 3 through 6. Once Inet's initial lease expires in year 6, the general vacancy is increased to 3% in years 7-10. Thus, the average per year total vacancy (rollover and general) for the cash flow is 3.6%.

4. Lease commissions are estimated at a market rate of 6.5% for new tenants and 2.0% for renewals. Finishout costs for new tenants are estimated at a market rate of $15.00/SF. For renewing tenants a finishout estimate of $7.50/SF is applied. A 5-year term is applied to any new lease.

5. The typical new lease will be on a gross basis with a base year expense stop on all operating expenses. The tenant will pay the individual unit electricity. When these spaces roll to market, the space will pay expense reimbursements.


Humphries & Associates               IX - 20                         D7U/04-1991

6. A deduction of $44,815 is applied to the first year of the cash flow for replacement reserves. This amount is increased at 3.5% per year in Years 2-10.

7. The cash flow program is based on a 10-year holding period with reversion occurring at the end of the 10th year. The reversion sale price is calculated based on the 10th year NOI divided by the appropriate reversion capitalization rate.

      In order to arrive at the appropriate reversion cap rate, several sources were considered. These sources include stabilized capitalization rates from actual sales of office buildings in the Dallas area as well as the Year-End 2003 Miller Commercial Survey and 1st Quarter 2004 Korpacz Survey. The results of these surveys are summarized earlier in this section.

      As is shown in the surveys, a premium is usually attached to reversionary capitalization rates due to increased risk as compared to going-in capitalization rates. Therefore, we have estimated an appropriate reversionary capitalization rate for the Subject Property at 9.75%. The reversion rate is typically slightly greater than the capitalization rate used in the direct capitalization. Additionally, selling expenses are estimated at 2% of the reversionary sale price.

8. In order to select an appropriate discount rate for the cash flow, a Year-End 2003 investment survey by Miller Commercial and 1st Quarter 2004 Korpacz Investment Survey will be utilized. The results of these surveys are listed as follows.

                        Office Building Discount Rates

                                         Range                    Average
                                         -----                    -------

     Miller Commercial Survey         9.0% - 11.0%                 10.2%
     Korpacz                         8.5% - 12.25%                10.51%


Humphries & Associates               IX - 21                         D7U/04-1991

Based on these surveys and considering the Subject's good location, long-term leases and overall credit strength of the tenants, a discount rate range of 10.5% to 11.0% is used to estimate the present value of the cash flows.

The DCF and present value calculations are presented on the following pages.


Humphries & Associates               IX - 22                         D7U/04-1991

              SCHEDULE OF PROSPECTIVE CASH FLOW - COLLINS CROSSING
           In Inflated Dollars for the Fiscal Year Beginning 7/1/2004

                                    Year 1     Year 2     Year 3     Year 4     Year 5
For the Years Ending               Jun-2005   Jun-2006   Jun-2007   Jun-2008   Jun-2009
                                   --------   --------   --------   --------   --------
POTENTIAL GROSS REVENUE
Base Rental Revenue               6,764,226  7,170,802  7,021,773  7,065,340  7,108,185
Absorption & Turnover Vacancy             0   -191,109          0          0     -6,199
                                  ---------  ---------  ---------  ---------  ---------
Scheduled Base Rental Revenue     6,764,226  6,979,693  7,021,773  7,065,340  7,101,986

Expense Reimbursement Revenue
Management Fee                       63,415     67,054     70,236     88,552    103,583
Payroll                              91,415    100,045    112,418    148,928    181,679
Property Tax                        211,248    231,178    259,788    344,149    419,827
Insurance                            26,592     29,105     32,704     43,323     52,852
Utilities                           174,526    190,991    214,621    284,321    346,837
Maintenance/Repairs                  83,104     90,946    102,205    135,387    165,158
Janitorial                           66,484     72,761     81,763    108,313    132,128
General/Administrative               24,931     27,285     30,662     40,621     49,551
                                  ---------  ---------  ---------  ---------  ---------
Total Reimbursement Revenue         741,715    809,365    904,397  1,193,594  1,451,615

Ancilliary Income                    14,186     14,683     16,151     17,766     19,542
                                  ---------  ---------  ---------  ---------  ---------
TOTAL POTENTIAL GROSS REVENUE     7,520,127  7,803,741  7,942,321  8,276,700  8,573,143
General Vacancy                           0          0    -79,423    -82,767    -85,793
                                  ---------  ---------  ---------  ---------  ---------
EFFECTIVE GROSS REVENUE           7,520,127  7,803,741  7,862,898  8,193,933  8,487,350
                                  ---------  ---------  ---------  ---------  ---------
OPERATING EXPENSES
Management Fee                      225,604    234,112    235,887    245,818    254,620
Payroll                             328,643    340,146    374,160    411,576    452,734
Property Tax                        759,435    786,015    864,617    951,078  1,046,186
Insurance                            95,605     98,951    108,846    119,731    131,704
Utilities                           627,409    649,368    714,305    785,736    864,309
Maintenance/Repairs                 298,766    309,223    340,145    374,160    411,576
Janitorial                          239,013    247,378    272,116    299,328    329,261
General/Administrative               89,630     92,767    102,044    112,248    123,473
                                  ---------  ---------  ---------  ---------  ---------
TOTAL OPERATING EXPENSES          2,664,105  2,757,960  3,012,120  3,299,675  3,613,863
                                  ---------  ---------  ---------  ---------  ---------
NET OPERATING INCOME              4,856,022  5,045,781  4,850,778  4,894,258  4,873,487
                                  ---------  ---------  ---------  ---------  ---------
LEASING & CAPITAL COSTS
Tenant Improvements                       0    537,495          0          0     20,664
Leasing Commissions                       0    192,153          0          0      3,989
Replacement Reserves                 44,815     46,384     51,022     56,124     61,736
                                  ---------  ---------  ---------  ---------  ---------
TOTAL LEASING & CAPITAL COSTS        44,815    776,032     51,022     56,124     86,389
                                  ---------  ---------  ---------  ---------  ---------
CASH FLOW BEFORE DEBT SERVICE
  & TAXES                         4,811,207  4,269,749  4,799,756  4,838,134  4,787,098
                                  =====================================================

                                    Year 6      Year 7     Year 8     Year 9     Year 10
For the Years Ending               Jun-2010    Jun-2011   Jun-2012   Jun-2013    Jun-2014
                                   --------    --------   --------   --------    --------
POTENTIAL GROSS REVENUE
Base Rental Revenue               7,153,631   8,518,608  9,050,412  9,367,176   9,695,029
Absorption & Turnover Vacancy             0  -1,459,798          0          0      -2,454
                                  ---------  ----------  ---------  ---------  ----------
Scheduled Base Rental Revenue     7,153,631   7,058,810  9,050,412  9,367,176   9,692,575

Expense Reimbursement Revenue
Management Fee                      102,925      13,119     13,648     24,151      34,729
Payroll                             201,437      26,518     25,594     44,210      62,779
Property Tax                        465,487      61,276     59,139    102,166     145,063
Insurance                            58,597       7,714      7,446     12,859      18,264
Utilities                           384,561      50,627     48,857     84,401     119,843
Maintenance/Repairs                 183,123      24,109     23,264     40,191      57,071
Janitorial                          146,502      19,284     18,609     32,155      45,654
General/Administrative               54,935       7,232      6,978     12,055      17,119
                                  ---------  ----------  ---------  ---------  ----------
Total Reimbursement Revenue       1,597,567     209,879    203,535    352,188     500,522

Ancilliary Income                    20,226      20,934     21,667     22,425      23,210
                                  ---------  ----------  ---------  ---------  ----------
TOTAL POTENTIAL GROSS REVENUE     8,771,424   7,289,623  9,275,614  9,741,789  10,216,307
General Vacancy                     -87,714    -262,483   -278,268   -292,254    -306,563
                                  ---------  ----------  ---------  ---------  ----------
EFFECTIVE GROSS REVENUE           8,683,710   7,027,140  8,997,346  9,449,535   9,909,744
                                  ---------  ----------  ---------  ---------  ----------
OPERATING EXPENSES
Management Fee                      260,511     210,814    269,920    283,486     297,292
Payroll                             468,579     484,980    501,954    519,522     537,706
Property Tax                      1,082,803   1,120,701  1,159,925  1,200,523   1,242,541
Insurance                           136,314     141,085    146,023    151,133     156,423
Utilities                           894,560     925,870    958,275    991,815   1,026,528
Maintenance/Repairs                 425,981     440,890    456,321    472,292     488,823
Janitorial                          340,785     352,712    365,057    377,834     391,058
General/Administrative              127,794     132,267    136,897    141,688     146,647
                                  ---------  ----------  ---------  ---------  ----------
TOTAL OPERATING EXPENSES          3,737,327   3,809,319  3,994,372  4,138,293   4,287,018
                                  ---------  ----------  ---------  ---------  ----------
NET OPERATING INCOME              4,946,383   3,217,821  5,002,974  5,311,242   5,622,726
                                  ---------  ----------  ---------  ---------  ----------
LEASING & CAPITAL COSTS
Tenant Improvements                       0   3,339,312    793,183          0           0
Leasing Commissions                       0   1,193,797    283,561          0           0
Replacement Reserves                 63,897      66,134     68,448     70,844      73,324
                                  ---------  ----------  ---------  ---------  ----------
TOTAL LEASING & CAPITAL COSTS        63,897   4,599,243  1,145,192     70,844      73,324
                                  ---------  ----------  ---------  ---------  ----------
CASH FLOW BEFORE DEBT SERVICE
  & TAXES                         4,882,486  -1,381,422  3,857,782  5,240,398   5,549,402
                                  =======================================================


Humphries & Associates               IX - 23                         D7U/04-1991

                            PROSPECTIVE PRESENT VALUE
               Cash Flow Before Debt Service plus Property Resale
                    Discounted Monthly over a 10-Year Period

                                 For the                   P.V. of      P.V. of      P.V. of      P.V. of
Analysis                          Year         Annual     Cash Flow    Cash Flow    Cash Flow    Cash Flow
Period                           Ending      Cash Flow     @ 8.00%      @ 8.50%      @ 9.00%      @ 9.50%
--------                        --------    ----------  -----------  -----------  -----------  -----------

Year  1                         Jun-2005     4,811,207    4,614,994    4,603,548    4,592,190    4,580,921
Year  2                         Jun-2006     4,269,749    3,816,502    3,790,930    3,765,652    3,740,661
Year  3                         Jun-2007     4,799,756    3,945,642    3,899,572    3,854,255    3,809,675
Year  4                         Jun-2008     4,838,134    3,682,447    3,622,671    3,564,139    3,506,820
Year  5                         Jun-2009     4,787,098    3,374,947    3,304,934    3,236,691    3,170,166
Year  6                         Jun-2010     4,882,486    3,187,390    3,106,894    3,028,794    2,953,006
Year  7                         Jun-2011    -1,381,422     -915,436     -892,902     -871,003     -849,717
Year  8                         Jun-2012     3,857,782    2,136,593    2,062,161    1,990,649    1,921,927
Year  9                         Jun-2013     5,240,398    2,714,882    2,609,854    2,509,347    2,413,150
Year  10                        Jun-2014     5,549,402    2,662,085    2,547,310    2,437,982    2,333,819
                                            ----------  -----------  -----------  -----------  -----------
Total Cash Flow                             41,654,590   29,220,046   28,654,972   28,108,696   27,580,428
Property Resale @ 9.75% Cap                 56,515,605   26,177,660   24,996,028   23,872,802   22,804,848
                                                        -----------  -----------  -----------  -----------
Total Property Present Value                            $55,397,706  $53,651,000  $51,981,498  $50,385,276
                                                        ==================================================

Rounded to Thousands                                    $55,398,000  $53,651,000  $51,981,000  $50,385,000
                                                        ==================================================

Per SqFt                                                    $185.42      $179.58      $173.99      $168.64

PERCENTAGE VALUE DISTRIBUTION

Assured Income                                               39.21%       39.99%       40.76%       41.54%
Prospective Income                                           13.54%       13.42%       13.31%       13.20%
Prospective Property Resale                                  47.25%       46.59%       45.93%       45.26%
                                                        ==================================================
                                                            100.00%      100.00%      100.00%      100.00%

                                               P.V. of      P.V. of       P.V. of     P.V. of       P.V. of
Analysis                                      Cash Flow    Cash Flow     Cash Flow   Cash Flow     Cash Flow
Period                                         @ 10.00%     @ 10.50%     @ 11.00%     @ 11.50%     @ 12.00%
--------                                    -----------  -----------  -----------  -----------  -----------

Year  1                                       4,569,738    4,558,640    4,547,627    4,536,698    4,525,851
Year  2                                       3,715,954    3,691,527    3,667,374    3,643,492    3,619,875
Year  3                                       3,765,817    3,722,666    3,680,206    3,638,424    3,597,307
Year  4                                       3,450,684    3,395,701    3,341,843    3,289,079    3,237,386
Year  5                                       3,105,307    3,042,065    2,980,393    2,920,246    2,861,577
Year  6                                       2,879,451    2,808,054    2,738,743    2,671,447    2,606,100
Year  7                                        -829,026     -808,910     -789,353     -770,337     -751,845
Year  8                                       1,855,877    1,792,381    1,731,331    1,672,622    1,616,153
Year  9                                       2,321,057    2,232,877    2,148,426    2,067,530    1,990,027
Year  10                                      2,234,554    2,139,937    2,049,730    1,963,709    1,881,661
                                            -----------  -----------  -----------  -----------  -----------
Total Cash Flow                              27,069,413   26,574,938   26,096,320   25,632,910   25,184,092
Property Resale @ 9.75% Cap                  21,789,212   20,823,110   19,903,919   19,029,164   18,196,512
                                            -----------  -----------  -----------  -----------  -----------
Total Property Present Value                $48,858,625  $47,398,048  $46,000,239  $44,662,074  $43,380,604
                                            ===============================================================

Rounded to Thousands                        $48,859,000  $47,398,000  $46,000,000  $44,662,000  $43,381,000
                                            ===============================================================

Per SqFt                                        $163.53      $158.65      $153.97      $149.49      $145.20

PERCENTAGE VALUE DISTRIBUTION

Assured Income                                   42.32%       43.11%       43.89%       44.68%       45.46%
Prospective Income                               13.08%       12.96%       12.84%       12.71%       12.59%
Prospective Property Resale                      44.60%       43.93%       43.27%       42.61%       41.95%
                                            ===============================================================
                                                100.00%      100.00%      100.00%      100.00%      100.00%


Humphries & Associates               IX - 24                         D7U/04-1991

              SUPPORTING SCHEDULE -- AVERAGE SQUARE FEET OCCUPANCY

For the Years                    Year 1    Year 2    Year 3    Year 4    Year 5    Year 6    Year 7     Year 8    Year 9    Year 10
Ending                          Jun-2005  Jun-2006  Jun-2007  Jun-2008  Jun-2009  Jun-2010  Jun-2011   Jun-2012  Jun-2013  Jun-2014
                                --------  --------  --------  --------  --------  --------  --------   --------  --------  --------
TENANT                 SUITE
Inet                    100      15,476    15,476    15,476    15,476    15,476    15,476    12,897     15,476    15,476    15,476
Inet                    200      26,046    26,046    26,046    26,046    26,046    26,046    21,705     26,046    26,046    26,046
Inet                    300      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
Inet                    600      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
Inet                    700      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
Inet                    800      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
Inet                    900      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
Inet                   1000      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
Inet                    100      28,550    28,550    28,550    28,550    28,550    28,550    23,792     28,550    28,550    28,550
La Cuisine Cafe         110       2,000     2,000     2,000     2,000     1,500     2,000     2,000      2,000     2,000     1,833
Macromedia              400      55,394    46,162    55,394    55,394    55,394    55,394    46,162     55,394    55,394    55,394
                               --------  --------  --------   -------  --------  --------  --------   --------  --------  --------
TOTAL AMOUNT PER YEAR           298,766   289,534   298,766   298,766   298,266   298,766   249,305    298,766   298,766   298,599
                               ============================   =====================================   ============================
AVERAGE PERCENT OCCUPANCY       100.00%    96.91%   100.00%   100.00%    99.83%   100.00%    83.44%    100.00%   100.00%    99.94%


Humphries & Associates               IX - 25                         D7U/04-1991

                          PROPERTY SUMMARY REPORT

TIMING & INFLATION
Analysis Period:               July 1, 2004 to June 30, 2014; 10 years
Inflation Method:              Fiscal
General Inflation Rate:        3.5%

PROPERTY SIZE & OCCUPANCY
Property Size:                 298,766 Square Feet
Alternate Size:                1 Square Foot
Number of rent roll tenants:   11
Total Occupied Area:           298,766 Square Feet
                               100.00% during first month of analysis

GENERAL VACANCY
Method:                        Percent of Potential Gross Revenue
Amount:                        0.00% for 2 years
                               1.00% for 4 years
                               3.00% for 6 years
                               0.00% thereafter

PROPERTY PURCHASE & RESALE
Purchase Price:                -
Resale Method:                 Capitalize Net Operating Income
Cap Rate:                      9.75%
Cap Year:                      Year 10
Commission/Closing Cost:       2.00%
Net Cash Flow from Sale:       $56,515,605

PRESENT VALUE DISCOUNTING
Discount Method:               Monthly
Unleveraged Discount Rate:     10.00%
Unleveraged Present Value:     $48,858,625 at 10.00%


Humphries & Associates               IX - 26                         D7U/04-1991

The present value of the cash flows and reversion is summarized:

                                                    Discount Rate
                                                    -------------

                                                 11.0%           10.5%
                                                 -----           -----

  PW - 10 Year Hold - 10th Year Cap           $46,000,000      $47,398,000

  Value Indicated by Yield Capitalization
                            Say,              $46,000,000      $47,400,000

Income Approach Summary

The values indicated by the direct capitalization and yield capitalization methods are shown as follows:

Value Indicated by Direct Capitalization      $46,000,000  to  $48,500,000

Value Range Indicated by Yield
Capitalization                                $46,000,000  to  $47,400,000

Both the yield capitalization and direct capitalization techniques are considered reliable values. For our analysis, a value somewhere between the two methods is considered reasonable. Therefore, the Leased Fee "As Is" Market Value estimated via the Income Approach is:

    Leased Fee "As Is" Market Value............. $47,100,000   ($157.65/SF)


Humphries & Associates               IX - 27                         D7U/04-1991

                              MARKET DATA APPROACH

An indication of value can be obtained by comparison with other similarly improved properties that have sold in the Market. This approach is also called the Direct Sales Comparison Approach.

The critical element in the application of this approach is the determination of what constitutes "the market". It may or may not be appropriate to consider only those sales in the immediate vicinity of the Subject. The Appraiser must apply judgment in selecting those available sales which would compete in the market with the Subject Property for investor monies.

There are several units of comparison which may be used to compare one operating property against another. These comparison units include:

1. The Gross Rent/Income Multiplier - Purchasers pay so many times gross earnings when they purchase income producing real estate (Sales Price/Gross Income). The Gross Income estimate for the Subject Property reflects its ability to compete in the market. The location, condition, size, etc. of the Subject is reflected in this Gross Income estimate. So, no comparison adjustments are necessary when market multipliers are used with the Gross Income estimate of the Subject Property to arrive at a value indication (Estimated Gross Income x GRM/GIM).

2. Price/SF, Price/Unit, or other comparatives require subjective adjustments to compensate for dissimilarities between the sales and the Subject Property. Generally, such comparisons are less reliable then GRM analysis. However, in periods of market instability, with high vacancies and rental reductions, concessions, etc., the sales price per SF indicator becomes much more reliable.

A summary of office building sales that have sold in the market area will be shown. The sales are all within similar market environments as the Subject and are considered to reflect a probable range of investor attitudes given the current market environment toward the Subject. The summary will be followed by detailed pages of each sale.


Humphries & Associates                X - 1                         D-7U/04-1991

====================================================================================================================================
                                                    OFFICE BUILDING SALES SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Net
                                    Occu. at    Year                   Rentable                        Stabilized Sales   Proforma
        Sale           Sale Date      Sale      Built    Condition    Area (SF)    Stories     GIM        Price/NRSF        OAR*
------------------------------------------------------------------------------------------------------------------------------------
1. 5600 Headquarters     10/02        100%      2000       Good        166,238        3       9.96x        $159.41         9.25%
------------------------------------------------------------------------------------------------------------------------------------
2. 5950 Sherry           06/02         99%      1999       Good        196,997        9       7.50x        $194.93         8.82%
------------------------------------------------------------------------------------------------------------------------------------
3. Premier Place         05/03         85%      1986       Good        395,901        21      6.50x        $136.40         8.02%
------------------------------------------------------------------------------------------------------------------------------------
4.  Granite Tower        09/03         99%      1999       Good        240,145        10      6.36x        $139.92         8.86%
------------------------------------------------------------------------------------------------------------------------------------
5. Millennium I          10/03         91%      2000       Good        362,000        14      6.28x        $144.34         9.25%
------------------------------------------------------------------------------------------------------------------------------------
6. Park Place            10/03         92%      1986       Good        177,296        14      7.04x        $175.98         8.10%
------------------------------------------------------------------------------------------------------------------------------------
7. 1401 Nolan Ryan       12/03        100%      2003       Good        233,783        3       12.83x       $128.32         7.03%
------------------------------------------------------------------------------------------------------------------------------------
8. 150 Highland          03/04        100%      2004       Good        160,000        3       10.10x       $143.75         9.34%
------------------------------------------------------------------------------------------------------------------------------------
    Average                -           96%      1997         -         241,545        9       8.32x        $152.88         8.59%
------------------------------------------------------------------------------------------------------------------------------------
    Subject                -          100%      1999       Good        298,766        11        -             -              -
====================================================================================================================================

*Overall rates are not considered to include reserves.

The comparables have sales prices ranging from $128.32/SF to $194.93/SF with an average of $152.88. The Subject is most similar to Sale 2, 6 and 8. These sales range from $143.75/SF to $194.93/SF with an average of $171.55/SF.


Humphries & Associates                X - 2                         D-7U/04-1991

                                 IMPROVED SALE 1


                           [PHOTO OF INTUIT BUILDING]


Name:                   Intuit Building
Address:                5601 Headquarters, Plano, Texas 75024
Mapsco:                 D-556J

Grantor:                KDC TX I Investment, Ltd.
Grantee:                Wells Operating Partnership, LP
Sale Date:              10/01/02
Recordation:            5265/4401

Sales Data
Sale Price              $26,500,000, Cash to Seller

General Data

Land Area:              10.70 Acres or 466,092 SF
NRA:                    166,238 SF
FAR:                    0.36:1

Improvement Data

Year Built:             2000
Net Rentable Area:      166,238 SF


Humphries & Associates                X - 3                         D-7U/04-1991

No. of Stories:         3
Type Construction:      Concrete frame
Condition:              Good
Parking:                Surface concrete - 3-story parking garage

Economic Data

Occupancy at Sale:      100%

=============================================================================
Income & Expense Data                           Proforma          Per SF
-----------------------------------------------------------------------------
Potential Gross Income                         $2,659,808         $16.00
-----------------------------------------------------------------------------
Less: Vacancy @ 5%                               -132,990          -0.80
-----------------------------------------------------------------------------
EGI                                            $2,526,818         $15.20
-----------------------------------------------------------------------------
Less Expense                                      -75,805          -0.46
-----------------------------------------------------------------------------
NOI                                            $2,451,013         $14.74
=============================================================================

Units of Comparison                       Proforma

OAR                                       9.25%
GIM:                                      9.96x
Adjusted Sales Price/NLSF:                $159.41
Verified:                                 Andra King with Seller (214/696-1700)

Comments

The actual income and expense data at the time of sale was provided by the broker. The building is 100% leased to Intuit with nine years remaining on the lease. The rate is $16.00/SF NNN.


Humphries & Associates                X - 4                         D-7U/04-1991

                                 IMPROVED SALE 2


                   [PHOTO OF 5950 SHERRY LANE OFFICE BUILDING]


Name:                   5950 Sherry Lane Office Building
Address:                5950 Sherry Lane, Dallas, Texas 75225
Mapsco:                 D-25W

Grantor:                Blackstone Partners
Grantee:                RREEF Sherry Lane, LP
Sale Date:              6/28/02
Recordation:            2002118/9267

Sales Data
Sale Price              $38,400,000, Cash to Seller

General Data
Land Area:              1.341 Acres or 58,391 SF
NRA:                    196,997 SF
FAR:                    3.37:1

Improvement Data
Year Built:             1999
Net Rentable Area:      196,997 SF


Humphries & Associates                X - 5                         D-7U/04-1991

No. of Stories:         9
Type Construction:      Steel frame with brick veneer
Condition:              Good
Parking:                Surface concrete and underground garage

Economic Data

Occupancy at Sale:      99%

==============================================================================
Income & Expense Data                            Proforma          Per SF
------------------------------------------------------------------------------
Potential Gross Income                          $5,121,922         $26.00
------------------------------------------------------------------------------
Less: Vacancy @ 5%                                -256,096          -1.30
------------------------------------------------------------------------------
EGI                                             $4,865,826         $24.70
------------------------------------------------------------------------------
Less Expense                                    -1,477,478          -7.50
------------------------------------------------------------------------------
NOI                                             $3,388,348         $17.20
==============================================================================

Units of Comparison                       Proforma

OAR                                       8.82%
GIM:                                      7.50x
Adjusted Sales Price/NLSF:                $194.93
Verified:                                 Barry Brown, Broker (214/265-0880)

Comments

The actual income and expense data at the time of sale was provided by the broker. Contract rents are in the $25.00/SF - $26.00/SF full service plus electricity range. The tenants include UBS PaineWebber, McCurley, Kinser, McCurley, & Nelson LLP, Heidrick & Struggles International, Inc., FleetBoston, Financial Corp., Coldwell Banker, Dr. Pepper/Seven Up Bottling Group, Virginia Cook Realtors, Kessler & Collins PC, Broadband Venture Partners, Guy Carpenter &Co., Inc., Stonegate Securities, Inc., Corporate Search Partners, Luce & Williams, Ltd., Public Strategies, Inc., Trammell Crow Co., Lacerte Technologies, Inc., Hampshire Capital Corp., Westwood Companies, Donald A. Berg Investments.


Humphries & Associates                X - 6                         D-7U/04-1991

                                 IMPROVED SALE 3


                            [PHOTO OF PREMIER PLACE]


Name:                   Premier Place
Address:                5910 Central Expressway, Dallas, Texas 75206
Mapsco:                 D-36E

Grantor:                New Premplace Corporation
Grantee:                Premier Place Associates, LP
Sale Date:              5/22/03
Recordation:            2003099/3952

Sales Data
Sale Price              $54,000,000, Cash to Seller

General Data
Land Area:              3.173 Acres or 138,226 SF
NRA:                    395,901 SF
FAR:                    2.86:1

Improvement Data
Year Built:             1986
Net Rentable Area:      395,901 SF


Humphries & Associates                X - 7                         D-7U/04-1991

No. of Stories:         21
Type Construction:      Steel frame with glass exterior
Condition:              Good
Parking:                Surface concrete with underground parking and a
                        parking garage.

Economic Data

Occupancy at Sale:      85%

=============================================================================
Income & Expense Data                           Proforma          Per SF
-----------------------------------------------------------------------------
Potential Gross Income                         $8,301,321         $21.00
-----------------------------------------------------------------------------
Less: Vacancy @ 5%                               -415,066          -1.05
-----------------------------------------------------------------------------
EGI                                            $7,886,255         $19.95
-----------------------------------------------------------------------------
Less Expense                                   -3,557,709          -9.00
-----------------------------------------------------------------------------
NOI                                            $4,328,546         $10.95
=============================================================================

Units of Comparison                       Proforma

OAR                                       8.02%
GIM:                                      6.50x
Sales Price/NLSF:                         $136.40
Verified:                                 Jeff Stone, Broker (214/265-0880)

Comments

The actual income and expense data at the time of sale was provided by the broker. The tenants include Merrill Lynch, America First Insurance, Drexel Development Company, Hatfield Halcomb Architects, Kleinert Engineering, Southwest Housing Management Corp., Twin Creek Partners, Thomas & Blackwood, LLP, Odyssey Information Services, Docucorp International, MillerParker, Berkshire Mortgage Finance, Mitsui Bussan Logistics, CABC, Buchanan & Burke, Insurance Designers of Dallas, Pope Law Firm, Hillcrest Mortgage, Texas Capital Bancshares, Sandia Development, etc.


Humphries & Associates                X - 8                         D-7U/04-1991

                                 IMPROVED SALE 4


                            [PHOTO OF GRANITE TOWER]


Name:                   Granite Tower
Address:                4055 Valley View Lane, Farmers Branch 75244
Mapsco:                 D-14P

Grantor:                GPI Tower, Ltd.
Grantee:                GIP Granite, LP
Sale Date:              9/22/03
Recordation:            2003188/11280

Sales Data
Sale Price              $33,600,000, Cash to Seller

General Data
Land Area:              5.576 Acres or 242,870 SF
NRA:                    240,145 SF
FAR:                    0.99:1

Improvement Data
Year Built:             1999
Net Rentable Area:      240,145 SF


Humphries & Associates                X - 9                         D-7U/04-1991

No. of Stories:         10
Type Construction:      Steel and reinforced concrete with granite and
                        glass exterior
Condition:              Good
Parking:                Surface concrete and multi-level parking structure.

Economic Data

Occupancy at Sale:      99%

============================================================================
Income & Expense Data                          Proforma          Per SF
----------------------------------------------------------------------------
Potential Gross Income                        $5,283,190         $22.00
----------------------------------------------------------------------------
Less: Vacancy @ 5%                              -264,160          -1.10
----------------------------------------------------------------------------
EGI                                           $5,019,030         $20.90
----------------------------------------------------------------------------
Less Expense                                  -2,041,233          -8.50
----------------------------------------------------------------------------
NOI                                           $2,977,797         $12.40
============================================================================

Units of Comparison                       Proforma

OAR                                       8.86%
GIM:                                      6.36x
Sales Price/NLSF:                         $139.92
Verified:                                 Gary Carr, Broker (972/458-4800)

Comments

The building is located on the northwest quadrant of LBJ Freeway (IH-635) and Midway Road in the City of Farmers Branch. The actual income and expense data at the time of sale was provided by the broker. The building was 99% leased at the time of sale. Tenants include Carreker Corp., TMP Worldwide, Purchasing Management International, United Dominion Realty Trust, Wachovia Maesk Sealand, EdSoft Software Corp., Lay Machinery, Time Warner Telecom, Adecco, Granite Tower Mgt., Bell South Wireless Sales, PSN Inc., Ciber Enterprise Out Sourcing, Xilnx, IBS, Inc., CBIZ Benefits and Insurance Services.


Humphries & Associates                X - 10                        D-7U/04-1991

                                 IMPROVED SALE 5


                     [PHOTO OF MILLENNIM I OFFICE BUILDING]


Name:                   Millennim I Office Building
Address:                15455 Dallas Parkway, Dallas, Texas 75001
Mapsco:                 D-14D

Grantor:                MIL Phase I Dallas, LP
Grantee:                RREEF Millenium 1, LP
Sale Date:              10/9/03
Recordation:            2003201/5644

Sales Data
Sale Price              $52,250,000, Cash to Seller

General Data
Land Area:              3.339 Acres or 145,466 SF
NRA:                    362,000 SF
FAR:                    2.49:1

Improvement Data
Year Built:             2000
Net Rentable Area:      362,000 SF


Humphries & Associates                X - 11                        D-7U/04-1991

No. of Stories:         14
Type Construction:      Steel frame with glass and stone veneer
Condition:              Good
Parking:                Surface concrete and parking garage

Economic Data

Occupancy at Sale:      91%

============================================================================
Income & Expense Data                          Proforma          Per SF
----------------------------------------------------------------------------
Potential Gross Income                        $8,326,000         $22.00
----------------------------------------------------------------------------
Less: Vacancy @ 5%                              -416,300          -1.15
----------------------------------------------------------------------------
EGI                                           $7,909,700         $21.85
----------------------------------------------------------------------------
Less Expense                                  -3,077,000          -8.50
----------------------------------------------------------------------------
NOI                                           $4,832,700         $13.35
============================================================================

Units of Comparison                       Proforma

OAR                                       9.25%
GIM:                                      6.28x
Adjusted Sales Price/NLSF:                $144.34
Verified:                                 Gary Carr, Broker (972/458-2678)

Comments

The actual income and expense data at the time of sale was provided by the broker. The tenants include Cushman & Wakefield, Muse Stancil, SAS Institute, Dresser, Inc., Mentor Graphics, Medhost, ING Financial Services, Fortis Capital, Home Box Office, Frost Bank, WiPro, First Magnus Financial, Opus, Sanofi Synthelabo, Crystal Decisions, Dynamic Design, Meritax, New Horizon, Wynne-Jackson, Integrrsource, Mind Electric, M 2 Konstruction, Graham Glass, Regus Business Centre, California Carwash Systems, Diversity Job Link, C-Tech and Natural Tax Resource Group.


Humphries & Associates                X - 12                        D-7U/04-1991

                                 IMPROVED SALE 6


                      [PHOTO OF ARK PLACE ON TURTLE CREEK]


Name:                   Park Place on Turtle Creek
Address:                2911 Turtle Creek Boulevard, Dallas, Texas 75204
Mapsco:                 D-45B

Grantor:                Park Place on Turtle Creek, LP
Grantee:                CF Turtle Creek Office, LP
Sale Date:              10/15/03
Recordation:            2003205/0047

Sales Data
Sale Price              $31,200,000, Cash to Seller

General Data
Land Area:              1.234 Acres or 54,134 SF
NRA:                    177,296 SF
FAR:                    3.28:1

Improvement Data
Year Built:             1986
Net Rentable Area:      177,296 SF


Humphries & Associates                X - 13                        D-7U/04-1991

No. of Stories:         14
Type Construction:      Steel frame with stone and glass veneer
Condition:              Good
Parking:                Surface concrete and underground garage

Economic Data

Occupancy at Sale:      92%

============================================================================
Income & Expense Data                          Proforma          Per SF
----------------------------------------------------------------------------
Potential Gross Income                        $4,432,400         $25.00
----------------------------------------------------------------------------
Less: Vacancy @ 5%                              -221,620          -1.25
----------------------------------------------------------------------------
EGI                                           $4,210,780         $23.75
----------------------------------------------------------------------------
Less Expense                                  -1,684,312          -9.50
----------------------------------------------------------------------------
NOI                                           $2,526,468         $14.25
============================================================================

Units of Comparison                       Proforma

OAR                                       8.10%
GIM:                                      7.04x
Adjusted Sales Price/NLSF:                $175.98
Verified:                                 Mark Mitchell, Broker (972/248-2200)

Comments

The actual income and expense data at the time of sale was provided by the broker. The tenants include PNB Financial Dallas, Howie & Sweeney, HQ Global Workplaces, Belmont Group, Intermerc Corporation, Law Office, Belmont, Boeckman Investments, Taylor Loehmeyer Corrigan, La Jolla Bank, Thomas Cook Currency Services, British Consulate, Bagelsteins Express, Aftco Associates, Parker, Walter Skinner Commercial Realty Services, Hill Company, Fox Limousine Services, Aztec Development Properties, Rosetta Energy, Regency Pro Valet Parking, Riversoft Inc., Skidmore Advertising, Capital Markets Group, Pool Energy Services, Dallas Market Center, Asiatic International and Lexington Capital Group.


Humphries & Associates                X - 14                        D-7U/04-1991

                                 IMPROVED SALE 7


Name:                   Siemens Dematic Headquarters
Address:                1401 Nolan Ryan Parkway, Arlingont, Texas 76011
Mapsco:                 T-69Y

Grantor:                TCDFW SDPA BTS, LP
Grantee:                Lexington Arlington, LP
Sale Date:              12/23/03
Recordation:            203473460

Sales Data

Sale Price              $30,000,090, Cash to Seller

General Data

Land Area:              14.136 Acres or 615,758 SF
NRA:                    233,783 SF
FAR:                    0.38:1

Improvement Data

Year Built:             2003
Net Rentable Area:      233,783 SF


Humphries & Associates                X - 15                        D-7U/04-1991

No. of Stories:         3
Type Construction:      Concrete frame
Condition:              Good
Parking:                Surface concrete

Economic Data

Occupancy at Sale:      100%

============================================================================
Income & Expense Data                          Proforma          Per SF
----------------------------------------------------------------------------
Potential Gross Income                        $2,337,830         $10.00
----------------------------------------------------------------------------
Less: Vacancy @ 5%                              -116,892          -0.50
----------------------------------------------------------------------------
EGI                                           $2,220,938         $ 9.50
----------------------------------------------------------------------------
Less Expense                                    -111,954          -0.48
----------------------------------------------------------------------------
NOI                                           $2,108,984         $ 9.02
============================================================================

Units of Comparison                     Proforma

OAR                                     7.03%
GIM:                                    12.83x
Adjusted Sales Price/NLSF:              $128.32
Verified:                               Denton Walker with Seller (214/979-6100)

Comments

The actual income and expense data at the time of sale was provided by the broker. The building was a build-to-suit for Siemens Dematic. The 20-year lease has increases every 5-years. The base year rent is $10.00/SF NNN.


Humphries & Associates                X - 16                        D-7U/04-1991

                                 IMPROVED SALE 8


                           [PHOTO OF CENTEX BUILDING]


Name:                   Centex Building
Address:                150 Highland Drive, Lewisville, Texas 75067
Mapsco:                 D-1J

Grantor:                Centex Office Vista Ridge Lewisville II, LP
Grantee:                Keystone Strategies, USA
Sale Date:              4/30/04
Recordation:            NA

Sales Data
Sale Price              $23,000,000, Cash to Seller

General Data
Land Area:              11.35 Acres or 494,354 SF
NRA:                    160,000 SF
FAR:                    0.32:1

Improvement Data

Year Built:             2004
Net Rentable Area:      160,000 SF


Humphries & Associates                X - 17                        D-7U/04-1991

No. of Stories:         3
Type Construction:      Concrete tiltwall
Condition:              Good
Parking:                Surface concrete - 3-story parking garage

Economic Data

Occupancy at Sale:      100%

============================================================================
Income & Expense Data                          Proforma          Per SF
----------------------------------------------------------------------------
Potential Gross Income                        $2,277,542         $14.23
----------------------------------------------------------------------------
Less: Vacancy @ 5%                              -113,877          -0.71
----------------------------------------------------------------------------
EGI                                           $2,163,665         $13.52
----------------------------------------------------------------------------
Less Expense                                     -16,000          -0.10
----------------------------------------------------------------------------
NOI                                           $2,147,665         $13.42
============================================================================

Units of Comparison                       Proforma

OAR                                       9.34%
GIM:                                      10.10x
Adjusted Sales Price/NLSF:                $143.75
Verified:                                 Sales Contract and Buyer

Comments

The actual income and expense data at the time of sale was provided by the lease. The building is a build-to-suit for Centex Mortgage. The base rate is $13.00/SF NNN with 3% annual increase throughout the 20-year term. The average rent over the 20-year term is $2,277,542 or $14.23/SF NNN. There is parking underneath the building, surface concrete and a three-level parking garage.


Humphries & Associates                X - 18                        D-7U/04-1991

                                 Office Sales Map


                  [MAP SHOWING LOCATION OF IMPROVED SALES 1-8]



Humphries & Associates                X - 19                        D-7U/04-1991

SALES PRICE PER SQUARE FOOT ANALYSIS

The following adjustment grid analyzes the sales that are considered to be the most comparable to the Subject Property ("+" adjustments indicate that the comparable sale is inferior to the Subject and must be adjusted upward; "-" adjustments indicated that the comparable is superior to the Subject and must be adjusted downward; and "0" indicates that the comparable sale is similar to the Subject in this factor of comparison and no adjustment is warranted).

Comparables 2, 6 and 8 are considered the most similar to the Subject Property and will be adjusted in the following grid. Sale 2 and 6 are mid-rise multi-tenant office buildings while Sale 8 is a single tenant office building. The overall location of the sales is considered similar to the Subject Property. The sales are adjusted as follows.


Humphries & Associates                X - 20                        D-7U/04-1991

================================================================================================
                                         ADJUSTMENT GRID
------------------------------------------------------------------------------------------------
                                   Subject           Sale 2          Sale 6           Sale 8
------------------------------  ---------------  --------------  ---------------  --------------
Sale Date                             -               06/02           10/03            03/04
------------------------------  ---------------  --------------  ---------------  --------------
Rentable Area (SF)/Stories        298,766/11        196,997/9      177,296/14        160,000/3
------------------------------  ---------------  --------------  ---------------  --------------
FAR                                 1.05:1           3.37:1          3.28:1           0.32:1
------------------------------  ---------------  --------------  ---------------  --------------
Location                             1500         5950 Sherry,     2911 Turtle     150 Highland,
                                 Greenville,      Dallas 75225       Creek,         Lewisville
                                  Richardson                      Dallas 75204
------------------------------  ---------------  --------------  ---------------  --------------
Access/visibility                    Good             Good            Good             Good
------------------------------  ---------------  --------------  ---------------  --------------
Occupancy at Sale                    100%              99%             92%             100%
------------------------------  ---------------  --------------  ---------------  --------------
Year Built/Renovated                 1999             1999            1986             2004
------------------------------  ---------------  --------------  ---------------  --------------
Condition                            Good             Good            Good             Good
-----------------------------------------------  --------------  ---------------  --------------
Conditions of Sale                                Arm's Length    Arm's Length     Arm's Length
-----------------------------------------------  --------------  ---------------  --------------
Property Rights Conveyed                           Leased Fee      Leased Fee       Leased Fee
-----------------------------------------------  --------------  ---------------  --------------
Price/SF (Stabilized)                                $194.93         $175.98          $143.75
------------------------------------------------------------------------------------------------
ADJUSTMENTS
------------------------------------------------------------------------------------------------
Terms                                                  -0-             -0-              -0-
-----------------------------------------------  --------------  ---------------  --------------
Real Property Rights Conveyed                          -0-             -0-              -0-
-----------------------------------------------  --------------  ---------------  --------------
Market Conditions                                      -0-             -0-              -0-
-----------------------------------------------  --------------  ---------------  --------------
Conditions of Sale                                     -0-             -0-              -0-
-----------------------------------------------  --------------  ---------------  --------------
Adjusted Price/SF                                    $194.93         $175.93          $143.75
-----------------------------------------------  --------------  ---------------  --------------
Location/Access/Visibility                            -20%            -15%              +5%
-----------------------------------------------  --------------  ---------------  --------------
Age/Condition                                          -0-             -0-              -3%
-----------------------------------------------  --------------  ---------------  --------------
Density                                                +5%             +5%              -0-
-----------------------------------------------  --------------  ---------------  --------------
Size                                                   -0-             -0-              -0-
-----------------------------------------------  --------------  ---------------  --------------
Amenities                                              -0-             -0-              +3%
-----------------------------------------------  --------------  ---------------  --------------
Occupancy                                              -0-             -0-              -0-
-----------------------------------------------  --------------  ---------------  --------------
Total Adjustments                                     -15%            -10%              +5%
-----------------------------------------------  --------------  ---------------  --------------
Adjusted Price/SF                                    $165.69         $158.34          $150.94
================================================================================================

The following is a description of the adjustments made to the comparable office building sales.

Terms

All of the comparable sales sold on an all cash basis and no adjustment is necessary.


Humphries & Associates                X - 21                        D-7U/04-1991

Market Conditions

Market conditions may change between the time of sale of a comparable property and the date of the appraisal of the Subject. Under such circumstances, the price of the comparable property would be different at the later time (the date of the appraisal), and an adjustment would have to made to the actual transaction price. Changed market conditions often result from various causes such as inflation, deflation, changing demand, and changing supply.

All sales occurred within the last 24 months and are recent transactions. No adjustment is considered necessary.

Conditions of Sale

All sales are considered to be arm's length transactions. No adjustment for Conditions of Sale will be made.

Real Property Rights Conveyed

The first adjustment to be considered is for any differences in the property rights being conveyed in the sale. Properties in which less than the full Fee Simple Estate is transferred frequently sell for a lesser price. Land conveyed as a Fee Simple may not be immediately developable, or the rents paid under the lease may impact the desirability of a particular site and hence, the price paid. If the leasehold estate is conveyed, any improvements constructed may exhibit a different expense structure (and net income stream) than an improved property where land and building are held in common ownership. Because these factors can have an impact on value, one of the initial steps in the valuation process is a determination of the real property interests, which have been conveyed.

No determination could be made whether the Leased Fee Interest of the adjusted sales were significantly different than the Fee Simple Interest of the Subject. Reportedly, the lease rates of the sales represent market rates based upon the tenant's creditworthiness, lease term and type of finishout. Therefore, no adjustment will be made.

Location/Access/Visibility

The Subject Property is located on the northeast corner of Greenville Avenue and Collins Boulevard with additional frontage along the west side of Alma Road in the City of Richardson. Greenville Avenue is a six-lane, northeast/southwest, divided primary thoroughfare that provides access to LBJ Freeway to the south and the George Bush Tollway (SH-190) to the north. Collins Boulevard is a four/six-lane, east/west, divided primary thoroughfare that provides access to Plano Road


Humphries & Associates                X - 22                        D-7U/04-1991
to the east and Central Expressway to the west. Collins Boulevard is raised at Greenville Avenue and crosses Central Expressway. Access to Greenville Avenue from Collins Blvd. is available from a one-lane, access road. The Alma Road is a four-lane, north/south, divided roadway that merges with Greenville Avenue to the north and Collins Boulevard to the south.

Access to the Subject is available from two curb cuts along Greenville Avenue, one curb cut along the one-lane access road to Greenville Avenue and two-curb cuts along Collins Boulevard. The tract has good visibility and access from Central Expressway (US-75) which is located approximately 200' west of the Subject. The Subject Property is considered to have good access and visibility and is located in an area heavily developed with office uses.

The Subject is located in zip code 75080 and the Richardson Submarket. The average rental rate and occupancy for Class A space within this sector is $18.95/SF and 78%, respectively according to DFW RealSmart. The weighted rent/occupancy of the Subject is $14.78/SF. The zip code has a 2003 population of 43,844 which represents a 2.0% annual increase from 2000. The median household income is $61,393.

Sale 2 is located on the SEC of Lomo Alto Drive and Sherry Lane in the City of Dallas. Lomo Alto is a two-lane, one-way, northbound access road to the Dallas North Tollway. Sherry Lane is a two-lane, east/west secondary roadway. Sale 2 is located within Preston Center which is heavily developed with office uses. Preston Center historically has the highest office rents in the D/FW area. The location is considered superior to the Subject and a downward adjustment is warranted.

Sale 2 is located in zip code 75225 and the North Dallas Submarket. The average rental rate and occupancy for Class A space within this sector is $24.08/SF and 89%, respectively. The weighted rent/occupancy of this sale is $21.43/SF. The zip code has a 2003 population of 20,400 which represents a 0.5% annual increase since 2000. The median household income is $124,474. The overall location is superior to the Subject and a downward adjustment will be made.

Sale 6 is located along Turtle Creek Boulevard at Cedar Springs Avenue in the City of Dallas. Cedar Springs Avenue is a primary thoroughfare while Turtle Creek Boulevard is a secondary roadway that provides average access and visibility. This sale is located in an area heavily development with office and high-rise residential uses.

Sale 6 is located in zip code 75204 and the Oak Lawn Submarket. The average rental rate and occupancy for Class A space within this sector is $21.70/SF and 76%, respectively. The weighted rent/occupancy of this sale is $16.49/SF. The zip code has a 2003 population of 23,802 which represents a 3.3% annual increase since 2000. The median household income is $44,870. The overall location is considered superior to the Subject and a downward adjustment will be made.

Sale 8 is located along the southeast side of Highland Avenue at Clubridge Drive just north of State Highway 121 in the City of Lewisville. Highland Avenue is a four-lane secondary roadway. The building has visibility from State Highway 121.


Humphries & Associates                X - 23                        D-7U/04-1991

Sale 8 is located just north of State Highway 121 (SH-121) and approximately one mile southwest of Stemmons Freeway (IH-35E). SH-121 is being extended from Stemmons Freeway to the SH-121 merge (Subject area) to the southwest and has greatly enhanced the accessibility to the area. Vista Ridge Mall is located approximately 3,000' northeast of the Subject.

Sale 8 is located in the Lewisville submarket. This office submarket has an average rent and occupancy for Class A space of $15.20/SF and 66%. The weighted rent/occupancy is $10.32/SF. The overall location is deemed inferior to the Subject and an upward adjustment will be made.

Based on a weighted rent/occupancy analysis, downward adjustments of approximately 45% and 12%, respectively are indicated to Sale 2 and Sale 6. For our analysis, downward adjustments of 20% and 15%, respectively are reasonable and will be applied to Sale 2 and 6. The indicated adjustment to Sale 8 is approximately 30% to Sale 8. The indicated adjustment is considered high and a tempered upward adjustment of 5% upward will be applied.

Age/Condition

The Subject Property was completed in 1999 and is considered in good condition. The comparable sales were constructed in 1999, 1986 and 2004, respectively and are considered in good condition similar to the Subject. Sale 6 is 13 years older than the Subject and will be adjusted upward 3% due to its inferior age. Comparable 8 is new construction and will be adjusted downward by 3%. No adjustment is considered necessary to Sale 2.

Density

The Subject has a FAR of 1.05:1. This compares to the FAR of Sales 2, 6 and 8 of 3.37:1, 3.28:1 and 0.32:1. The Subject has a lower FAR versus Sales 2 and 6 and a higher FAR compared to Sale 8. The Subject and comparables have structured parking which offsets a majority of the adjustment. For our analysis, an upward adjustment of 5% will be applied to Sales 2 and 6. No adjustment is considered necessary to Sale 8.

Size

The Subject contains 298,766 SF. The comparable sales range from 160,000 SF to 196,997 SF. The overall size of the Subject and comparable sales is similar and no adjustment is warranted.


Humphries & Associates                X - 24                        D-7U/04-1991

Amenities

The Subject is an eleven-story office building with multi-level parking garage. The Subject's upper floors offer scenic views and the parking structure provides security. Comparables 2 and 6 are nine and fourteen-story office buildings with multi-level parking structures and no adjustment is necessary. Sale 8 is a three-story office building with surface parking as well as a 3 level parking garage and parking underneath the building. Sale 8 is considered to have inferior amenities compared to the Subject and an upward adjustment is warranted. For our analysis, a subjective upward adjustment of 5% is considered reasonable and will be applied to Sale 8.

Occupancy/Tenancy

The Subject and comparable sales are all leased to stabilized occupancy levels. The overall tenant credit of the Subject and comparables is also considered similar. No adjustment for occupancy or tenancy will be applied.

Conclusion

The comparables have an adjusted range of $150.94/SF to $165.69/SF with an average of $158.32/SF. All of the comparable sales are considered good indicators of value and will receive equal emphasis indicating the middle of the adjusted range. Therefore, based upon the physical and locational characteristics of the Subject Property as compared to the market sales, an appropriate price per SF for the Subject Property is considered to be say, $155.00/SF to $160.00/SF.


NLA of Subject Property                      298,766              298,766
Price Per Square Foot                      x $155.00             x $160.00
                                           ---------             ---------

                                         $46,308,730     to    $47,802,560

Estimated "As Is" Market Value Range
via Market Data Approach        Say,     $46,300,000     to    $47,800,000


Humphries & Associates                X - 25                        D-7U/04-1991

                          CORRELATIONS AND CONCLUSIONS

The purpose of this appraisal is to estimate the Leased Fee Market Value of the Subject Property "As Is" as of July 8, 2004. The methods used to estimate the value of the Subject Property are outlined in the Appraisal Procedure section of this appraisal. The estimated values are summarized below.

Land Value
"As Vacant and Available to be Developed:       $2,600,000

Excess Land
"As Vacant and Available to be Developed:       $1,400,000

Value Indicated by Cost Approach:
      "As Is"                                   $46,000,000*

Value Indicated by Income Approach:
      "As Is"                                   $47,100,000*

Value Range Indicated by Market Approach:
      "As Is"                                   $46,300,000 - $47,800,000*

*Not including Excess Land

Physical factors control the effectiveness of the Subject Property (the ability to compete in the market for tenants). The design, and condition of the Subject Improvements are similar to other office buildings in the Dallas area.

The Cost Approach is an accurate gauge of the current replacement cost of the Subject Property. It reflects the design and construction characteristics of the Subject Improvements and current cost trends. However, it does not adequately reflect current office market conditions in the Subject Neighborhood and the D/FW area.

Rental, occupancy, and expense trends in the Subject's area and the immediate area are incorporated into the estimates of value via the Income and Market Approaches. The estimated


Humphries & Associates               XI - 1                         D-7U/04-1991
market rentals and occupancy were based upon the location, design, and age/condition of the Subject Property.

The Income Approach value was derived via direct capitalization and yield capitalization methods. Direct capitalization and Discounted Cash Flow Analysis are considered to be a close approximation of market value and is based upon the income-producing potential of the Subject Property. The discounted cash flow analysis analyzes the actual leases and projects the rental income, occupancy levels and operating expenses on a typical holding period based upon historical and projected future market trends. This approach is considered to be the most reliable indication of market value.

The Market Approach is derived from sales of office buildings in the Dallas area. These sales are all in similar economic environments as the Subject Property. The Market Approach reflects current investor attitudes toward properties similar to the Subject and supports the value indicated by the Income Approach.

Based upon the foregoing analysis, the estimated Leased Fee Market Value of the Subject Property as of July 8, 2004, is:

      Leased Fee Market Value "As Is" of Improvements             $47,100,000*

      Fee Simple Market Value "As Is" of Excess Land              $ 1,400,000


*Not including excess land.


Humphries & Associates               XI - 2                         D-7U/04-1991

                                  CERTIFICATE


I certify that, to the best of my knowledge and belief,...

      The statements of fact contained in this report are true and correct.

      The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, impartial, unbiased professional analyses, opinions, and conclusions.

      As of the date of the appraisal only, I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

      My compensation is not contingent on the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. This appraisal assignment was not based on a requested minimum valuation, specific valuation, or the approval of a loan.

      No one provided significant professional assistance to the persons signing this report.

      My analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute.

      The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

      As of the date of the appraisal, I have completed the requirements of the continuing education program of the Appraisal Institute.

      Greg Connelly participated in preparing the analysis, conclusions, and opinions concerning real estate that are set forth in the appraisal report. The Subject Property, all comparable data, and surrounding neighborhood were physically inspected by Greg Connelly and Bryan Humphries.


Humphries & Associates               XI - 3                         D-7U/04-1991

      Based upon my investigation and my experience, I estimate that the Leased Fee Market Value of the Subject improvements and Fee Simple Market Value of the excess Land as of July 8, 2004, under the assumptions and limiting conditions as stated, is:

      Leased Fee Market Value "As Is" of Improvements           $47,100,000*

      Fee Simple Market Value "As Is" of Excess Land            $ 1,400,000

      *Not including Excess Land


___________________________                     ___________________________
Bryan E. Humphries, MAI                         Greg Connelly
TX-1320676-G                                    TX-1324452-G


Humphries & Associates               XI - 4                         D-7U/04-1991

SUMMARY OF QUALIFICATIONS - Bryan E. Humphries, MAI

Currently

Owner, BRYAN E. HUMPHRIES, INC.

Experience

Over 24 years experience in the appraisal of real properties, including commercial, multi-family, industrial, and special purpose properties, for mortgage bankers, savings and loan associations, insurance companies, attorneys, private individuals, public utilities, and governmental agencies.

Primary areas of concentration during the last five years include the appraisal of multi-family and office properties. Additional experience includes ownership and management of various multi-family and office properties.

Education

Graduated from Texas Tech University in 1974:  B.B.A. Business
Graduated from Texas Tech University in 1976:  M.S. Finance
Completed college, SREA, and AIREA courses in real estate appraisal Qualified as "Expert" in real estate valuation in various courts


Professional Designations and Affiliations

MAI                 Member (#6514), Appraisal Institute

AI Admissions Committee, North Texas Chapter 17, 1983-1992 (Chairman, 1989-1990); National Admissions Review (1994-1996); Education Committee (1988); Region 8 Representative (1994, 1996, 1997, 2002); North Texas Chapter 17 Board of Directors (1993 - 1995; 1999 - 2001) Appraisal Institute National Screener (1996-2001)

Broker              Licensed Broker (#216136-12), Texas Real Estate Commission

State Certified     Texas State Certified - General Real Estate Appraiser
                    (#TX 1320676-G)

State Certified     Texas State Certified - Property Tax Consultant (00003440)

Member              North Texas Commercial Association of Realtors

Member              Real Estate Financial Executive Association


Humphries & Associates                                              D-7U/04-1991